================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               HealthCentral.com
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               HEALTHCENTRAL.COM
                       6001 SHELLMOUND STREET, SUITE 800
                              EMERYVILLE, CA 94608

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD JUNE 16, 2000

   The annual meeting of stockholders of HealthCentral.com, a Delaware corporation, will be held on Friday, June 16, 2000, at 9:00 a.m. local time, at the Berkeley Marina Radisson Hotel, 200 Marina Boulevard, Berkeley, California 94710, for the following purposes:

  1. To approve the merger of a wholly owned subsidiary of HealthCentral.com with and into Vitamins.com, Inc. and the issuance of shares of HealthCentral.com common stock to the stockholders of Vitamins.com, Inc. pursuant to the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2000, among HealthCentral.com, HCC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HealthCentral.com, and Vitamins.com, Inc., a Delaware corporation. Approval of the merger will constitute approval of the appointment of Robert M. Haft and C. Sage Givens to HealthCentral.com's board of directors;

  2. To elect two directors of HealthCentral.com to serve until 2003 or until their successors are elected and qualified;

  3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of HealthCentral.com for the fiscal year ending December 31, 2000; and

  4. To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

   Each of the foregoing items of business is more fully described in the Proxy Statement that accompanies this notice and a copy of the merger agreement is attached as Appendix A to the Proxy Statement.

   Only stockholders of record at the close of business on May 8, 2000 are entitled to notice of and to vote at the annual meeting and at any continuation, postponement or adjournment thereof, including, without limitation, potential adjournments or postponements of the annual meeting for the purposes of soliciting additional proxies in order to approve and adopt the foregoing proposals.

   Your vote is important. All stockholders are cordially invited and encouraged to attend the annual meeting. To ensure your representation at the annual meeting, please carefully read the accompanying Proxy Statement, which describes the matters to be voted on at the annual meeting, and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you attend the annual meeting and vote in person, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. The prompt return of your proxy card will assist us in preparing for the annual meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Mark A. Medearis
                                          --------------------
                                          Mark A. Medearis
                                          Secretary

                               HEALTHCENTRAL.COM
                       6001 SHELLMOUND STREET, SUITE 800
                              EMERYVILLE, CA 94608

                               ----------------

                                PROXY STATEMENT

                               ----------------

                               May 15, 2000

   This Proxy Statement is furnished in connection with the solicitation by the board of directors of HealthCentral.com ("HealthCentral") of proxies for use at the annual meeting of stockholders to be held on June 16, 2000 and any continuation, adjournment or postponement thereof. At the annual meeting, stockholders will be asked to approve the merger of a wholly owned subsidiary of HealthCentral with and into Vitamins.com, Inc. ("Vitamins.com") and the issuance of shares of HealthCentral common stock to the stockholders of Vitamins.com pursuant to the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2000, among HealthCentral, HCC Acquisition Corp., a wholly owned subsidiary of HealthCentral, and Vitamins.com. Consummation of the merger will result in Vitamins.com becoming a wholly owned subsidiary of HealthCentral, and in the stockholders of Vitamins.com receiving shares of the common stock of HealthCentral. Approval of the merger will constitute approval of the appointment of Robert M. Haft and C. Sage Givens to HealthCentral's board of directors. At the annual meeting, stockholders will also be asked to elect two other directors of HealthCentral to serve until 2003 or until their successors are elected and qualified, and to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of HealthCentral for the fiscal year ending December 31, 2000.

   As of May 8, 2000, HealthCentral had 22,703,659 shares of common stock outstanding. Only stockholders of record at the close of business on May 8, 2000, will be entitled to vote at the annual meeting. Each stockholder will be entitled to one vote for each share of common stock outstanding in his or her name on the records of HealthCentral. Assuming the presence of a quorum, approval of the merger and the issuance of shares and the ratification of the independent accountants require the affirmative vote of a majority of the total votes cast on each proposal, and election of the nominees to the board requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the proposal.

   All proxies duly executed and received will be voted on all business properly presented at the annual meeting and any adjournment or postponement thereof. Only such business as is brought before the annual meeting by or at the direction of the board of directors will be conducted at the annual meeting. Proxies that specify a vote on a proposal will be voted in accordance with such specification. Proxies that do not specify a vote on a proposal will be voted in accordance with the recommendation of the board of directors. If a HealthCentral stockholder abstains from voting or does not vote, either in person or by proxy, such abstention or non-vote will have no effect on the voting of the proposals. The board of directors knows of no business to be brought before the annual meeting other than as described in this Proxy Statement. However, if other business is properly brought before the annual meeting, the holder of the proxies will vote on those proposals in his discretion. A stockholder voting by means of a proxy has the power to revoke it at any time before it is exercised by submitting another proxy bearing a later date, by notifying the Secretary of HealthCentral in writing of such revocation or by voting in person at the annual meeting.

   The board of directors of HealthCentral, after careful consideration, has approved the merger agreement, has declared the merger advisable and in the best interests of HealthCentral and its stockholders and recommends that you vote "for" (1) the approval of the merger and the issuance of HealthCentral common stock pursuant to the merger agreement, (2) the election of the nominated directors and (3) the ratification of the appointed independent accountants.

   HealthCentral will pay the expense of soliciting proxies. Proxies will be solicited by mail. Proxies may also be solicited by telephone calls or other electronic means, or personal calls by officers, directors, or employees of HealthCentral, none of whom will be specially compensated for soliciting proxies. This Proxy Statement and the accompanying proxy were mailed on or about May 16, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   1

SUMMARY TERM SHEET FOR ACQUISITION OF VITAMINS.COM........................   1

QUESTIONS AND ANSWERS.....................................................   1

SUMMARY OF THE PROXY STATEMENT............................................   3
Date, Time and Place of Annual Meeting....................................   3
Purpose of Annual Meeting.................................................   3
Voting Rights.............................................................   3
Required Votes............................................................   3
The Companies Involved in the Merger......................................   4
Summary of the Merger.....................................................   4

FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT........................   7

HEALTHCENTRAL SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA.............   8

VITAMINS.COM SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA..............   9

UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.....  10

PRO FORMA FINANCIAL DATA..................................................  12
Unaudited Pro Forma Combined Condensed Balance Sheet......................  13
Unaudited Pro Forma Combined Statements of Operations.....................  14
Notes to Unaudited Pro Forma Combined Condensed Financial Statements......  17

COMPARATIVE PER SHARE DATA................................................  19

THE ANNUAL MEETING........................................................  20
Date, Time and Place of Annual Meeting....................................  20
Purpose of Annual Meeting.................................................  20
Votes Required............................................................  20
Record Date; Outstanding Shares; Quorum; Voting Rights....................  21
Revocation of Proxies.....................................................  21
Expenses of Proxy Solicitation............................................  21

PROPOSAL NO. 1--APPROVAL OF THE MERGER....................................  22
Approval of the Merger and the Issuance of Shares.........................  22
Required Votes............................................................  22
Recommendation of the Board...............................................  22
Risk Factors Relating to the Merger.......................................  22
  HealthCentral may not be able to achieve the benefits it expects to result from the merger.................................................  22
  The exchange ratio for HealthCentral common stock that Vitamins.com stockholders will receive in the merger depends on the value of
   HealthCentral's stock, and may change in the event of any change in
   HealthCentral's stock price. ..........................................  23
  The merger could adversely affect HealthCentral's combined financial results or the market price of its common stock. ......................  23
  Uncertainties associated with the merger may cause HealthCentral or
   Vitamins.com to lose customers. .......................................  23
  Failure to complete the Merger could hurt HealthCentral's business. ....  23
  We may be exposed to liabilities that are not covered by the indemnification available under the merger agreement, which may harm our business, results of operation and financial condition. ...........  24
  It is likely that HealthCentral will continue to experience operating losses and negative cash flow from operations..........................  24

  Page
  ----
  The Combined Company's continuing need for significant capital could
   adversely affect our earnings and cash flow. ...........................   24
  As a consequence of the merger, our business may become subject to new or
   increased risks.........................................................   24
Special Factors About the Merger...........................................   25
  Information Concerning Vitamins.com......................................   25
  Background of the Merger.................................................   25
  HealthCentral's Reasons for the Merger...................................   27
  Opinion of Financial Advisor.............................................   28
  Interests of Certain Directors and Officers in the Merger................   31
  Government and Regulatory Approval.......................................   32
  Accounting Treatment.....................................................   32
  U.S. Federal Income Tax Consequences of the Merger.......................   32
  Appraisal Rights.........................................................   32
  Resale of HealthCentral Stock............................................   33
  Operations Following the Merger..........................................   33
Terms of the Merger........................................................   33
  General; Effective Time and Effects of the Merger........................   33
  Directors of HealthCentral Immediately Following the Merger..............   34
  Exchange Ratio...........................................................   34
  No Fractional Shares.....................................................   35
  Exchange Agent; Exchange of Certificates.................................   35
  Representations and Warranties...........................................   35
  Conduct of Business Pending the Merger...................................   36
  Interim Loans............................................................   37
  No Solicitation by Vitamins.com..........................................   37
  Conditions to the Completion of the Merger...............................   37
  Escrow and Indemnification...............................................   39
  Registration Rights......................................................   39
  Expenses.................................................................   40
  Termination..............................................................   40
  Termination Payments Payable by HealthCentral............................   40
  Amendment................................................................   41
  Treatment of Vitamins.com Stock Options..................................   41
  Voting Agreement.........................................................   41
  Written Consent and Agreement of Stockholders of Vitamins.com............   41
  Executive Employment Agreements and Non-Competition Agreements...........   42

PROPOSAL NO. 2--ELECTION OF DIRECTORS......................................   43
Nominees for Election as Director to Serve Until 2003......................   43
Required Votes.............................................................   43
Recommendation of the Board................................................   43
Board Meetings and Committees..............................................   43
Report of the Compensation Committee of the Board of Directors on Executive
 Compensation..............................................................   44
Executive Officer and Director Compensation................................   46
Compensation Committee Interlocks and Insider Participation................   52
Security Ownership of Certain Beneficial Owners and Management.............   52
Stock Performance Graph....................................................   54
Certain Relationships and Related Transactions.............................   54


  Page
  ----
PROPOSAL NO. 3--RATIFICATION OF INDEPENDENT ACCOUNTANTS...................   58
Required Votes............................................................   58
Recommendation of the Board...............................................   58

INFORMATION ABOUT VITAMINS.COM, INC.......................................   59
Business Description......................................................   59
Business Strategy.........................................................   60
Growth Strategy...........................................................   61
The Vitamins.Com Internet Website.........................................   61
The Vitamins.Com Catalog..................................................   62
The Vitamins.Com Retail Stores............................................   63
Merchandising, Advertising And Marketing Strategy.........................   63
Technology and Systems....................................................   64
Order Processing And Fulfillment..........................................   64
Competition...............................................................   64
Government Regulation.....................................................   66
Employees.................................................................   67
Intellectual Property.....................................................   68
Facilities................................................................   68
Legal Proceedings.........................................................   68
Market for Common Equity and Related Stockholder Matters..................   68

VITAMINS.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................   69
Overview..................................................................   69
Results of Operations.....................................................   69
Year Ended December 31, 1999 Compared to Year Ended December 31, 1998.....   70
Year Ended December 31, 1998 Compared to Year Ended December 31, 1997.....   71
Liquidity and Capital Resources...........................................   71
Recent Accounting Pronouncements..........................................   72
Year 2000 Compliance......................................................   73

OTHER MATTERS.............................................................   73
Stockholder Proposals.....................................................   73
Where You Can Find More Information.......................................   73

INDEX TO FINANCIAL STATEMENTS.............................................  F-1
Report of Independent Public Accountants..................................  F-2
Consolidated Balance Sheets as of December 31, 1999 and 1998..............  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1999, 1998 and 1997......................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1999, 1998 and 1997.........................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1999, 1998 and 1997......................................................  F-6
Notes to Consolidated Financial Statements for the Years Ended December
 31, 1999, 1998 and 1997..................................................  F-7

APPENDICES

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The Securities and Exchange Commission (the "SEC") allows this Proxy Statement to incorporate by reference information which is presented to stockholders simultaneously with this document. Important business and financial information about HealthCentral can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 10, 2000, as amended on April 18, 2000, which is included in the materials you received with this Proxy Statement and is hereby incorporated by reference.

               SUMMARY TERM SHEET FOR ACQUISITION OF VITAMINS.COM

   This Proxy Statement solicits your vote on several matters at HealthCentral's annual meeting of stockholders on June 16, 2000. The acquisition of Vitamins.com by HealthCentral is one of the matters that will be voted on at the annual meeting. HealthCentral proposes to acquire Vitamins.com on the following terms:

  . HealthCentral will acquire all of the shares of capital stock of Vitamins.com in a merger transaction in exchange for up to $103,500,000 in HealthCentral common stock. The number of shares of HealthCentral common stock that holders of Vitamins.com capital stock will receive will vary based on the average closing price of our common stock prior to the merger, and could result, at the time of the merger, in Vitamins.com stockholders holding up to one share less than 50% of the stock of the combined company. See "Terms of the Merger--Exchange Ratio" on page 34.

  . Upon the consummation of the merger, Vitamins.com, Inc. will be a wholly owned subsidiary of HealthCentral. See "Terms of the Merger--General; Effective Time and Effects of the Merger" on page 33.

  . 10% of our common stock otherwise issuable to the Vitamins.com stockholders will be held in escrow following the merger to indemnify HealthCentral against losses arising from any breaches of Vitamins.com's representations, warranties or covenants under the merger agreement, and from certain pending claims against Vitamins.com. See "Terms of the Merger--Escrow and Indemnification" on page 39.

  . If the merger is consummated, Robert M. Haft and C. Sage Givens will be placed on the board of directors of HealthCentral to serve until 2003 or until their successors are elected and qualified. Mr. Haft will continue to serve as the President of Vitamins.com. See "Terms of the Merger-- Directors of HealthCentral Immediately Following the Merger" on page 34.

                             QUESTIONS AND ANSWERS

Q. When do you expect the merger to be completed?

A. We are working to complete the merger as soon as possible. In addition to obtaining stockholder approval, we must satisfy certain other conditions set forth in the merger agreement. We hope to complete the merger by June 19, 2000.

Q. What will Vitamins.com stockholders receive in the merger?

A. Vitamins.com stockholders will receive up to $103,500,000 in HealthCentral common stock, subject to specified adjustments and to the escrow provisions described herein. The exact number of HealthCentral shares to be issued to Vitamins.com stockholders will depend on the average trading price of HealthCentral common stock for the ten days preceding the business day prior to the closing date of the merger. For example, if the average closing price of our common stock for the ten-day period were $4.125 (the closing price of our stock on May 4, 2000), and there were no adjustments to the $103,500,000 purchase price, stockholders of Vitamins.com would receive .447 shares of our common stock for each share of Vitamins.com stock they own, or an aggregate of 25,090,909 shares. However, under the terms of the merger agreement the number of shares of our common stock that Vitamins.com stockholders may receive in exchange for their Vitamins.com stock cannot exceed the number of shares of our common stock outstanding immediately prior to the closing of the merger, less one. Therefore, if the number of our shares outstanding immediately prior to the merger was less than 25,090,909, the number of shares of our common stock that Vitamins.com stockholders would receive would be capped, and immediately after the close of the merger Vitamins.com stockholders would hold one share less than 50% of the outstanding shares of the combined company.

Q. When and where will the annual meeting take place?

A. The annual meeting will be held on Friday, June 16, 2000, at 9:00 a.m. local time, at the Berkeley Marina Radisson Hotel, 200 Marina Boulevard, Berkeley, California 94710.

Q. What do I need to do now?

A. After carefully reviewing this Proxy Statement, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible. If you sign and send in your card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the other proposals at the annual meeting or any continuation, adjournment or postponement thereof.

Q. Can I vote my shares in person?

A. Yes. You may attend the annual meeting and vote your shares in person.

Q. What do I do if I want to change my vote?

A. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy to HealthCentral's corporate Secretary before the stockholders' meeting, or by attending the stockholders' meeting and voting in person.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker cannot vote your shares for or against the merger without instructions from you. You should instruct your broker how to vote your shares, following the directions provided by your broker on how to instruct your broker to vote your shares.

Q. Who can help answer my questions?

A. If you have any questions about the merger or any other questions relating to this Proxy Statement, please contact Fred Toney, HealthCentral's Executive Vice President and Chief Financial Officer, at (510) 250-2603.

                         SUMMARY OF THE PROXY STATEMENT

   The following is a summary of the information contained elsewhere in this Proxy Statement and the attached appendices. This summary does not purport to contain a complete statement of all material information relating to the merger agreement, the merger, or the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information contained or incorporated by reference in or attached to this Proxy Statement. HealthCentral stockholders should carefully read this Proxy Statement in its entirety, as well as the appendices attached hereto.

Date, Time and Place of Annual Meeting

   The annual meeting of stockholders of HealthCentral will be held on Friday, June 16, 2000, at 9:00 a.m. local time, at the Berkeley Marina Radisson Hotel, 200 Marina Blvd., Berkeley, California 94710.

Purpose of Annual Meeting

   At the Annual meeting, HealthCentral stockholders will be asked to:

  1. Approve the merger of a wholly owned subsidiary of HealthCentral with and into Vitamins.com and the issuance of shares of HealthCentral common stock to the stockholders of Vitamins.com pursuant to the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2000, among HealthCentral, HCC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HealthCentral, and Vitamins.com, a Delaware corporation. Approval of the merger will constitute approval of the appointment of Robert M. Haft and C. Sage Givens to HealthCentral's board of directors;

  2. Elect two directors of HealthCentral to serve until 2003 or until their successors are elected and qualified;

  3. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of HealthCentral for the fiscal year ending December 31, 2000; and

  4. Transact any other business as may properly come before the meeting and any continuation, adjournment or postponement thereof.

Voting Rights

   The board of directors has set the close of business on May 8, 2000 as the record date for determining stockholders entitled to vote at the annual meeting. At the annual meeting, each share of HealthCentral common stock outstanding on the record date will be entitled to one vote. As of the record date, there were 22,703,659 shares of HealthCentral common stock outstanding and entitled to vote. As of that date, there were approximately 163 holders of record of HealthCentral common stock.

   Any proxy given at any time by a stockholder may be revoked by the stockholder at any time before it is voted by delivering a written notice to the Secretary of HealthCentral, by executing and delivering a later-dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting by a stockholder who has executed and delivered a proxy to HealthCentral will not in and of itself constitute a revocation of the proxy.

Required Votes

   Assuming the presence of a quorum, the approval of the merger and the issuance of shares and the ratification of the independent accountants require the affirmative vote of a majority of the total votes cast on each proposal, and election of the nominees to the board of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the proposal.

   At the time of the execution of the merger agreement, holders of approximately 41% of HealthCentral's common stock entered into voting agreements in which they agreed to vote their shares in favor of the merger and the issuance of shares of HealthCentral common stock to Vitamins.com stockholders in connection with the merger.

The Companies Involved in the Merger

   HealthCentral.com
   6001 Shellmound Street, Suite 800
   Emeryville, California 94608
   (510) 250-2500

   HealthCentral provides online healthcare information and sells health-related products to consumers through the HealthCentral online network. This network of information services provides consumers with highly personalized interactive tools, including customized newsletters, personalized health information pages and personalized risk assessments. HealthCentral's online drugstore, HealthCentralRx.com, carries over 23,000 different health-related products and has access to 85 Pharmacy Benefit Manager contracts. In addition, HealthCentral enables healthcare institutions to provide healthcare information to their patients and consumers through private label websites that HealthCentral designs, hosts and maintains.

   Vitamins.com, Inc.
   2924 Telestar Court
   Falls Church, Virginia 22042
   (703) 645-8800

   Vitamins.com is a retailer that provides vitamins, minerals and other nutritional supplements, as well as related health and wellness products and information. Vitamins.com operates an online retail website at www.vitamins.com, a catalog division and ten retail stores in the Maryland and Virginia suburbs of Washington, DC, as well as its own warehouse and fulfillment facility. Vitamins.com offers its customers over 4,000 different branded and private label products, and provides information on nutritional, health, wellness and related matters.

   HCC Acquisition Corp.
   6001 Shellmound Street, Suite 800
   Emeryville, California 94608
   (510) 250-2500

   HCC Acquisition Corp. is a Delaware corporation organized by HealthCentral for the purpose of effecting the merger. It has no material assets and has not engaged in any activities except in connection with the merger.

Summary of the Merger

   Merger Consideration (See p. 33)

   If the merger is completed, holders of Vitamins.com capital stock will receive $103,500,000 in HealthCentral common stock, less certain transaction expenses over $100,000 incurred by Vitamins.com and subject to specified limitations on the number of shares to be issued. The exact number of shares Vitamins.com stockholders will receive will be calculated using an exchange ratio that is based on the average closing price of our common stock for the ten days preceding the last business day prior to the effective time of the merger. For example, if the average closing price of our common stock for the ten-day period were $4.125 (the closing price of our stock on May 4, 2000), and there was no adjustment to the $103,500,000 purchase price, stockholders of

Vitamins.com would receive .447 shares of our common stock for each share of Vitamins.com stock they own, or an aggregate of 25,090,909 shares. However, under the terms of the merger agreement the number of shares of our common stock that Vitamins.com stockholders may receive in exchange for their Vitamins.com stock cannot exceed the number of shares of our common stock outstanding immediately prior to the closing of the merger, less one. Therefore, if the number of our shares outstanding immediately prior to the merger was less than 25,090,909, the number of shares of our common stock that Vitamins.com stockholders would receive would be capped, and immediately after the close of the merger Vitamins.com stockholders would hold one share less than 50% of the outstanding shares of the combined company.

   Recommendation of HealthCentral's Board of Directors (See p. 22)

   On March 14, 2000, HealthCentral's board of directors, after careful consideration, approved the merger agreement and the merger, and declared the merger advisable and in the best interests of HealthCentral and the HealthCentral stockholders. The HealthCentral board of directors recommends that you vote "for" the approval of the merger and the issuance of shares pursuant to the merger agreement.

   To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, see pages 25 and 27.

   Stock Options (See p. 41)

   When the merger is completed, all outstanding options to purchase Vitamins.com stock will be assumed by HealthCentral and will be converted into options to purchase HealthCentral common stock.

   Conditions to Completion of the Merger (See p. 37)

   The completion of the merger is subject to various conditions, of which the primary ones are:

  . Stockholders of HealthCentral must approve the merger and the issuance of shares pursuant to the merger agreement; and

  . HealthCentral and Vitamins.com must obtain all necessary government and regulatory approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Early termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was received on April 14, 2000.

   Board Composition (See p. 34)

   If the merger is consummated, the number of directors on our board will be increased from nine to ten, and Robert M. Haft and C. Sage Givens will become members of Class I, to serve until 2003 or until their successors are elected and qualified. If the merger is not completed, the number of directors on our board will be decreased from nine to eight, and there will be only two members of Class I.

   Termination of the Merger Agreement (See p. 40)

   The boards of directors of HealthCentral and Vitamins.com may jointly agree in writing to terminate the merger agreement without completing the merger. In addition, either company may terminate the merger agreement prior to completion of the merger if:

  . there has been a material breach of any representation, warranty or covenant by the other party, which breach has not been cured within 15 days; or

  . the merger is not completed by September 30, 2000.

   Termination Payments (See p. 40)

   Under the merger agreement, if the merger does not occur for any reason other than as a result of a breach by Vitamins.com of its representations, warranties or covenants, we are required to purchase up to $6,000,000 in shares of Vitamins.com Series C Preferred Stock.

   Escrow and Indemnification (See p. 39)

   Under the merger agreement, 10% of the shares of our common stock otherwise issuable to the Vitamins.com stockholders will be held in escrow until the first anniversary of the effective date of the merger or until we have issued our first independent audit report showing our combined results of operations with Vitamins.com. The shares held in escrow will be available to indemnify us against potential breaches of Vitamins.com's representations, warranties or covenants under the merger agreement, and against certain pending claims against Vitamins.com.

   The Voting Agreements (See p. 41)

   Concurrently with the execution of the merger agreement, holders of approximately 41% of our outstanding stock entered into voting agreements under which they agreed to vote their shares in favor of the merger.

   Appraisal Rights (See p. 32)

   Our stockholders are not entitled to appraisal rights in this transaction.

   Accounting Treatment of the Merger (See p. 32)

   HealthCentral and Vitamins.com intend for the business combination to be effected by the merger to be accounted for as a pooling-of-interests.

   Ability to Sell HealthCentral Stock (See p. 33)

   The shares to be issued to Vitamins.com stockholders pursuant to the merger are restricted shares, and may not be sold or exchanged in the public market except pursuant to an effective registration statement covering those shares or an exemption from the applicable registration requirements. Pursuant to the merger agreement, we have agreed to file a registration statement covering those shares no earlier than December 2000 and no later than 210 days following the merger.

               FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT

   This Proxy Statement, including information incorporated by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to various matters, including: the business strategies and projected synergies to be derived from the merger; pro forma information relating to the merger; tax treatment of the merger; regulatory matters; competitive positions; growth opportunities for the combined company; plans and objectives of management; and the stock price of HealthCentral. Statements in this Proxy Statement that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. These forward-looking statements, including those relating to the future business prospects, revenues and income of HealthCentral, Vitamins.com and the combined company, wherever they appear in this Proxy Statement or material incorporated by reference, are necessarily estimates reflecting the best judgment of the senior management of the subject company. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this Proxy Statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, those factors set forth in "Risk Factors Relating to the Merger" beginning on page 22 and those factors discussed in HealthCentral's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, incorporated by reference in this Proxy Statement.

   Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found at various places throughout this Proxy Statement and HealthCentral's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, which is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement or, in the case of HealthCentral's Annual Report on Form 10-K, as amended, as of the date of that document.

   You should understand that it is not possible to predict or identify all factors that could affect HealthCentral's and Vitamins.com's ability to achieve the results described in any forward-looking statements, and that the factors referred to above should not be considered a complete statement of all potential risks and uncertainties. You should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from HealthCentral's and Vitamins.com's expectations.

         HEALTHCENTRAL SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

   The following selected consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from the audited consolidated financial statements included in HealthCentral's annual report filed on Form 10-K for the year ended December 31, 1999, as amended. The statement of operations data for the period from inception to December 31, 1996 and the balance sheet data at December 31, 1996 and 1997 are derived from audited financial statements not included in HealthCentral's annual report filed on Form 10-K for the year ended December 31, 1999, as amended. The selected historical financial data should be read in conjunction with HealthCentral's consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in HealthCentral's annual report filed on Form 10-K for the year ended December 31, 1999, as amended, which was provided to you with this Proxy Statement.

                               Period from
                               Inception to     Years Ended December 31,
                               December 31, ----------------------------------
                                   1996       1997       1998         1999
                               ------------ ---------  ---------  ------------
Statement of Operations Data:
Revenues:
 Advertising and eCommerce...   $     --    $     --   $  15,259  $    901,331
 Content subscription and
  license....................         --          --         --        287,422
                                ---------   ---------  ---------  ------------
  Total revenues.............         --          --      15,259     1,188,753
                                ---------   ---------  ---------  ------------
Operating and other expenses:
 Product, content and product
  development................         --          --     136,788     4,398,580
 Sales and marketing.........         --          848    141,516     9,159,290
 General and administrative..          86         300     78,549     2,045,795
 Amortization of intangible
  assets.....................         --          --         --      3,333,961
 Stock compensation..........         --          --     104,641     4,939,694
 Acquired in-process research
  and development............         --          --         --        804,525
                                ---------   ---------  ---------  ------------
  Total operating and other
   expenses..................          86       1,148    461,494    24,681,845
                                ---------   ---------  ---------  ------------
Loss from operations.........         (86)     (1,148)  (446,235)  (23,493,092)
Interest income, net.........         --          --         --        493,706
                                ---------   ---------  ---------  ------------
Net loss.....................         (86)     (1,148)  (446,235)  (22,999,386)
Preferred stock dividend.....         --          --         --     11,388,000
                                ---------   ---------  ---------  ------------
Net loss attributable to
 common stockholders.........   $     (86)  $  (1,148) $(446,235) $(34,387,386)
                                =========   =========  =========  ============
Basic and diluted net loss
 per share...................   $     --    $     --   $   (0.10) $      (4.96)
                                =========   =========  =========  ============
Shares used in computing
 basic and diluted net loss
 per share...................   3,855,486   4,610,000  4,669,628     6,926,485
                                =========   =========  =========  ============

                                                      December 31,
                                          -------------------------------------
                                           1996   1997     1998        1999
                                          ------ ------ ---------- ------------
Balance Sheet Data:
Cash and cash equivalents................ $7,414 $6,773 $1,091,551 $ 77,654,947
Working capital..........................  7,414  6,773  1,039,092   75,766,503
Total assets.............................  7,414  6,773  1,670,281  118,143,101
Long-term obligations....................    --     --         --       292,010
Total stockholders' equity...............  7,414  6,773  1,602,633  112,173,104

--------
See Note 1 of Notes to Consolidated Financial Statements for the computation of per share amounts.

          VITAMINS.COM SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

   The following selected consolidated statement of operations data for the three years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 are derived from the audited consolidated financial statements included elsewhere in this Proxy Statement. The balance sheet data as of December 31, 1997 is derived from audited financial statements not included in this Proxy Statement. The balance sheet data as of December 31, 1996 and the statement of operations data for the period from inception (June 19, 1995) to December 31, 1996 are derived from unaudited consolidated financial statements not included in this Proxy Statement. The selected financial data should be read in conjunction with Vitamins.com's consolidated financial statements and the notes thereto and "Vitamins.com's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement.

                          Period from
                          Inception to       Years Ended December 31,
                          December 31, --------------------------------------
                              1996        1997         1998          1999
                          ------------ -----------  -----------  ------------
Statement of Operations
 Data:
Net sales................  $     --    $   436,406  $ 4,340,297  $ 16,940,977
Cost of sales............        --        288,751    2,646,179    11,797,099
                           ---------   -----------  -----------  ------------
Gross profit.............        --        147,655    1,694,118     5,143,878
Website development
 expense.................        --            --           --        857,712
Advertising and
 marketing...............        --        154,109      324,051     7,749,174
Selling and
 administrative..........     99,449     1,254,149    2,688,008    13,438,817
Amortization.............        --            --           --        323,261
Stock-based
 compensation............        --            --           --      1,306,128
                           ---------   -----------  -----------  ------------
                              99,449     1,408,258    3,012,059    23,675,092
                           ---------   -----------  -----------  ------------
Operating loss...........    (99,449)   (1,260,603)  (1,317,941)  (18,531,214)
Loss on sale of assets...        --            --           --        (32,568)
Interest income
 (expense), net..........        367        (2,997)     (20,519)      284,161
                           ---------   -----------  -----------  ------------
Net loss.................  $ (99,082)  $(1,263,600) $(1,338,460) $(18,279,621)
                           =========   ===========  ===========  ============
Basic and diluted net
 loss per common share...  $   (0.10)  $     (0.23) $     (0.22) $      (1.65)
                           =========   ===========  ===========  ============
Weighted average common
 shares outstanding......  1,031,976     5,464,790    6,064,051    11,054,837
                           =========   ===========  ===========  ============

                                               December 31,
                                ---------------------------------------------
                                  1996       1997        1998        1999
                                --------  ----------  ---------- ------------
Balance Sheet Data:
Cash and cash equivalents...... $  5,025  $  118,159  $3,010,496 $  6,035,125
Working capital................  (31,817)   (321,150)  2,952,650    5,229,453
Total assets...................    7,760   1,462,904   6,526,378   30,694,894
Long-term obligations..........      --      157,404     343,352      500,814
Total stockholders' equity
 (deficit).....................  (29,082)    477,318   4,738,858  (14,673,448)

--------
See Note 1 of Notes to Consolidated Financial Statements for the computation of per share amounts.

     UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

   The unaudited pro forma combined condensed financial information set forth below gives effect to accounting for the merger as a pooling-of-interests, assuming that .391 shares of HealthCentral common stock are issued in exchange for each share of Vitamins.com capital stock. The pro forma information combines HealthCentral's audited consolidated statements of operations for the period from inception (August 12, 1996) to December 31, 1996 and for each of the years in the three-year period ended December 31, 1999 with Vitamins.com unaudited results of operations for the period from inception (June 19, 1995) to December 31, 1996 and audited results of operations for each of the years in the three-year period ended December 31, 1999. The unaudited pro forma combined condensed balance sheet data as of December 31, 1996, 1997, 1998 and 1999 give effect to the merger as if it had occurred on the earliest date presented and combines the historical consolidated balance sheets of HealthCentral and the historical consolidated balance sheets of Vitamins.com as of each date. This data should be read in conjunction with the historical consolidated financial statements of HealthCentral and Vitamins.com and the notes thereto incorporated by reference or included elsewhere in this Proxy Statement. The unaudited pro forma combined condensed financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations.

                            Period from
                            Inception to       Years Ended December 31,
                            December 31, --------------------------------------
                                1996        1997         1998          1999
                            ------------ -----------  -----------  ------------
Statement of Operations
 Data:
Revenues:
 Product sales............   $      --   $   436,406  $ 4,340,297    16,974,927
 Advertising, content and
  other...................          --           --        15,259     1,154,803
                             ----------  -----------  -----------  ------------
  Total revenues..........          --       436,406    4,355,556    18,129,730
                             ----------  -----------  -----------  ------------
Operating and other
 expenses:
 Cost of product sales....          --       288,751    2,646,179    13,453,654
 Advertising, content and
  other...................          --           --       136,788     5,284,502
 Sales and marketing......          --       154,957      465,567    16,908,464
 General and
  administrative..........       99,535    1,254,449    2,766,557    13,799,847
 Amortization of
  intangible assets.......          --           --           --      3,657,222
 Stock compensation.......          --           --       104,641     6,245,822
 Acquired in-process
  research and
  development.............          --           --           --        804,525
                             ----------  -----------  -----------  ------------
  Total operating and
   other expenses.........       99,535    1,698,157    6,119,732    60,154,036
                             ----------  -----------  -----------  ------------
Loss from operations......      (99,535)  (1,261,751)  (1,764,176)  (42,024,306)
Other expenses............          --           --           --        (32,568)
Interest income (expense),
 net......................          367       (2,997)     (20,519)      777,867
                             ----------  -----------  -----------  ------------
Net loss..................      (99,168)  (1,264,748)  (1,784,695)  (41,279,007)
Preferred stock dividend..          --           --           --     11,388,000
                             ----------  -----------  -----------  ------------
Net loss attributable to
 common stockholders......   $  (99,168) $(1,264,748) $(1,784,695) $(52,667,007)
                             ==========  ===========  ===========  ============
Basic and diluted net loss
 per share attributable to
 common stockholders......   $    (0.02) $     (0.19) $     (0.25) $      (1.83)
                             ==========  ===========  ===========  ============
Shares used in computing
 basic and diluted net
 loss per share
 attributable to common
 stockholders.............    4,162,602    6,746,733    7,040,672    28,840,602
                             ==========  ===========  ===========  ============

                                                 December 31,
                                  ---------------------------------------------
                                    1996       1997        1998        1999
                                  --------  ----------  ---------- ------------
Balance Sheet Data:
Cash and cash equivalent......... $ 12,439  $  124,932  $4,102,047 $ 83,690,072
Working capital..................  (24,403)   (314,377)  3,991,742   79,520,956
Total assets.....................   15,174   1,469,677   8,196,659  148,837,995
Long-term obligations............      --      157,404     343,352      792,824
Total stockholders' equity.......  (21,668)    484,091   6,341,491  132,590,053

                            PRO FORMA FINANCIAL DATA

   The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger with Vitamins.com using the pooling-of-interests method of accounting. These financial statements reflect certain assumptions deemed probable by HealthCentral's management regarding the merger (e.g., that share information used in the unaudited pro forma information approximates actual share information at the effective date). No adjustments to the unaudited pro forma combined condensed financial statements have been made to account for different possible results in connection with the foregoing, as HealthCentral's management believes that the impact of such information about varying outcomes, individually or in the aggregate, would not be material.

   The unaudited pro forma combined condensed balance sheet as of December 31, 1999 gives effect to the merger as if it had occurred on December 31, 1999, and combines the historical consolidated balance sheet of HealthCentral and the historical consolidated balance sheet of Vitamins.com as of such date.

   The unaudited pro forma combined condensed statements of operation combine the historical consolidated statements of operations of HealthCentral and Vitamins.com as if the merger had occurred at the beginning of the earliest period presented. The unaudited pro forma combined condensed statements of operations for each of the years in the three year period ended December 31, 1999 combine the historical consolidated statements of operations of HealthCentral for each of the years in the three year period ended December 31, 1999 with the historical consolidated results of operations of Vitamins.com for each of the years in the three year period ended December 31, 1999.

   HealthCentral and Vitamins.com estimate that they will incur direct transaction and integration costs of approximately $1.5 million associated with the merger, which will be charged to operations upon consummation of the merger. In addition, it is expected that following the merger, the combined company will incur additional costs, which cannot currently be estimated, associated with integrating the operations of the two companies.

   Unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of HealthCentral and Vitamins.com and notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement. These unaudited pro forma combined condensed financial statements do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                             December 31, 1999
                          ----------------------------------------------------------------
                          HealthCentral.com Vitamins.com  Adjustments          Pro Forma
                          ----------------- ------------  ------------        ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents...........    $ 77,654,947    $  6,035,125  $        --         $ 83,690,072
 Accounts receivable,
  net...................         578,314         570,706           --            1,149,020
 Other receivables......          67,080         553,503           --              620,583
 Prepaid expenses and
  other current assets..       3,144,149         907,617           --            4,051,766
 Inventory..............             --        5,464,633           --            5,464,633
                            ------------    ------------  ------------        ------------
  Total current assets..      81,444,490      13,531,584           --           94,976,074
Property and equipment,
 net....................       1,784,879       3,428,559           --            5,213,438
Intangible assets, net..      33,763,444      12,309,525           --           46,072,969
Website development
 costs, net.............             --        1,039,715           --            1,039,715
Other assets............       1,150,288         385,511           --            1,535,799
                            ------------    ------------  ------------        ------------
  Total assets..........    $118,143,101    $ 30,694,894  $        --         $148,837,995
                            ============    ============  ============        ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
       (DEFICIT)
Current liabilities:
 Accounts payable.......    $  1,787,428    $  6,854,873  $        --         $  8,642,301
 Accrued expenses.......       1,052,910       1,268,698     1,475,000 (A)       3,796,608
 Deferred revenue.......         149,367             --            --              149,367
 Current portion of
  obligations under
  capital leases........         147,498         178,560           --              326,058
 Notes payable..........       2,540,784             --            --            2,540,784
                            ------------    ------------  ------------        ------------
  Total current
   liabilities..........       5,677,987       8,302,131     1,475,000          15,455,118
Deferred rent, net of
 current portion........             --          171,727           --              171,727
Obligations under
 capital leases, net of
 current portion........         292,010         329,087           --              621,097
                            ------------    ------------  ------------        ------------
  Total liabilities.....       5,969,997       8,802,945     1,475,000          16,247,942
Preferred stock.........             --       36,565,397   (36,565,397)(D)             --
Stockholders' equity
 (deficit):
 Common stock...........          22,396          12,975         9,875 (B)(D)       45,246
 Additional paid-in
  capital...............     152,397,459      17,241,408    36,555,522 (B)(D)  206,194,389
 Note receivable from
  stockholder...........        (405,931)        (59,526)          --             (465,457)
 Deferred stock
  compensation..........      (5,005,965)            --            --           (5,005,965)
 Accumulated deficit....     (34,834,855)    (31,868,305)   (1,475,000)(A)     (68,178,160)
                            ------------    ------------  ------------        ------------
  Total stockholders'
   equity (deficit).....     112,173,104     (14,673,448)   35,090,397         132,590,053
                            ------------    ------------  ------------        ------------
  Total liabilities and
   stockholders' equity
   (deficit)............    $118,143,101    $ 30,694,894  $        --         $148,837,995
                            ============    ============  ============        ============

  The accompanying notes are an integral part of these consolidated financial statements.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                       Years Ended December 31, 1999
                          ------------------------------------------------------------
                          HealthCentral.com Vitamins.com  Adjustments      Pro Forma
                          ----------------- ------------  -----------     ------------
Revenues:
 Product sales..........    $        --     $ 16,940,977  $    33,950 (E) $ 16,974,927
 Advertising and
  eCommerce.............         901,331             --      (901,331)(E)          --
 Content, subscription
  and license...........         287,422             --      (287,422)(E)          --
 Advertising, content
  and other.............             --              --     1,154,803 (E)    1,154,803
                            ------------    ------------  -----------     ------------
  Total revenues........       1,188,753      16,940,977          --        18,129,730
                            ------------    ------------  -----------     ------------
Operating and other
 expenses:
                                                            1,656,555
 Cost of product sales..             --       11,797,099       (C)(E)       13,453,654
 Advertising, content                                       5,284,502
  and other.............             --              --        (C)(E)        5,284,502
 Product, content and
  product development...       4,398,580             --    (4,398,580)(E)          --
 Sales and marketing....       9,159,290       7,749,174          --        16,908,464
 General and
  administrative........       2,045,795      13,438,817   (1,684,765)(C)   13,799,847
 Website development
  expense...............             --          857,712     (857,712)(C)          --
 Amortization of
  intangible assets.....       3,333,961         323,261          --         3,657,222
 Stock compensation.....       4,939,694       1,306,128          --         6,245,822
 Acquired in-process
  research and
  development...........         804,525             --           --           804,525
                            ------------    ------------  -----------     ------------
  Total operating and
   other expenses.......      24,681,845      35,472,191          --        60,154,036
                            ------------    ------------  -----------     ------------
Loss from operations....     (23,493,092)    (18,531,214)         --       (42,024,306)
Other expenses..........             --          (32,568)         --           (32,568)
Interest income, net....         493,706         284,161          --           777,867
                            ------------    ------------  -----------     ------------
Net loss................     (22,999,386)    (18,279,621)         --       (41,279,007)
Preferred stock
 dividend...............      11,388,000             --           --        11,388,000
                            ------------    ------------  -----------     ------------
Net loss attributable to
 common stockholders....    $(34,387,386)   $(18,279,621) $       --      $(52,667,007)
                            ============    ============  ===========     ============
Basic and diluted net
 loss per share
 attributable to common
 stockholders...........    $      (4.96)                                 $      (1.83)
                            ============                                  ============
Shares used in computing
 basic and diluted net
 loss per share
 attributable to common
 stockholders...........       6,926,485                                    28,840,602
                            ============                                  ============


  The accompanying notes are an integral part of these consolidated financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                         Years Ended December 31, 1998
                                   -------------------------------------------
                                   HealthCentral.com Vitamins.com   Pro Forma
                                   ----------------- ------------  -----------
Revenues:
 Product sales...................     $      --      $ 4,340,297   $ 4,340,297
 Advertising.....................         15,259             --         15,259
                                      ----------     -----------   -----------
  Total revenues.................         15,259       4,340,297     4,355,556
                                      ----------     -----------   -----------
Operating and other expenses:
 Cost of product sales...........            --        2,646,179     2,646,179
 Advertising, content and other
  ...............................        136,788             --        136,788
 Sales and marketing.............        141,516         324,051       465,567
 General and administrative......         78,549       2,688,008     2,766,557
 Stock compensation..............        104,641             --        104,641
                                      ----------     -----------   -----------
  Total operating and other
   expenses......................        461,494       5,658,238     6,119,732
                                      ----------     -----------   -----------
Loss from operations.............       (446,235)     (1,317,941)   (1,764,176)
Interest (expense), net..........            --          (20,519)      (20,519)
                                      ----------     -----------   -----------
Net loss.........................     $ (446,235)    $(1,338,460)  $(1,784,695)
                                      ==========     ===========   ===========
Basic and diluted net loss per
 share...........................     $    (0.10)                  $     (0.25)
                                      ==========                   ===========
Shares used in computing basic
 and diluted net loss per share..      4,669,628                     7,040,672
                                      ==========                   ===========


    The accompanying notes are an integral part of these unaudited combined financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                         Years Ended December 31, 1997
                                   -------------------------------------------
                                   HealthCentral.com Vitamins.com   Pro Forma
                                   ----------------- ------------  -----------
Product sales....................      $     --      $   436,406   $   436,406
Operating and other expenses:
 Cost of product sales...........            --          288,751       288,751
 Sales and marketing.............            848         154,109       154,957
 General and administrative......            300       1,254,149     1,254,449
                                       ---------     -----------   -----------
  Total operating and other
   expenses......................          1,148       1,697,009     1,698,157
                                       ---------     -----------   -----------
Loss from operations.............         (1,148)     (1,260,603)   (1,261,751)
Interest (expense), net..........            --           (2,997)       (2,997)
                                       ---------     -----------   -----------
Net loss.........................      $  (1,148)    $(1,263,600)  $(1,264,748)
                                       =========     ===========   ===========
Basic and diluted net loss per
 share...........................      $     --                    $     (0.19)
                                       =========                   ===========
Shares used in computing basic
 and diluted net loss per share..      4,610,000                     6,746,733
                                       =========                   ===========





    The accompanying notes are an integral part of these unaudited combined financial statements.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION:

   On March 15, 2000, HealthCentral entered into a definitive merger agreement with Vitamins.com. Vitmains.com primarily sells vitamins and nutritional supplements through a multi-channel approach that includes an Internet website, a catalog division and retail stores.

   This transaction will be recorded using the pooling-of-interests method of accounting. HealthCentral will acquire all the shares of capital stock of Vitamins.com in exchange for up to $103,500,000 in HealthCentral common stock. The exchange ratio will be determined by dividing the lesser of:

  . $103,500,000, less certain transaction expenses over $100,000 incurred by Vitamins.com, divided by the average closing price of HealthCentral's common stock for the ten days preceding the business day prior to the merger; or

  . the number of shares of HealthCentral common stock outstanding immediately prior to the merger, less one share,

by the total number of shares of capital stock of Vitamins.com outstanding immediately prior to the merger. HealthCentral's consolidated financial statements, upon consummation of the transaction, will reflect the transaction as if Vitamins.com had been a wholly owned subsidiary of HealthCentral since inception.

NOTE 2--PRO FORMA ADJUSTMENTS:

   The following pro forma adjustments were applied to the historical consolidated financial statements of HealthCentral and Vitamins.com to arrive at the unaudited pro forma combined condensed financial information.

   (A) Adjustment to record the accrual of the estimated costs resulting from the merger of HealthCentral and Vitamins.com. Estimated transaction, merger and integration costs include the following:

   . Financial advisory fees........................................ $  400,000
   . Legal and accounting professional fees.........................    500,000
   . Financial printer fees.........................................    100,000
   . Filing fees....................................................     75,000
   . Integration costs..............................................    400,000
                                                                     ----------
                                                                     $1,475,000
                                                                     ==========

These estimated costs are not reflected in the pro forma combined condensed statements of operations because they are non-recurring.

   (B) Adjustment relates to the carrying value of the common stock based on a par value of $0.001 and the issuance of 22.7 million shares assuming a .391 exchange ratio.

   (C) Adjustments to conform Vitamins.com's accounting policies to HealthCentral's policies in the areas of shipping costs and website development costs.

   (D) Adjustment for the automatic conversion of Vitamins.com's preferred stock to common stock upon the consummation of the transaction.

   (E) Reclassification of certain revenue and expense amounts consistent with the financial reporting policies which are expected to be adopted after the merger.

NOTE 3--PRO FORMA NET LOSS PER SHARE:

   Basic and diluted weighted average shares outstanding were calculated based upon the historical basic and diluted shares weighted average outstanding of HealthCentral for each period, increased by the historical basic and diluted shares weighted average shares outstanding of Vitamins.com for each period, as adjusted for an assumed exchange ratio of .391. The weighted average shares also include the pro forma effects of the automatic conversion of Vitamins.com's preferred stock into shares of HealthCentral's common stock upon the consummation of the transaction. Because the companies are in a net loss position on a pro forma combined basis for each period, inclusion of potential common stock in the computation of pro forma net loss per share is anti-dilutive; therefore, potential common stock is excluded from the share amounts.

   The following table reconciles the number of shares used in the pro forma loss per share computations to the numbers set forth in the HealthCentral and Vitamins.com historical statements of operations:

                                                   Years Ended December 31,
                                                ------------------------------
                                                  1997      1998       1999
                                                --------- --------- ----------
Shares used in basic and diluted per share
 computation:
 Historical--Vitamins.com common stock......... 5,464,790 6,064,051 11,054,837
 Historical--Vitamins.com preferred stock......       --        --  44,991,498
                                                --------- --------- ----------
 Total stock................................... 5,464,790 6,064,051 56,046,335
 Exchange ratio................................      .391      .391       .391
                                                --------- --------- ----------
                                                2,136,733 2,371,044 21,914,117
 Historical--HealthCentral.com................. 4,610,000 4,669,628  6,926,485
                                                --------- --------- ----------
 Pro forma combined ........................... 6,746,733 7,040,672 28,840,602
                                                ========= ========= ==========

   The exchange ratio was calculated by dividing $103,500,000 by an assumed average closing price of HealthCentral common stock of $4.25 per share, which was the approximate price on May 5, 2000, and then dividing the resulting figure by the number of shares of Vitamins.com capital stock outstanding at December 31, 1999. However, the exchange ratio was capped at .391 due to using the lesser of the two calculations below (based on an assumed number of outstanding shares equal to 22,703,659, which was the number of outstanding shares on May 8, 2000). The actual exchange ratio used will be determined by dividing the lesser of:

  . $103,500,000, less certain transaction expenses over $100,000 incurred by Vitamins.com, divided by the average closing price of HealthCentral's common stock for the ten days preceding the business day prior to the merger; or

  . the number of shares of HealthCentral common stock outstanding immediately prior to the merger, less one share,

by the total number of shares of capital stock of Vitamins.com outstanding immediately prior to the merger.

                           COMPARATIVE PER SHARE DATA

   The following table sets forth certain historical per share data of HealthCentral and Vitamins.com and combined per share data on an unaudited pro forma basis after giving effect to the merger recorded using the pooling-of-interests method of accounting, assuming that .391 shares of HealthCentral common stock are issued in exchange for each share of Vitamins.com capital stock in the merger. This data should be read in conjunction with the selected historical consolidated financial data, the unaudited pro forma combined financial information and the separate historical consolidated financial statements of HealthCentral and Vitamins.com and notes thereto which are included elsewhere or incorporated by reference in this Proxy Statement. The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                       Years Ended December
                                                               31,
                                                       ----------------------
                                                        1997    1998    1999
                                                       ------  ------  ------
Historical--HealthCentral.com:
Net loss per share--basic and diluted................. $  --   $(0.10) $(4.96)
Book value per share(1)............................... $  --   $ 0.34  $ 4.97
                                                       Years Ended December
                                                               31,
                                                       ----------------------
                                                        1997    1998    1999
                                                       ------  ------  ------
Historical--Vitamins.com:
Net loss per share--basic and diluted................. $(0.23) $(0.22) $(1.65)
Book value per share(1)............................... $ 0.08  $ 0.52  $(1.13)
                                                       Years Ended December
                                                               31,
                                                       ----------------------
                                                        1997    1998    1999
                                                       ------  ------  ------
Pro forma combined net loss per share(2):
HealthCentral.com per share--basic and diluted........ $(0.19) $(0.25) $(1.83)
Vitamins.com per equivalent share(3)--basic and
 diluted.............................................. $(0.07) $(0.10) $(0.72)

                                                                    December 31,
                                                                        1999
                                                                    ------------
Pro forma combined book value per share(4)
HealthCentral.com per share........................................    $2.93
Vitamins.com per equivalent share(3)...............................    $1.15

--------
(1) The historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma combined net loss per share for the years ended December 31, 1997, 1998 and 1999 includes Vitamins.com's net loss per share for the years ended December 31, 1997, 1998 and 1999, respectively, assuming the conversion of 44,991,498 shares of preferred stock to common stock at the beginning of the year ended December 31, 1999.

(3) The Vitamins.com equivalent pro forma combined per share amounts are calculated by multiplying the combined pro forma per share amounts by the exchange ratio of .391 shares of HealthCentral.com common stock for each share of Vitamins.com common stock.

(4) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

                               THE ANNUAL MEETING

Date, Time and Place of Annual Meeting

   This Proxy Statement is furnished in connection with the solicitation by the board of directors of HealthCentral of proxies to be voted at the annual meeting of stockholders to be held on Friday, June 16, 2000, or at any continuation, adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on May 8, 2000 will be entitled to vote at the annual meeting. The annual meeting will be held at 9:00 a.m. local time, at the Berkeley Marina Radisson Hotel, 200 Marina Boulevard, Berkeley, California 94710.

   This Proxy Statement and the enclosed proxy card will be mailed to stockholders on or about May 16, 2000.

Purpose of Annual Meeting

   At the annual meeting, holders of our common stock will consider and vote upon proposals to:

  1. Approve the merger of a wholly owned subsidiary of HealthCentral with and into Vitamins.com and the issuance of shares of HealthCentral common stock to the stockholders of Vitamins.com pursuant to the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2000, among HealthCentral, HCC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HealthCentral, and Vitamins.com, a Delaware corporation. Approval of the merger will constitute approval of the appointment of Robert M. Haft and C. Sage Givens to HealthCentral's board of directors;

  2. Elect two directors of HealthCentral to serve until 2003 or until their successors are elected and qualified;

  3. Ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants; and

  4. Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

   Neither the Delaware General Corporation Law nor the HealthCentral certificate of incorporation requires us to obtain stockholder approval of the merger. However, due to the number of shares of our common stock to be issued in the merger, the rules of the Nasdaq Stock Market require us to obtain stockholder approval of the issuance of the shares to Vitamins.com stockholders. Stockholder approval of the merger and the issuance of shares as requested in this Proxy Statement and described in the merger agreement will constitute the approval required by Nasdaq for the issuance of our common stock in connection with the merger. Additionally, as a matter of corporate policy, the HealthCentral board of directors requests that our stockholders ratify the appointment of our accountants.

Votes Required

   Assuming the presence of a quorum, the approval of the merger and the issuance of shares and the ratification of the independent accountants require the affirmative vote of a majority of the total votes cast on each proposal, and election of the nominees to the board of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the proposal.

   At the time of the execution of the merger agreement, holders of approximately 41% of our common stock entered into voting agreements in which they agreed to vote their shares in favor of the merger and the issuance of shares of HealthCentral common stock to Vitamins.com stockholders in connection with the merger.

Record Date; Outstanding Shares; Quorum; Voting Rights

   The close of business on May 8, 2000, has been fixed as the record date for determining the holders of shares of HealthCentral common stock entitled to notice of and to vote at the annual meeting and at any adjournments thereof. As of the close of business on the record date, we had 22,703,659 shares of our common stock outstanding and entitled to vote at the annual meeting, held by approximately 163 stockholders of record. The presence at the annual meeting of a majority of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Each outstanding share of our common stock on the record date is entitled to one vote on each matter.

   If any stockholder is unable to attend the annual meeting, the stockholder may vote by proxy. The enclosed proxy is solicited by HealthCentral's board of directors and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by the proxy will be voted "for" Proposals 1, 2, and 3 and will be voted in the proxy holder's discretion as to other matters that may properly come before the annual meeting.

   For purposes of determining whether the proposals have been approved, the inspector of election will exclude abstentions and broker non-votes from the number of shares deemed to be present, or represented, and entitled to vote on the matters at the annual meeting. Accordingly, abstentions and broker non-votes will have no effect on the voting of the proposals.

   As of the record date, our directors and executive officers and their affiliates were beneficial owners of an aggregate of 8,071,291 shares of our common stock, exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of that date, or approximately 36% of the 22,703,659 shares of our common stock that were issued and outstanding as of that date.

Revocation of Proxies

   The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the annual meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

  . filing with the Secretary of HealthCentral a duly executed revocation of proxy;

  . executing and delivering a later-dated proxy; or

  . attending the annual meeting and voting in person.

   Attendance at the annual meeting will not in itself constitute a revocation of a proxy. In addition, if your common shares of HealthCentral are held in street name, you must obtain a proxy, executed in your favor, from the institution that holds your shares in order to vote in person at the annual meeting.

Expenses of Proxy Solicitation

   HealthCentral will pay the expense of soliciting proxies. Proxies will be solicited by mail. Proxies may also be solicited by telephone calls or other electronic means, or personal calls by our officers, directors, or employees, none of whom will be specially compensated for soliciting proxies.

   HealthCentral will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of HealthCentral held of record by such persons. HealthCentral will reimburse these custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

                     PROPOSAL NO. 1--APPROVAL OF THE MERGER

Approval of the Merger and the Issuance of Shares

   Stockholders of HealthCentral are being asked to approve the merger of a wholly owned subsidiary of HealthCentral with and into Vitamins.com and the issuance of shares of HealthCentral common stock to the stockholders of Vitamins.com pursuant to the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2000, among HealthCentral, HCC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HealthCentral, and Vitamins.com, a Delaware corporation. Approval of the merger will constitute approval of the appointment of Robert M. Haft and C. Sage Givens to HealthCentral's board of directors.

Required Votes

   Assuming the presence of a quorum, the approval of the merger and the issuance of HealthCentral's shares requires the affirmative vote of a majority of the total votes cast on the proposal.

Recommendation of the Board

   The board of directors has approved the merger agreement, has declared the merger advisable and in the best interests of HealthCentral and its stockholders, and recommends that you vote "for" the approval of the merger and the issuance of HealthCentral common stock pursuant to the merger agreement.

                    RISK FACTORS RELATING TO THE MERGER

   In addition to the other information included or incorporated by reference in this Proxy Statement, stockholders should consider carefully the matters described below in determining whether to approve the merger and the issuance of shares pursuant to the merger agreement.

HealthCentral may not be able to achieve the benefits it expects to result from the merger.

   Achieving the benefits of the merger will depend in part on the ability of management and key personnel of both companies to integrate the two businesses in a timely and efficient manner. Such integration may be hampered by various factors including but not limited to:

  . expenses related to funding the operation, development and/or integration of complementary businesses;

  . expenses associated with the merger;

  . additional expenses associated with amortization of acquired intangible assets;

  . the ability to meld the companies' respective corporate cultures;

  . the difficulty of maintaining uniform standards, controls, procedures and policies;

  . the difficulty in integrating and the strains placed on the companies' respective websites and technology;

  . the ability to turn Vitamins.com's catalog customers into online customers;

  . the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

  . the geographic distance between HealthCentral's and Vitamins.com's headquarters.

The contemplated assimilation of the Vitamins.com personnel and the execution of the combined company's e-commerce business plan will require substantial time and effort on the part of our management, and may divert their attention from other issues which are currently being addressed by HealthCentral. Our failure to address these issues adequately could harm our business and adversely affect our revenues, level of expenses, operating results and stock price. There can be no assurance that the anticipated benefits of the merger will be realized.

The exchange ratio for HealthCentral common stock that Vitamins.com stockholders will receive in the merger depends on the value of HealthCentral's stock, and may change in the event of any change in HealthCentral's stock price.

   Under the terms of the merger agreement, Vitamins.com stockholders will receive $103,500,000 in our common stock, less certain transaction expenses over $100,000 incurred by Vitamins.com and subject to specified limitations on the number of shares to be issued, in exchange for their Vitamins.com capital stock. The exact ratio will be based on the average closing price for our stock for the ten trading days preceding the business day prior to the close of the merger. Such trading price could vary from our trading price on the date of this Proxy Statement. The price of our common stock may vary because of any of the following factors, among others:

  . changes in our business or operations or the timing of the merger;

  . the effect of any conditions or restrictions imposed on or proposed with respect to the combined company by regulatory agencies due to the merger;

  . the prospects of post-merger operations; and

  . general market and economic conditions and other factors.

   For example, if the average closing price of our common stock for the ten-day period were $4.125 (the closing price of our stock on May 4, 2000), and there was no adjustment to the $103,500,000 purchase price, stockholders of Vitamins.com would receive .447 shares of our common stock for each share of Vitamins.com stock they own, or an aggregate of 25,090,909 shares. However, under the terms of the merger agreement, the number of shares of our common stock that Vitamins.com stockholders may receive in exchange for their Vitamins.com stock cannot exceed the number of shares of our common stock outstanding immediately prior to the closing of the merger, less one. Therefore, if the number of our shares outstanding immediately prior to the merger was less than 25,090,909, the number of shares of common stock that Vitamins.com stockholders would receive would be capped, and immediately after the close of the merger Vitamins.com stockholders would hold one share less than 50% of the outstanding shares of the combined company.

   The stock market has recently experienced significant price and volume fluctuations. These market fluctuations could have a material adverse effect on the market price of the HealthCentral common stock in the ten-day period during which the exchange ratio will be determined.

The merger could adversely affect HealthCentral's combined financial results or the market price of its common stock.

   If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to HealthCentral's stockholders resulting from the issuance of shares in connection with the merger, HealthCentral's financial results, including earnings per share, could be adversely affected. HealthCentral expects that the merger will result in merger-related costs of approximately $1.5 million after taxes. In addition, if HealthCentral does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts, the market price of HealthCentral common stock may decline and our business, results of operations and financial condition may be harmed.

Uncertainties associated with the merger may cause HealthCentral or Vitamins.com to lose customers.

   Customers of HealthCentral or Vitamins.com may, in response to the announcement of the merger, delay or defer decisions concerning their use of products and services from either company. Any such delay or deferral could have an adverse effect on the combined business of HealthCentral and Vitamins.com.

Failure to complete the merger could hurt HealthCentral's business.

   In the event that the merger is not consummated, we will be subject to a number of material risks including potential reputational harm and the failure to meet the expectations of public market analysts and investors that the merger would be consummated. As a result, the market price of our common stock may decline and our business, results of operations and financial condition may be harmed.

We may be exposed to liabilities that are not covered by the indemnification available under the merger agreement, which may harm our business, results of operation and financial condition.

   Upon consummation of the merger, we will assume all the liabilities of Vitamins.com. We believe, based upon our due diligence and representations made in the merger agreement, that we have assessed and can absorb these liabilities. However, it is possible that liabilities may arise in the future which we did not discover or anticipate. To the extent these liabilities are inconsistent with representations and warranties made in the merger agreement, we may have a claim for indemnification against the former stockholders of Vitamins.com. The merger agreement provides that 10% of the HealthCentral common stock to be issued in the merger will be placed in an escrow account and held for a period of approximately one year to cover any indemnification claims. The escrow amount will be our sole recourse for indemnification claims other than in the case of fraud. However, Vitamins.com's liabilities, both at the time of and arising after the consummation of the merger, may exceed our expectations and the escrow amount may be insufficient to cover these liabilities. If total liabilities for which indemnification is available exceed the escrow amount, or if liabilities arise after the escrow period, we will suffer financial losses, which may harm our business, results of operation and financial condition.

It is likely that HealthCentral will continue to experience operating losses and negative cash flow from operations.

   HealthCentral expects that, after the merger, we will continue to build our network and expand our customer base, causing us to continue to incur significant operating losses and to generate significant negative cash flow from operating activities for the foreseeable future, which would adversely affect our results and could adversely affect our financial condition. In addition, Vitamins.com has incurred losses since its inception and expects to continue to incur losses for the foreseeable future. There can be no assurance that the combined company will achieve or sustain operating profitability or positive cash flow from operating activities in the future.

The combined company's continuing need for significant capital could adversely affect our earnings and cash flow.

   After the merger, the operation and expansion of the combined company's network and marketing and distribution efforts will continue to require substantial capital for, among other things:

  . unforeseen delays or costs, engineering design changes and technological and other risks relating to the integration of Vitamins.com;

  . additional acquisitions by HealthCentral and the integration of these acquisitions; and

  . unforeseen customer acquisition costs resulting from heightened competition in the e-health marketplace.

As a consequence of the merger, our business may become subject to new or increased risks.

   As a consequence of the merger, a larger percentage of HealthCentral's revenue will be generated from the sale of vitamins and other nutritional supplements and therefore any increase in government regulation of nutritional supplements or any negative publicity associated with nutritional supplements will have a proportionately larger impact on HealthCentral's business and could have a material adverse effect on the business, results of operations and financial condition of the combined company.

   None of HealthCentral's current employees are unionized. Vitamins.com, through its subsidiary L&H Vitamins, depends on unionized warehouse employees to package and ship its products. A strike or other disruption in labor relations could, therefore, hamper or prevent timely fulfillment of customer orders, and such disruptions could have an adverse effect on HealthCentral's business.

                        SPECIAL FACTORS ABOUT THE MERGER

Information Concerning Vitamins.com

   Information concerning Vitamins.com can be found beginning on page 59 of this Proxy Statement.

Background of the Merger

   On January 3, 2000, representatives from Donaldson, Lufkin & Jenrette, Inc., Vitamins.com's financial advisor, called C. Fred Toney, HealthCentral's Executive Vice President and Chief Financial Officer, to inform him that Vitamins.com was pursuing possible strategic relationships and to inquire as to whether Mr. Toney would like to meet with representatives from Vitamins.com.

   On January 3, 2000, HealthCentral signed a non-disclosure statement with Vitamins.com and received informational materials on Vitamins.com.

   On January 13, 2000, C. Fred Toney held a meeting with Robert M. Haft, Vitamins.com's President, to learn about Vitamins.com's business plan, strategy, culture and growth efforts, and to explore potential strategic relationships or business combinations. Also in attendance were other members of HealthCentral's management team and employees from the HealthCentral e-Commerce and Merchandising groups. A representative of Donaldson, Lufkin & Jenrette was also present.

   On January 19, 2000, C. Fred Toney met with representatives of
Vitamins.com's management and financial advisors, including Mr. Haft and Bruce Kudeviz, Vitamins.com's Chief Financial Officer, to explore synergies between the companies and to discuss strategy and growth efforts, as well as to discuss possible business terms of a potential acquisition.

   On January 21, 2000, HealthCentral held a regularly scheduled board of directors meeting. At this meeting, Mr. Toney and Albert Greene, HealthCentral's President and Chief Executive Officer, informed the HealthCentral board of directors that discussions were ongoing with Vitamins.com regarding a possible acquisition and reported on the discussions to date. The HealthCentral board of directors discussed the potential acquisition of Vitamins.com and authorized the HealthCentral management team to continue to pursue the acquisition.

   On January 31, 2000, Mr. Greene met with Mr. Haft to discuss a potential acquisition of Vitamins.com and to review further each company's business plan, strategy and culture.

   On February 3, 2000, HealthCentral's board of directors held a special meeting to again discuss, among other matters, the potential acquisition of Vitamins.com. The board of directors reaffirmed HealthCentral's management team's authority to continue to pursue such discussions.

   On February 14, 2000, Mr. Greene and Mr. Toney met with C. Sage Givens, a member of the Vitamins.com board of directors and Managing Director of Acacia Venture Partners, and Bruce Keller, a principal of Acacia Venture Partners, to further discuss potential synergies between HealthCentral and Vitamins.com and their respective business strategies, cultures and growth efforts.

   During the week of February 21, representatives of HealthCentral and Vitamins.com held a series of telephone conferences to discuss HealthCentral's due diligence review of Vitamins.com.

   During the week of February 28, representatives of HealthCentral's management and its legal advisors performed on- and off-site due diligence reviews of Vitamins.com.

   On March 3, 2000, HealthCentral engaged PricewaterhouseCoopers LLP to perform an analysis of the proposed transaction to determine whether the merger would qualify for pooling-of-interests accounting treatment.

   On March 6, 2000, Vitamins.com entered into a nine day binding agreement with HealthCentral in which it agreed not take any action to solicit, initiate, entertain or encourage any acquisition, asset purchase or other take-over proposal of Vitamins.com or participate in any negotiations designed to accomplish any of the foregoing.

   On March 6, 2000, representatives of HealthCentral and Vitamins.com held a meeting to negotiate the terms of a potential merger. In attendance from HealthCentral were Mr. Greene and Mr. Toney. In attendance from Vitamins.com were Mr. Haft and Mr. Kudeviz. Also in attendance were representatives from Venable, Baetjer, Howard & Civiletti, LLP, Vitamins.com's general counsel; Donaldson, Lufkin & Jenrette; Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, HealthCentral's special counsel; and Thomas Weisel Partners, an investment banking firm that HealthCentral was considering engaging in connection with the potential merger.

   During the week of March 6, representatives from HealthCentral and Vitamins.com held a series of phone conversations to continue due diligence and to finalize the terms of the proposed acquisition of Vitamins.com.

   On March 10, 2000, HealthCentral's management decided not to engage Thomas Weisel Partners as HealthCentral's investment banking advisor due to a concern that Thomas Weisel Partners' previous representation of another company in connection with an attempt to acquire Vitamins.com could present a potential conflict of interest.

   On March 10, 2000, HealthCentral contacted Pacific Growth Equities, Inc. to discuss the possibility of hiring Pacific Growth to analyze the fairness of the proposed business combination and to provide other related advice, and on March 11, 2000, HealthCentral engaged Pacific Growth Equities, Inc. to perform those services.

   On March 13, 2000, the Vitamins.com board of directors held a special telephonic meeting attended by members of Vitamins.com's senior management and representatives of Donaldson, Lufkin & Jenrette and Venable, Baetjer, Howard and Civiletti, LLP. Prior to the meeting, Vitamins.com's management provided each member of the board with a current draft of the merger agreement and related documents. Following discussions, the Vitamins.com board of directors approved the merger agreement and related documents.

   On March 14, 2000, the HealthCentral board of directors held a special meeting attended by members of HealthCentral's senior management and representatives of Pacific Growth Equities, Inc. and Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation. Prior to the meeting, HealthCentral's management provided each member of the board with a current draft of the merger agreement and related documents. The HealthCentral board of directors considered the proposed merger agreement and related documents and the transactions contemplated thereby. HealthCentral's legal counsel participated in discussions with the board, and a representative from Pacific Growth Equities, Inc. described the financial analysis performed by Pacific Growth Equities, Inc. with regard to the proposed merger. Following discussions, the HealthCentral board of directors concluded that the merger agreement and the merger were fair to and in the best interests of HealthCentral and its stockholders and approved the merger agreement and related documents.

   On March 15, 2000, HealthCentral and Vitamins.com signed a definitive agreement pursuant to which HealthCentral would acquire Vitamins.com. At that time, the requisite majority of Vitamins.com's stockholders entered into a written consent approving and authorizing the merger pursuant to the merger agreement and related documents. Also at that time, holders of approximately 41% of HealthCentral's outstanding stock entered into voting agreements under which they agreed to vote their shares in favor of the merger.

   On March 16, 2000, following execution and delivery of definitive agreements, HealthCentral announced its intention to acquire Vitamins.com, subject to regulatory approval and the approval of HealthCentral's stockholders.

HealthCentral's Reasons for the Merger

   In reaching its decision to approve the merger and to recommend that HealthCentral's stockholders vote to approve the merger and the issuance of HealthCentral shares pursuant to the merger agreement, the HealthCentral board of directors consulted with senior management and its financial, accounting and legal advisors and considered a number of factors. The following is not intended to be an exhaustive discussion of those factors, but rather are the primary factors considered by the HealthCentral board of directors in making its determination that the merger will be fair to and in the best interests of HealthCentral and its stockholders:

   Positive Factors. HealthCentral believes that consolidation in the e-health industry is creating a group of large, vertically integrated companies that can offer customers a wide range of health-related content and services. HealthCentral believes the acquisition of Vitamins.com will add momentum to HealthCentral's growth strategy and will result in new revenue generation, new customer development, better customer retention and more favorable customer acquisition costs, all of which should strengthen HealthCentral's competitive position. These beliefs stem, in part, from the following factors:

  . the belief that the combined company can be run more efficiently than either company could on its own and will benefit substantially from cost savings and operating efficiencies gained through:

   . streamlining the combined organizations; and

   . utilizing the infrastructure of the combined company in a more efficient manner by, among other things, increasing the flow of traffic over the HealthCentral network of sites.

  . the belief that a strong management team can be drawn from both
    HealthCentral and Vitamins.com and that the management and employees of both companies share a culture and entrepreneurial vision;

  . the belief that the combined company will benefit substantially from revenue synergies, arising primarily from:

   . enhanced revenue opportunities relating to the ability to offer a broader range of products and services to the combined company's customer base; and

   . the ability to offer e-health products and services through a larger combined company sales force and selling platform.

  . the belief that because of increased size and economies of scale, the combined company will be able to respond to competitive pressures and implement future transactions necessary to remain competitive in the United States and internationally. HealthCentral believes that the combined company's increased capabilities will also enable it to improve the cost structure for its products and services.

   Additional Factors. In the course of the deliberations, the HealthCentral board of directors also considered a number of additional factors relevant to the merger, including:

  . historical information concerning HealthCentral's and Vitamins.com's respective businesses, financial performance and condition, operations, technology, management and competitive position;

  . the financial condition, results of operations, businesses and prospects of HealthCentral and Vitamins.com before and after giving effect to the merger;

  . current industry, economic and market conditions and trends, including the changing regulatory environment in the United States and the likelihood of continuing consolidation and increasing competition in the e-health industry and the corresponding decrease in the number of suitable strategic merger partners for HealthCentral;

  . the terms of the merger agreement;

  . that two members of the current Vitamins.com board of directors would become directors of HealthCentral; and

  . the impact of the merger on HealthCentral's customers, employees and other constituencies.

   Negative Factors. The HealthCentral board of directors also identified and considered a number of potentially negative factors in its deliberations, including:

  . that while the merger is likely to be completed, there are risks associated with obtaining necessary approvals and, as a result of conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by our stockholders;

  . the risk that the synergies and benefits sought in the merger might not be fully achieved, which could adversely affect or disrupt the level of service to HealthCentral's customers, reduce the prospects and opportunities for synergies identified above under "Positive Factors" and result in the loss of customers and revenues, as well as employees who may seek employment opportunities elsewhere;

  . the risk that Vitamins.com's relationships with customers, partners and employees may be affected negatively because of uncertainty surrounding its future status and direction; and

  . the risks associated with fluctuations in the price of HealthCentral common stock prior to completion of the merger and the effect of such fluctuations on the number of shares to be issued in the transaction.

   The HealthCentral board of directors believed that some of these risks were unlikely to occur, that HealthCentral could avoid or mitigate others, and that overall, these risks were outweighed by the benefits of the merger.

   In view of the variety of material factors considered in connection with its evaluation of the merger and the complexity of these matters, the HealthCentral board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the board of directors may have given different weight to different factors. The HealthCentral board of directors relied on the analysis, experience, expertise and the recommendation of HealthCentral's management team and relied on Pacific Growth Equities, Inc. its financial advisor, for analyses of the financial terms of the merger.

Opinion of Financial Advisor

   HealthCentral retained Pacific Growth Equities, Inc. to evaluate the terms of the merger with Vitamins.com and render an opinion as to its fairness. On March 14, 2000, Pacific Growth Equities rendered its oral opinion (subsequently confirmed in writing) to the board of directors of HealthCentral to the effect that, as of March 14, 2000 and based on and subject to matters stated in the opinion, the merger consideration to be paid by HealthCentral to Vitamins.com stockholders in the merger is fair from a financial point of view to HealthCentral stockholders.

   The full text of Pacific Growth Equities' written opinion dated March 14, 2000, which sets forth the assumptions made, matters considered, and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of such opinion. Holders of HealthCentral common stock are urged to, and should, read the opinion carefully in its entirety. The engagement of Pacific Growth Equities and its opinion are for the benefit of the HealthCentral board of directors and its opinion was delivered to the HealthCentral board in connection with the board's consideration of the merger. Pacific Growth Equities' opinion addresses only the fairness of the merger consideration from a financial point of view to HealthCentral stockholders, it does not address any other aspect of the merger and does not constitute a recommendation to any holder of HealthCentral common stock as to how to vote with respect to the merger.

   In connection with the Pacific Growth Equities opinion, Pacific Growth
Equities:

  . reviewed certain publicly available financial information and other information concerning HealthCentral and Vitamins.com and certain internal analyses and other information furnished to it by HealthCentral and Vitamins.com; and

  . held discussions with the members of senior management of HealthCentral regarding the businesses and prospects of the respective companies and the joint prospects of a combined HealthCentral.

   In addition, Pacific Growth Equities:

  . reviewed the historical reported prices and trading activity for HealthCentral common stock;

  . compared certain financial information for both HealthCentral and Vitamins.com with similar information for selected companies whose securities are publicly traded;

  . compared certain stock market information and valuations for Vitamins.com with similar information for certain companies whose securities are publicly traded;

  . analyzed information about prices paid in acquisitions of other similar companies; and

  . performed such other studies and analyses and considered such other factors as it deemed appropriate.

   In conducting its review and arriving at its opinion, Pacific Growth Equities assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for the purposes of rendering its opinion. Pacific Growth Equities assumed, with the consent of HealthCentral, that the merger would qualify for pooling-of-interests accounting treatment and as a tax-free transaction for the stockholders of HealthCentral for federal income tax purposes, and that the merger would be consummated in accordance with the terms of the Agreement and Plan of Reorganization and Merger dated March 15, 2000, without any amendment thereto and without waiver by HealthCentral or Vitamins.com of any of the conditions to their respective obligations thereunder. Pacific Growth Equities did not make an independent evaluation or appraisal of the assets of HealthCentral or Vitamins.com nor was Pacific Growth Equities furnished with any such evaluations or appraisals. The Pacific Growth Equities opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

   The following is a summary of the analyses performed and factors considered by Pacific Growth Equities in connection with rendering of the Pacific Growth Equities opinion.

   Historical Financial Position. In rendering its opinion, Pacific Growth Equities reviewed and analyzed the historical financial position of HealthCentral and Vitamins.com which included:

  . an assessment of each of HealthCentral's and Vitamins.com's recent financial statements;

  . an analysis of each of HealthCentral's and Vitamins.com's revenue, growth and operating performance trends; and

  . an assessment of HealthCentral's and Vitamins.com's respective balance sheet information.

   Historical Stock Price Performance. Pacific Growth Equities reviewed and analyzed the daily closing per share market prices and trading volume for HealthCentral common stock from February 28, 2000 to March 10, 2000.

   Analysis of Selected Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Pacific Growth Equities compared certain financial information (based on the commonly used valuation measurements described below) relating to Vitamins.com to certain corresponding information for a group of selected publicly traded companies. Such financial information included, among other things:

  . common equity market capitalization;

  . estimated 2001 calendar year revenues;

  . cash position;

  . ratio of market capitalization to estimated 2001 calendar year revenues;

  . ratio of market capitalization to cash; and

  . discount of common stock market price relative to 52 week high per share market price.

   The financial information used in connection with the analysis provided below with respect to Vitamins.com was based on information made available to Pacific Growth Equities by Vitamins.com. In the case of the selected comparable companies, the financial information used in connection with the analysis provided below was based on the most recent publicly available income statement, balance sheet, and other information. Pacific Growth Equities noted that, based on the last reported financial information and most recent common equity prices as of March 10, 2000, the mean multiple of market capitalization to projected calendar year 2001 revenues was 2.4x for the selected comparable companies. Applying the mean market capitalization to 2001 revenues of 2.4x to Vitamins.com's projected 2001 revenues, Pacific Growth Equities arrived at a market valuation of $127.3 million for Vitamins.com.

   Analysis of Selected Mergers and Acquisitions. Pacific Growth Equities reviewed the financial terms, to the extent publicly available, of four completed mergers and acquisitions from January 1998 through March 10, 2000 in the electronic commerce and drug store industries. The four electronic commerce and drug stores transactions, in chronological order of public announcement, were: NBTY, Inc./Lee Nutrition, Inc.--April 2, 1998; HORIZON Pharmacies, Inc./Fulton Drug--June 30, 1999; Rite Aid Corp./Drugstore.com--June 22, 1999; and USA Networks/STYLECLICK.COM, Inc.--January 24, 2000.

   Pacific Growth Equities compared the transaction value to sales multiple of the offer as of March 14, 2000 to the mean transaction value to the sales multiple of the relevant comparable transactions listed above. Pacific Growth Equities noted that these comparable transactions were effected at a mean transaction value to sales ratio of 4.3x. Applying the mean multiple of 4.3x to Vitamins.com calendar year 1999 sales of $28.0 million, Pacific Growth Equities arrived at a valuation of $120.3 million for Vitamins.com. All multiples for these comparable transactions were based on public information available at the time of the announcement of each such transaction, without taking into account specific market and other conditions during the two and a half year period during which these comparable transactions occurred.

   Analysis of Discounted Cash Flow. Pacific Growth Equities analyzed the discounted cash flow for Vitamins.com using financial and operating data made available from the internal records of Vitamins.com for projections of Vitamins.com for the fiscal years 2000 through 2004. Pacific Growth Equities used a terminal value of 2004 net income and applied an earnings multiple of 30x, based upon an analysis of publicly traded comparable companies and discount rates from 25% to 35%. The implied value of Vitamins.com based on this valuation method was $101.2 million.

   No company used in the above analysis of selected comparable companies nor any transaction used in the analysis of the comparable transactions summarized above is identical to Vitamins.com, HealthCentral, or the merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the selected comparable companies and the comparable transactions and other factors that would affect the public trading value and acquisition value of the selected comparable companies and the comparable transactions, respectively.

   While the foregoing summary describes analyses and factors that Pacific Growth Equities deemed material in its presentation to HealthCentral's board of directors, it is not a comprehensive description of all analyses and factors considered by Pacific Growth Equities. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Pacific Growth Equities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Pacific Growth Equities' opinion. In performing its analyses, Pacific Growth Equities considered general economic, market and financial conditions and other matters, many of which are beyond the control of HealthCentral and Vitamins.com. The analyses performed by Pacific Growth Equities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly such analyses are subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold.

   Pursuant to a letter agreement dated March 11, 2000 between HealthCentral and Pacific Growth Equities, the fees to date payable to Pacific Growth Equities for rendering the Pacific Growth Equities opinion have been $400,000, of which $100,000 was payable upon execution of the letter agreement and $300,000 at the time Pacific Growth Equities notified HealthCentral of its preparedness to render the opinion (whether in oral or written form). In addition to the fee provided for above, HealthCentral agreed to reimburse Pacific Growth Equities promptly, upon request, for all of Pacific Growth Equities' reasonable and accountable out-of-pocket expenses (including, without limitation, travel expenses, charges for public reference documents and database services, statistical analysis data and legal fees and expenses) incurred by Pacific Growth Equities in connection with the performance of its services under the letter agreement, up to a maximum of $25,000. HealthCentral has agreed to indemnify Pacific Growth Equities and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement.

   The HealthCentral board retained Pacific Growth Equities based upon Pacific Growth Equities' qualifications, reputation, experience and expertise. Pacific Growth Equities, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public equity underwritings, private placements and valuations for corporate and other purposes. Pacific Growth Equities maintains a market in the common stock of many publicly traded Internet-related and other companies and regularly publishes research reports regarding companies in Internet-related industries and publicly traded companies in Internet-related industries. C. Fred Toney, HealthCentral's Executive Vice President and Chief Financial Officer, was a partner with Pacific Growth Equities until July 1999. Mr. Toney is no longer employed by, and no longer has any beneficial ownership in, Pacific Growth Equities.

Interests of Certain Directors and Officers in the Merger

   If the merger and the issuance of HealthCentral shares are approved by our stockholders and the merger is completed, Robert M. Haft and C. Sage Givens will become members of our board of directors. Mr. Haft and Ms. Givens, either personally or through the entities with which they are associated, are both stockholders of Vitamins.com and, therefore, after the merger will be stockholders of HealthCentral. Mr. Haft, in addition to becoming a stockholder of HealthCentral, will continue to serve as President of Vitamins.com pursuant to an employment agreement with HealthCentral. Under the terms of his employment agreement, if Mr. Haft is terminated during the first year of his employment with HealthCentral without cause and not as a result of his death or permanent disability, he shall be entitled to receive up to one year's severance pay so long as he honors his non-competition agreement and does not provide more than thirty hours of paid employment services per week to any third party.

Government and Regulatory Approval

   HealthCentral and Vitamins.com have agreed to make reasonable efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement and intend to complete the filing of applications and notifications to obtain such approvals of any governmental or regulatory authority after the date of this document or have completed the filing of such applications or notifications prior to such date.

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, HealthCentral and Vitamins.com are required to provide notice of the merger to the Federal Trade Commission and the Anti-Trust Division of the Department of Justice. The companies have filed such notifications, and the Federal Trade Commission granted early termination of the 30 day waiting period on April 14, 2000.

   At any time before or after consummation of the merger, the Antitrust Division of the Department of Justice or the Federal Trade Commission, or any state, could take action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of HealthCentral or Vitamins.com. Private parties also may seek to take legal action under the antitrust laws under some circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. There can be no assurance that a challenge to the merger will not be made or, if a challenge is made, that HealthCentral will prevail.

   The respective obligations of HealthCentral and Vitamins.com to consummate the merger are subject to the condition that there be no preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction that prevents consummation of the merger and that there be no statute, rule, regulation, executive order, stay, decree or judgment by any court or governmental authority that prohibits or restricts the consummation of the merger. See "Conditions to the Completion of the Merger" on page 37.

   Approvals or notices are also required from or to the Securities and Exchange Commission and the National Association of Securities Dealers National Market System, and may be required from other regulatory agencies.

Accounting Treatment

   HealthCentral and Vitamins.com intend the business combination to be effected by the merger to be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, upon completion of the merger the historical cost basis financial statements of Vitamins.com will be combined with the financial statements of HealthCentral. In addition, the results of operations of the combined company will include the results of operations of HealthCentral and Vitamins.com for the entire fiscal period in which the merger is completed, and the previously reported results of operations for the prior periods will be combined and restated for the merger.

U.S. Federal Income Tax Consequences of the Merger

   The merger is intended to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code. Assuming the merger does so qualify, generally no gain or loss will be recognized by HealthCentral as a result of the merger.

Appraisal Rights

   Our stockholders are not entitled to appraisal rights in this transaction. Any stockholders of Vitamins.com who vote against the merger and perfect their appraisal rights under Section 262 of the Delaware General Corporation Law have the right to a court appraisal of the fair value of their shares. However, it is a condition to HealthCentral's obligations to complete the merger that no more than 2% of Vitamins.com's shares dissent from the merger.

Resale of HealthCentral Stock

   The issuance of the shares of our common stock in connection with the merger has not been registered under the Securities Act of 1933, as amended. Consequently such shares will constitute restricted securities under the Securities Act and may not be sold, assigned, transferred, exchanged, mortgaged, pledged or otherwise disposed of or encumbered by a holder thereof unless (i) they are subsequently registered under the Securities Act or an exemption from the registration requirements of the Securities Act and the rules and regulations thereunder, such as Rule 144 under the Securities Act, is available, and (ii) such disposition or encumbrance is in compliance with applicable provisions of state securities laws.

   In addition, shares of our common stock issued to any Vitamins.com stockholder that may be deemed to be an "affiliate," as defined under the Securities Act and generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of a class of capital stock of HealthCentral and/or Vitamins.com for purposes of Rule 145 under the Securities Act, will not be transferable except in compliance with certain other provisions of the Securities Act. Affiliates also have agreed not to sell, transfer or otherwise dispose of any shares of HealthCentral received in the merger during the period commencing 30 days prior to the merger and running until results covering at least 30 days of combined operations of HealthCentral and Vitamins.com have been published by HealthCentral.

Operations Following the Merger

   Following the merger, Vitamins.com will be a wholly owned subsidiary of HealthCentral. Robert M. Haft will continue to serve as President of Vitamins.com, and Bruce Kudeviz will serve as the Executive Vice President and Chief Financial Officer. Upon consummation of the merger, the membership of HealthCentral's board of directors will be changed to include Robert M. Haft and C. Sage Givens. The stockholders of Vitamins.com will become stockholders of HealthCentral, and their rights as stockholders will be governed by HealthCentral's certificate of incorporation and HealthCentral's bylaws. Stockholders' rights will continue to be governed by the laws of the State of Delaware.

                            TERMS OF THE MERGER

   Upon consummation of the merger, the stockholders of Vitamins.com will receive $103,500,000 in our common stock, less certain transaction expenses over $100,000 incurred by Vitamins.com and subject to specified limitations on the number of shares to be issued, in exchange for all the outstanding capital stock of Vitamins.com, and Vitamins.com will become our wholly owned subsidiary. The following description of the material provisions of the merger agreement is a summary and does not purport to be complete. This description is qualified in its entirety by reference to the merger agreement, a copy of which is attached hereto as Appendix A. For more detailed information you should review the merger agreement.

General; Effective Time and Effects of the Merger

   The merger agreement provides that, subject to the approval of the merger agreement by the affirmative vote of a majority of the votes cast by the holders of our shares present or represented by proxy at the annual meeting of stockholders, and the satisfaction or waiver of other conditions to the merger, HCC Acquisition Corp. will be merged with and into Vitamins.com, with Vitamins.com continuing as the surviving corporation and as our wholly owned subsidiary.

   If the merger is approved by our stockholders, and the other conditions to the merger are satisfied or, where permissible, waived, the effective time of the merger will occur at the time of the filing of the agreement of merger with the Secretary of State of the State of Delaware.

Directors of HealthCentral Immediately Following the Merger

   If the merger is consummated, our newly combined board of directors will be comprised of ten members including Robert M. Haft and C. Sage Givens from Vitamins.com's current board and the following eight directors from our current board: Sheryle J. Bolton, Annette Campbell-White, Dr. Dean S. Edell,
Albert Greene, James J. Hornthal, Michael D. McDonald, Wesley D. Sterman and Robin Wollaner. Approval by our stockholders of the merger will also constitute approval of the appointment of Mr. Haft and Ms. Givens to our board of directors for terms expiring in 2003. The backgrounds of Mr. Haft and Ms. Givens are as follows:

   Robert M. Haft, age 47, was the founder of Vitamins.com and has served as President of Vitamins.com, Inc. and its predecessors since June 1995. From September 1995 to August 1997, he was also the Chairman and Chief Executive Officer of Phar-Mor, Inc., which operates a chain of retail drugstores. In 1977, Mr. Haft founded Crown Books Corp. and served as its Chief Executive Officer until June 1993. In addition, in 1982 he founded Trak Auto, a specialty retailer of automotive parts and accessories that went public in 1983. Mr. Haft serves as a director of The Second Cup (TSE). At various times prior to 1995, Mr. Haft has been President of Dart Drug Stores, Inc., Vice Chairman of Shoppers Food Warehouse Corp., Founder and President of Cabot Morgan Real Estate and Dart Group Financial, and President of Total Beverage Corp. Mr. Haft received an MBA from Harvard Business School, a Master in Design from the Harvard Design School and a B.S. in Economics from University of Pennsylvania Wharton School.

   C. Sage Givens, age 43, is the Managing Partner of Acacia Venture Partners, a San Francisco-based venture capital firm focused on the healthcare industry with a particular emphasis on Internet and other technology-driven business models, a position that she has held since 1995. From 1988 until 1995 she was a General Partner with First Century Partners, a private venture capital and buyout fund and an affiliate of Smith Barney. While at First Century, Ms. Givens launched and managed its diversification into healthcare and also managed the firm's West Coast operations. Prior to working at First Century, Ms. Givens was a principal at Smith Barney from 1983 to 1988, when she became a Managing Director of the firm. Ms. Givens holds an MBA from Stanford University and a B.A. from Georgetown University. She is a director of HealthSouth (NYSE) and PhyCor (NASDAQ), as well as of several private Acacia portfolio companies.

Exchange Ratio

   The merger agreement provides that each share of Vitamins.com capital stock issued and outstanding immediately prior to the merger will, at the effective time, be converted into and exchangeable for a percentage of a share of our common stock equal to the exchange ratio described below.

   The exchange ratio is determined by dividing the lesser of:

  . $103,500,000, less certain transaction expenses over $100,000 incurred by Vitamins.com, divided by the average closing price of our common stock for the ten trading days immediately preceding the business day immediately prior to the effective time of the merger; or

  . the number of shares of our common stock, less one share, outstanding immediately prior to the effective time of the merger,

by the number of shares of capital stock of Vitamins.com outstanding immediately prior to the effective time of the merger. For example, if the average closing price of our common stock for the ten-day period were $4.125 (the closing price of our stock on May 4, 2000), and there was no adjustment to the $103,500,000 purchase price, stockholders of Vitamins.com would receive
 .447 shares of our common stock for each share of Vitamins.com stock they own, or an aggregate of 25,090,909 shares. However, under the terms of the merger agreement the number of shares of our common stock that Vitamins.com stockholders may receive in exchange for their Vitamins.com stock cannot exceed the number of shares of our common stock outstanding immediately prior to the closing of the merger, less one. Therefore, if the number of our shares outstanding

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immediately prior to the merger was less than 25,090,909, the number of shares of our common stock that Vitamins.com stockholders would receive would be capped, and immediately after the close of the merger Vitamins.com stockholders would hold one share less than 50% of the outstanding shares of the combined company.

   We do not know what the market prices of our common stock will be at the effective time of the merger or during the period in which the exchange ratio is calculated. The market price of our common stock at the effective time may be less than, equal to or greater than the average closing price for the common stock on the date of this Proxy Statement. The number of shares of our common stock that the holders of Vitamins.com capital stock will receive upon consummation of the merger may vary significantly from the number of shares of our common stock that holders of Vitamins.com capital stock would receive if the merger was consummated and the holders of Vitamins.com capital stock received our common stock on the date of this Proxy Statement or on the date of the annual meeting.

No Fractional Shares

   No certificates for fractional shares of our common stock will be issued in the merger. Instead, each holder of Vitamins.com capital stock who otherwise would be entitled to receive a fractional share will be paid an amount in cash, in an amount equal to that fraction, rounded up or down to the next whole number, multiplied by the last reported sale price for our common stock on the Nasdaq National Market on the trading day immediately preceding the effective time of the merger.

Exchange Agent; Exchange of Certificates

   We have selected U.S. Stock Transfer Corporation to act as exchange agent under the merger agreement. At the effective time of the merger, we will deposit, in trust, with the exchange agent for the benefit of stockholders of Vitamins.com, certificates representing shares of our common stock to be delivered and cash for fractional shares to be paid pursuant to the merger agreement in exchange for shares of Vitamins.com capital stock outstanding immediately prior to the effective time of the merger. Upon surrender to the exchange agent of a certificate or certificates for cancellation, the holder will be entitled to receive a certificate representing our common stock and cash in lieu of fractional shares.

Representations and Warranties

   The merger agreement contains customary mutual representations and warranties made by us, HCC Acquisition Corp. and Vitamins.com relating to, among other things:

  . due organization and good standing;

  . capitalization;

  . subsidiaries;

  . corporate authority to enter into the contemplated transactions;

  . absence of conflicts with corporate governance documents;

  . reports and financial statements;

  . no undisclosed liabilities;

  . filing of tax returns and payment of taxes;

  . matters relating to assets owned or leased;

  . matters relating to intellectual property;

  . matters relating to certain contracts;


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

  . matters relating to accounts receivable;

  . pending or threatened material litigation;

  . matters relating to employee benefit plans and the Employee Retirement
    Income Security Act;

  . absence of environmental liabilities;

  . matters relating to certain customers and suppliers;

  . matters relating to brokers' or finders' fees; and

  . Year 2000 matters.

   In addition, the merger agreement contains additional representations and warranties of Vitamins.com relating to, among other things:

  . matters relating to compliance with applicable laws and other instruments;

  . absence of specified changes or events;

  . matters relating to insurance coverage;

  . matters relating to employees and consultants;

  . matters relating to permits, licenses, registration certificates, orders or approvals from government entities; and

  . matters relating to business relationships with affiliates.

   All of our representations and warranties and those of HCC Acquisition Corp. and Vitamins.com expire on the earlier of the date that is twelve months after the effective time of the merger or the date on which we issue an independent audit report for the combined entities.

Conduct of Business Pending the Merger

   Vitamins.com has agreed, except as otherwise expressly contemplated by the merger agreement, that until the effective time of the merger it and its subsidiaries will carry on their respective businesses only in the ordinary course of business and will use reasonable efforts to maintain and preserve their business organizations, assets, employees and business relationships and to maintain all of their properties and assets in useful and good condition.

   In addition, unless otherwise provided by the merger agreement, Vitamins.com has agreed that, among other things, neither it nor any of its subsidiaries, without our prior written consent, may:

  . amend corporate governance documents;

  . issue any securities;

  . incur any obligation or liability;

  . declare or make any payment or distribution to stockholders;

  . mortgage, pledge or subject to any lien, charge or any other encumbrance of its assets or properties, other than mechanic's liens or liens arising by operation of law;

  . sell, assign or transfer any assets;

  . cancel any material debts or claims;

  . merge or consolidate with or into any corporation or other entity;

  . make any election or give any consent under the Internal Revenue Code or other tax statute or any revocation, termination or cancellation of any such election or consent;

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

  . compromise or settle any claim for taxes due; or

  . enter into any material lease, contract, agreement or understanding.

Interim Loans

   We have agreed to advance amounts in cash, up to a maximum of $3,000,000, to enable Vitamins.com to operate in the ordinary course of business until the effective time of the merger. Each advance will be represented by a promissory note payable to us at an annual interest rate equal to the Wells Fargo prime rate plus 3%. If the merger is not consummated, Vitamins.com has agreed to repay all promissory notes payable to us on the earlier of one year after the date of each promissory note or upon the closing of a financing pursuant to which Vitamins.com raises at least $10,000,000.

No Solicitation by Vitamins.com

   According to the terms of the merger agreement, Vitamins.com has agreed not to, directly or indirectly, and to use its best efforts not to permit any of its officers, directors, employees, representatives or agents to:

  . solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets or sale of shares of capital stock, other than the transactions contemplated by the merger agreement;

  . engage in negotiations or discussions concerning or provide any non-public information to any person or entity relating to any transaction referred to above; or

  . agree to, enter into, accept, approve or recommend any of the transactions referred to above.

   Upon receipt of any information with respect to any transaction referred to above or any request for non-public information in connection with any transaction or any request for access to the properties, books or records of Vitamins.com for the purpose of considering any transaction, Vitamins.com must immediately, but no later than 24 hours after receipt of a proposal, inquiry or contact, provide us with the name of the person or entity making the proposal, inquiry or contact and the terms and conditions of the proposal, inquiry or contact.

Conditions to the Completion of the Merger

   Conditions to Each Party's Obligations to Complete the Merger

   The respective obligations of HealthCentral, HCC Acquisition Corp. and Vitamins.com to effect the merger are subject to the satisfaction or waiver of the following conditions at or prior to the merger:

  . no temporary restraining order, preliminary or permanent injunction or other order of prohibition issued by any government entity shall be in effect or pending;

  . all approvals, waivers and consents required to be made, given or obtained by us or Vitamins.com with or from any governmental or regulatory authority in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, including all necessary approvals, waivers and consents required under the Securities Act and under state "blue sky" approvals, shall have been obtained; and

  . the waiting period and any extensions of the waiting period under the Hart-Scott-Rodino Act shall have expired or terminated.

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

   Additional Conditions to Obligations of HealthCentral and HCC Acquisition
   Corp.

   Our obligations and those of HCC Acquisition Corp. to effect the merger are also subject to the fulfillment or waiver of each of the following conditions at or prior to the merger:

  . each of the representations and warranties of Vitamins.com set forth in the merger agreement being true and correct in all material respects at and as of the effective time of the merger as if made at and as of that time, and our having received a certificate signed on behalf of Vitamins.com to that effect; however, if the sum of:

   . the reasonably anticipated losses arising out of the failure of a statement in a representation or warranty to be true and correct in all material respects as of the date of the merger agreement, and

   . the reasonably anticipated losses arising out of the failure of the representations and warranties that were true and correct as of the date of the merger agreement to be true and correct as of the effective time of the merger is no more than $10,350,000 as adjusted pursuant to the merger agreement, we shall not have the right to terminate the merger agreement but instead shall have recourse against the escrow fund for such losses;

  . the performance in all material respects by Vitamins.com of its obligations under the merger agreement;

  . the approval of the merger agreement and the other transactions contemplated by the merger agreement by the requisite vote of the our stockholders, in accordance with the rules of the Nasdaq National Market;

  . the number of Vitamins.com shares dissenting from the merger not exceeding 2% of the aggregate of the outstanding capital stock of Vitamins.com;

  . our receipt of the legal opinion of Venable, Baetjer, Howard & Civiletti, LLP;

  . the receipt of resignations from all members of the boards of directors of Vitamins.com and each of its subsidiaries; and

  . the filing of the agreement of merger with the Secretary of State of the State of Delaware.

   Additional Conditions to the Obligations of Vitamins.com

   The obligations of Vitamins.com to effect the merger are also subject to the fulfillment or waiver of each of the following conditions at or prior to the merger:

  . each of the representations and warranties of HealthCentral and HCC
    Acquisition Corp. set forth in the merger agreement being true and correct in all material respects at and as of the effective time of the merger as if made at and as of such time, and Vitamins.com having received a certificate signed on behalf of HealthCentral and HCC Acquisition Corp. to such effect, except that where any statement in a representation or warranty is qualified by a reference to materiality, such representation and warranty as so qualified being true and correct in all respects as of the effective time, as if made on and as of the effective time of the merger;

  . our performance and the performance of HCC Acquisition Corp. in all material respects of our respective obligations under the merger agreement;

  . the receipt by Vitamins.com of the legal opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation;

  . the approval of the merger agreement and the other transactions contemplated by the merger agreement by the requisite vote of our stockholders and the stockholder of HCC Acquisition Corp.;

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

  . the approval of the stock being issued pursuant to the merger and upon the exercise of the assumed Vitamins.com stock options for listing on the Nasdaq National Market, upon official notice; and

  . the filing of the agreement of merger with the Secretary of State of the State of Delaware.

Escrow and Indemnification

   Indemnification by the Stockholders of Vitamins.com

   Pursuant to the terms of the merger agreement, 10% of the shares of our common stock otherwise issuable to the Vitamins.com stockholders will be held in escrow following the merger until the earlier of:

  . the first anniversary of the effective date of the merger; or

  . two business days after the escrow agent receives written notification from us that we have issued our first independent audit report showing our combined results of operations with Vitamins.com.

   The shares of our common stock held in escrow will be available to indemnify HealthCentral against losses exceeding $300,000 in the aggregate that arise from:

  . any breach or failure of Vitamins.com to perform any covenants or agreements required pursuant to the merger agreement; or

  . any inaccuracy of any representation or warranty made by Vitamins.com in the merger agreement.

   The shares of our common stock held in escrow will also be available to indemnify HealthCentral against losses that arise from any inaccuracy of Vitamins.com's representations and warranties as to its capitalization or any breach of Vitamins.com's covenant regarding its option plans.

   Indemnification by HealthCentral

   We have agreed to indemnify and hold harmless Vitamins.com, its stockholders, directors, officers, employees, fiduciaries, agents and affiliates against any losses exceeding $300,000 in the aggregate and up to an amount that is 10% of the purchase price that arise from:

  . our breach or failure to perform any covenants or agreements required pursuant to the merger agreement; or

  . any inaccuracy of any of our representations or warranties in the merger agreement.

Registration Rights

   Under the terms of, and except as limited by, the merger agreement, the Vitamins.com stockholders have registration rights with respect to the shares of our common stock to be issued upon consummation of the merger as follows:

  . we will within 210 days of the effective time of the merger, but in no event earlier than December 7, 2000, prepare and file a registration statement on Form S-3 or Form S-1 to effect the registration of the shares of our common stock received by the holders of Vitamins.com capital stock pursuant to the merger and use our reasonable best efforts to keep the registration statement continuously effective for two years following the date it is declared effective by the Securities and Exchange Commission; and

  . if we file a registration statement relating to any of our securities at any time after 180 days from the effective time of the merger and prior to the third anniversary date of the effective time of the merger, then the holders of our common stock received as a result of the merger have the right to include their shares in the registration.

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

   Upon compliance with the applicable terms and conditions of the merger agreement and the declaration of effectiveness of the registration statement, each holder of our common stock will be entitled to resell in the public market the shares of our common stock such holder received pursuant to the merger, although stockholders deemed affiliates of Vitamins.com will be subject to resale restrictions under Rule 145 as promulgated by the Securities and Exchange Commission. All expenses pursuant to such registration, other than underwriting discounts and commissions, will be borne by us.

   In addition to the foregoing, the merger agreement contains provisions requiring indemnification for us and the holders of Vitamins.com capital stock with respect to material misstatements and omissions in a registration statement or prospectus filed pursuant to the merger agreement.

   We have agreed, pursuant to the merger agreement, to file, no later than 45 days after the effective time, a registration statement on Form S-8 covering the shares of our common stock issuable under outstanding Vitamins.com options assumed by us. Although Vitamins.com optionees may exercise options for our common stock before the effective date of such registration statement on Form S-8, they may not sell the shares of HealthCentral common stock received upon exercise until after the effective date of such registration statement unless an exemption from registration is available.

Expenses

   Whether or not the merger is completed, all fees, costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring such fees, costs or expenses; provided, however, that any fees, costs and expenses in excess of $100,000 incurred by Vitamins.com shall reduce dollar for dollar the $103,500,000 purchase price paid if the merger is consummated.

Termination

   The merger agreement may be terminated at any time prior to the effective time of the merger:

  . by mutual consent of us and Vitamins.com; or

  . by either us or Vitamins.com upon written notice to the other party if:

    . there has been a material breach of any representation, warranty or covenant by the other party, which breach has not been cured, if capable of being cured, within 15 calendar days after receipt of written notice of the breach; or

    . the effective time of the merger has not occurred on or before September 30, 2000 or a later date as established by the boards of directors of both us and Vitamins.com, unless the failure to consummate the merger is the result of a breach of a representation, warranty or covenant or a failure of either party to satisfy a condition precedent as set forth in the merger agreement by the party seeking to terminate the merger agreement.

Termination Payments Payable by HealthCentral

   If the merger does not occur for any reason other than as a result of a breach by Vitamins.com of its representations, warranties or covenants, we are obligated to purchase shares of Vitamins.com Series C preferred stock at the purchase price of $1 per share. The aggregate purchase price for these shares will be $6,000,000 less the amount of any interim loans we have made to Vitamins.com for operating purposes following the date of the merger agreement. For example, if we advance $3,000,000 in interim loans to Vitamins.com and the merger subsequently does not occur, we would be obligated to purchase $3,000,000 of Vitamins.com Series C preferred stock. The interim loans would continue to be repayable in accordance with their terms.

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

Amendment

   The merger agreement may be amended by an instrument in writing signed on our behalf and on behalf of Vitamins.com prior to the effective time; provided, however, that after any required approval by HealthCentral stockholders or the stockholders of Vitamins.com, no amendment can be made that would alter or change the exchange ratio or have a material adverse effect on the stockholders except with further stockholder approval.

Treatment of Vitamins.com Stock Options

   At the effective time, all outstanding Vitamins.com stock options that have not been exercised will become and represent options to purchase the number of shares of our common stock, increased to the nearest whole share, determined by multiplying the number of Vitamins.com shares subject to the options immediately prior to the merger by the exchange ratio. The exercise price per share of the converted options shall be the exercise price per Vitamins.com share immediately prior to the merger divided by the exchange ratio, rounded to the nearest whole cent. After the merger, each substitute option will be exercisable upon the same terms, conditions and restrictions as were applicable to the related Vitamins.com stock option immediately prior to the merger.

   As of the record date, approximately 969,000 shares of Vitamins.com common stock were issuable upon the exercise of outstanding Vitamins.com options. All outstanding Vitamins.com stock options will be converted at the effective time of the merger into options to purchase our common stock.

Voting Agreement

   At the time of the execution of the merger agreement, holders of approximately 41% of our stock entered into a voting agreement with Vitamins.com and us. Those stockholders agreed, among other things:

  . to vote their shares of our common stock in favor of the merger agreement and the merger with Vitamins.com; and

  . not to transfer, sell, exchange, pledge or otherwise dispose of any shares of our common stock held by them prior to the effective date of the merger or the termination of the merger agreement in accordance with its terms except to someone who also agrees to be bound by the voting agreement.

Written Consent and Agreement of Stockholders of Vitamins.com

   At the time of the execution of the merger agreement, Vitamins.com entered into written consents and agreements with substantially all of its stockholders. Under the terms of the agreement, those Vitamins.com stockholders:

  . approved the merger and the merger agreement;

  . appointed Robert M. Haft as the stockholder representative, to act on such stockholders' behalf in connection with matters arising under the merger agreement and the escrow agreement;

  . agreed to release and discharge, as of the effective time of the merger, Vitamins.com from any losses that may arise in connection with any agreements entered into by such stockholder relating to such holders' Vitamins.com capital stock ownership; and

  . agreed not to transfer, sell, exchange, pledge or otherwise dispose of any shares of Vitamins.com capital stock held by them prior to the effective date of the merger or the termination of the merger agreement in accordance with its terms except to someone who also agrees to be bound by the written consent.

The stockholders entering into such consents and agreements hold sufficient shares to approve the foregoing matters pursuant to the merger agreement and Delaware law.

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

Executive Employment Agreements and Non-Competition Agreements

   At the time of the execution of the merger agreement, two of Vitamins.com's executives, Robert M. Haft and Bruce Kudeviz, entered into at-will employment agreements with us and Vitamins.com, which become effective only upon completion of the merger. The employment agreements provide, among other things, that each executive will receive an annual base salary equal to $150,000. Further, the employment agreements provide that if the executive is terminated during the first year of his employment with HealthCentral without cause and not as a result of his death or permanent disability, he shall be entitled to receive up to one year's severance pay so long as he honors his non-competition agreement and does not provide more than thirty hours of paid employment services per week to any third party.

   In addition, the employment agreements provide for entering into confidential information and invention assignment agreements and non-competition agreements. Except as otherwise provided in the confidential information and invention assignment agreement, each executive has agreed to assign to us his rights throughout the world to all inventions and intellectual property conceived or developed, jointly or individually, or reduced to practice during any period of employment, consulting or director relationship with us and Vitamins.com. The executives also agreed to a confidentiality provision which survives termination of employment until such time as the confidential information becomes generally known by the public. Pursuant to the noncompetition agreement, each executive agrees, that for a period of one year following termination of employment, he will not compete with the combined company in any pharmacy or retail drug business or any business that primarily provides health information, products or services to the general public.

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                     PROPOSAL NO. 2--ELECTION OF DIRECTORS

   All directors of HealthCentral are elected for three year terms and hold office until the election and qualification of their successors. Currently there are nine directors serving on our board, with the directors in Class I being elected at this annual meeting. Mr. Andersen has declined to stand for re-election, and in the event that the merger is not consummated, the number of directors will be only eight and Mr. Andersen's place on the board will be eliminated. Accordingly, there are only two directors nominated for election at this annual meeting. If the merger is consummated, the number of directors will be ten and Robert M. Haft and C. Sage Givens will serve on HealthCentral's board as members of Class I in addition to the two directors elected at this annual meeting of stockholders.

   It is intended that the proxies will be voted for the nominees named below for election to HealthCentral's board of directors unless authority to vote for any nominee is withheld. There are two nominees, each of whom is currently a director of HealthCentral. Each person nominated has agreed to serve if elected and the board has no reason to believe that any nominee will be unable or will decline to serve. In the event that any nominee is unable or declines to serve as a director at the annual meeting, the proxies will be voted for any nominee who is designated by the current board of directors to fill the vacancy.

Nominees for Election as Director to Serve Until 2003

   The following persons have been nominated to serve on the board of directors for a three year term expiring in 2003:

   Annette Campbell-White has served as a director of HealthCentral since September 1999. She has been the Managing General Partner of MedVenture Associates, a life sciences venture capital firm, since May 1986. Ms. Campbell-White serves on the board of directors of ArthroCare Corporation, a manufacturer of surgical instruments, and several privately held companies. Ms. Campbell-White received a B.Sc. in Chemical Engineering and an M.Sc. in Physical Chemistry from the University of Cape Town, South Africa.

   Robin Wolaner has served as a director of HealthCentral since October 1998. Since October 1997, Ms. Wolaner has served as the Executive Vice President of CNET, Inc., an Internet media company. From July 1992 to December 1995, Ms. Wolaner served as President and Chief Executive Officer of Sunset Publishing Corporation, a magazine and book company and a division of Time Publishing Ventures. She serves on the board of directors of Burnham Pacific Properties, a real estate investment trust, as well as on the board of directors of a private company. Ms. Wolaner received a B.S. in Industrial and Labor Relations from Cornell University.

Required Votes

   Assuming the presence of a quorum, election of the nominees to the board of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the proposal.

Recommendation of the Board

   The board of directors recommends that stockholders vote "for" election of both the nominees for director.

Board Meetings and Committees

   The board of directors held 11 meetings during fiscal 1999. During fiscal 1999, each director, other than Mr. Hornthal, Mr. Edell and Mr. Sterman, attended more than 75% of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board on which the director served. There are no family relationships among the executive officers or directors of HealthCentral. The board of directors has an Audit Committee and a Compensation Committee.

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

   The Audit Committee consists of Ms. Campbell-White, Mr. Andersen and Ms. Bolton. The Audit Committee was formed in September 1999 and did not hold its first meeting until fiscal year 2000. The Audit Committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  . reviews and evaluates our audit and control functions.

   The Compensation Committee consists of Ms. Bolton, Dr. Sterman and Ms. Wolaner. The Compensation Committee was formed in September 1999 and met one time during the last fiscal year. The Compensation Committee:

  . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock options plans; and

  . makes recommendations to the board of directors regarding such matters.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   HealthCentral's executive compensation program is administered by the Compensation Committee of the Board of Directors. The committee is comprised of Sheryle Bolton, Wesley D. Sterman and Robin Wolaner, each of whom is a non-employee director. Its role is to establish, review and administer HealthCentral's executive compensation program. The committee approves all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers.

   Compensation Philosophy

   HealthCentral's executive compensation policies are designed to attract and retain executives who will contribute to HealthCentral's long-term success, to enhance stockholder value by aligning the financial interest of the executive officers with those of its stockholders and to provide compensation packages that recognize individual contributions and HealthCentral's performance. The compensation policies are designed to achieve the following objectives:

  . offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term stockholder value;

  . offer base salaries that are competitive with those of similarly-situated
    Internet companies and long-term incentives through HealthCentral's stock option programs; and

  . offer plans that are designed to provide an incentive to management to increase revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of HealthCentral.

   Compensation Program

   Base Salary

   The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in high growth, Internet-based companies of reasonably similar size. Salaries for executive officers are reviewed by the committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.


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

   Incentive Awards

   HealthCentral's executive officers are eligible to receive cash bonus awards designed to motivate executives to attain short-term and long-term company-wide goals, such as customer satisfaction, increase in website traffic, revenue growth and attainment of other performance milestones, as determined by the Compensation Committee.

   Stock Options

   Under HealthCentral's 1998 and 1999 Stock Option Plans, stock options may be granted to executive officers and other employees of HealthCentral. Upon joining HealthCentral, an individual's initial option grant is based on the individual's responsibilities and position. Because of the competitive nature of the Internet industry in which HealthCentral competes, the committee believes stock option grants are an effective method of providing incentives to executives to take a longer term view of HealthCentral's performance and to ensure that the executive's and the stockholders' interests are in alignment. The board of directors has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual's position with HealthCentral, and his or her existing holdings of unvested options. However, the board of directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer as it determines the circumstances warrant. Stock options are granted at fair market value and generally vest over a four year period. HealthCentral's stock plans also provide that upon an acquisition or other change of control of HealthCentral, fifty percent of an executive officer's unvested options vest immediately and the remaining fifty percent vest monthly over the next twelve months, subject to the continued provision of services.

   Deductibility of Executive Compensation

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable upon attainment of pre-established, objective performance goals under a plan approved by the stockholders.

   The compensation to be paid to HealthCentral's executive officers during 1999 did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to HealthCentral's executive officers for 2000 will exceed that limit. Because the cash compensation paid by HealthCentral to each of its executive officers is expected to be well below $1 million and the committee believes that options granted under the 1998 Plan and 1999 Plan will qualify as performance-based compensation, the committee believes that this section will not affect the tax deductions available to HealthCentral. Because it is very unlikely that the cash compensation payable to any of HealthCentral's executive officers in the foreseeable future will approach the $1 million limit, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to HealthCentral's executive officers. The committee will continue to monitor the compensation levels potentially payable under HealthCentral's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, HealthCentral's compensation philosophy and HealthCentral's best interests.

   Chief Executive Officer Compensation

   In August 1999, HealthCentral entered into an employment agreement with its Chief Executive Officer, Albert L. Greene. Mr. Greene's base salary, annual incentive award and long-term incentive compensation are determined by the committee based upon the same factors as those employed by the committee for executive officers in general. Mr. Greene's employment agreement provides for an initial base salary of $235,000 on an annualized basis, subject to annual review. In addition, during the first three years of the agreement, HealthCentral is paying Mr. Greene a monthly bonus of between 30% and 60% of his monthly base salary, with the percentage of such bonus to be based on Mr. Greene's achievement of certain performance milestones, as mutually agreed by Mr. Greene and the committee. Mr. Greene's current monthly bonus is equal to 30% of his base salary. During 1999, Mr. Greene was granted options to purchase a total of 498,582 shares of common stock at exercise prices ranging from $0.248 to $10.08, the fair market value of HealthCentral's stock on the date of grant. If Mr. Greene is terminated without cause before August 11, 2000, he will receive monthly severance payments equal to his monthly base salary until that date.

                                  Sheryle Bolton
                                  Wesley D. Sterman
                                  Robin Wolaner

Executive Officer and Director Compensation

   Board of Directors

   Our bylaws currently provide for a board of directors consisting of nine members. Our board of directors is divided into the following three classes:
Class I, whose initial term will expire at the annual meeting of stockholders in 2000; Class II, whose initial term will expire at the annual meeting of stockholders in 2001; and Class III, whose initial term will expire at the annual meeting of stockholders in 2002. After each of these respective elections, each class of directors will serve staggered three year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of HealthCentral, with the other classes continuing for the remainder of their respective terms. If the merger with Vitamins.com is approved by our stockholders, our bylaws will be amended to increase the total number of directors to ten and the number of Class I directors to four. Louis Andersen is not standing for re-election, and Robert M. Haft and C. Sage Givens will join the board as members of Class I. If the merger is not approved by our stockholders, our bylaws will be amended to decrease the total number of directors to eight, Louis Andersen will not stand for re-election and Mr. Andersen's place on the Board as a member of Class I will be eliminated.

   The directors of HealthCentral and their ages as of February 29, 2000 are as follows:

                                                                 Director
           Name           Age       Principal Occupation          Since   Class
           ----           ---       --------------------         -------- -----
 Albert L. Greene........  49 President, Chief Executive           1998    II
                               Officer and Director of
                               HealthCentral

 James J. Hornthal.......  45 Chairman of the Board of             1996    II
                               Directors of Preview Travel

 Michael D. McDonald.....  43 President and Director of Global     1999    II
                               Health Initiatives

 Louis M. Andersen(1)....  38 Vice President, Strategy and         1999     I
                               Business Development, United
                               Healthcare Corporation

 Sheryle J. Bolton.......  53 Chief Executive Officer and          1998    III
                               Director of Scientific Learning
                               Corporation

 Annette Campbell-White..  52 Managing General Partner of          1999     I
                               Medventure Associates

 Dean S. Edell...........  58 Host of Dr. Dean Edell radio and     1996    III
                               television programs

 Wesley D. Sterman.......  39 Director of Heartport, Inc.          1998    III

 Robin Wolaner...........  45 Executive Vice President of          1998     I
                               Cnet, Inc.

--------
(1) Mr. Andersen, who is currently serving as a Class I director, is not standing for re-election as a board member at the annual meeting of stockholders.

   Albert L. Greene has served as our President and Chief Executive Officer since joining HealthCentral in July 1998 and as a director since October 1998. From May 1990 to February 1998, Mr. Greene served as President of Alta Bates Medical Center, a hospital in Berkeley, California. From January 1996 to July 1998, Mr. Greene served as Chief Executive Officer of the East Bay Service Area of Sutter Health, a healthcare provider. He presently serves on the boards of directors of Quadramed Corporation, a developer of healthcare software and services, Lumisys Incorporated, a supplier of medical imaging products, and Acuson Corporation, a manufacturer of medical ultrasound equipment. Mr. Greene received a B.A. in Psychology from Ithaca College and an M.H.A. in Hospital Administration from the University of Michigan.

   James J. Hornthal co-founded HealthCentral in August 1996 and has been a director since inception and co-chairman of the board of directors since September 1999. In March 1985, Mr. Hornthal founded Preview Travel, an online travel services company. He has served as chairman of the board of directors of Preview Travel since inception, as well as President until April 1994 and Chief Executive Officer until June 1997. Mr. Hornthal is also the chairman of NewsNet Central, a privately-held media convergence company. Mr. Hornthal received an A.B. in Economics from Princeton University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

   Michael D. McDonald has served as co-chairman of the board of directors of HealthCentral since September 1999 and served as chairman of the board of directors from August 1999 to September 1999. Since December 1995, he has served as President and a director at both Global Health Initiatives, a health information company, and Health Initiatives Foundation, Inc., a health and technology non-profit company. At Windom Health, Dr. McDonald served as President and chairman of the board of directors from June 1984 to August 1999. He also served as Director of Health and Telecom at the C. Everett Koop Institute from May 1994 to July 1995, and as Director of Health and Telecom at the Koop Foundation from March 1995 to April 1997. Dr. McDonald received a B.A. in Interdisciplinary Study of Medicine from the University of California, San Diego, and an M.P.H. and Dr.P.H. from the University of California, Berkeley.

   Louis M. Andersen has served as a director of HealthCentral since August 1999. Mr. Andersen has been Vice President, Strategy and Business Development at United HealthCare Corporation, a healthcare management and insurance provider, since September 1998. From October 1989 to September 1998, he was Director of Strategy at Prudential HealthCare, a healthcare affiliate of Prudential Insurance Company of America. Mr. Andersen received a B.S./B.A. degree in Accounting from the University of Nebraska and an M.B.A. from Columbia University.

   Sheryle J. Bolton has served as a director of HealthCentral since October 1998. Since November 1996, Ms. Bolton has served as Chief Executive Officer and a director of Scientific Learning Corporation, a neuroscience-based, educational Internet and software company. She has also served as its President since June 1997. From September 1995 to October 1996, Ms. Bolton was a consultant to companies in the Internet, healthcare and technology sectors. From January 1994 to August 1995, Ms. Bolton was the President and
Chief Operating Officer of Physicians' Online, Inc., an online clinical information resource for physicians. Ms. Bolton serves as a director or trustee for several mutual fund families of Scudder Kemper Investments, Inc. Ms. Bolton received a B.A. in English and an M.A. in Linguistics from the University of Georgia, and an M.B.A. from Harvard Business School.

   Annette Campbell-White has served as a director of HealthCentral since September 1999. For background on Ms. Campbell-White, please see page 43.

   Dean S. Edell, M.D. co-founded HealthCentral in August 1996, and has been a director since inception. From inception to July 1998, Dr. Edell also served as President and Chief Executive Officer. Dr. Dean Edell has been a medical journalist for twenty years, and is the host of the Dr. Dean Edell Show, which is broadcast on more than 300 radio stations. His television news reports appear in over 50 markets in the United States and Canada. Dr. Edell has received numerous awards for his broadcasting work, including a C. Everett Koop Media award, an Edward R. Murrow award, and awards from the American Cancer Society and the American Heart Association. Dr. Edell received a B.A. in Zoology from Cornell University and an M.D. from Cornell University Medical School.

   Wesley D. Sterman, M.D. has served as a director of HealthCentral since December 1998. Dr. Sterman co-founded Heartport, Inc., a cardiovascular medical technology company, in May 1991 and has served as a director of Heartport since that time. Dr. Sterman served as Heartport's Chairman of the Board from May 1998 until June 1999 and as its President and Chief Executive Officer from May 1991 until May 1998. Dr. Sterman received a B.S. in both Biology and Chemistry from Stanford University, an M.B.A. from the Graduate School of Business at Stanford University, and an M.D. from the Stanford University School of Medicine. Dr. Sterman also serves on the boards of directors of several private companies.

   Robin Wolaner has served as a director of HealthCentral since October 1998. For background on Ms. Wolaner, please see page 43.

   The additional persons who will become directors if the merger with Vitamins.com is approved by our stockholders are as follows:

                                                              Director
        Name         Age        Principal Occupation           Since   Class
        ----         ---        --------------------          -------- -----
 C. Sage Givens.....  43 Managing Partner of Acacia Venture      --      I
                          Partners

 Robert M. Haft.....  47 Founder and President of                --      I
                          Vitamins.com, Inc.

   For background information on Mr. Haft and Ms. Givens, please see page 34.

   Board Compensation

   Except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options, our directors do not currently receive compensation for their services as members of the board of directors. Employee directors are eligible to participate in our 1998 stock plan, 1999 stock plan and 1999 employee stock purchase plan. Non-employee directors are eligible to participate in our 1998 stock plan, 1999 stock plan and 1999 directors' stock option plan.

   The 1999 directors' plan provides that each person who becomes a non-employee director after our initial public offering will be automatically granted a non-statutory stock option to purchase 12,500 shares of common stock on the date on which he or she first becomes a member of our board of directors. In addition, on the date of each annual stockholders meeting, each non-employee director who will continue serving on the board following the meeting and who has been a director of HealthCentral for at least six months prior to the meeting date will be granted an option to purchase 6,250 shares of common stock. All options granted under the directors' plan will have a term of ten years and an exercise price equal to the fair market value of the common stock on the date of grant. All options granted under the directors' plan to new directors shall vest monthly over four years from the date of a grant, and all options granted at the time of our annual stockholders meeting will vest monthly over 12 months.

   In October 1998, we granted each of Ms. Bolton and Ms. Wolaner non-statutory stock options to purchase 62,500 shares of our common stock at an exercise price of $0.25 per share. In February 1999, we granted Dr. Sterman a non-statutory stock option to purchase 62,500 shares of our common stock at an exercise price of $0.25 per share. In August 1999, we granted Dr. McDonald a non-statutory stock option to purchase 62,500 shares of our common stock, Mr. Andersen a non-statutory stock option to purchase 12,500 shares of our common stock, and Dr. Sterman a non-statutory stock option to purchase 12,500 shares of our common stock, each at an exercise price of $1.28 per share. Each of these option grants vests over a 48-month period, except for Mr. Andersen's option grant, which vests over a 12-month period.

   In August 1999, in connection with the closing of our acquisition of Windom Health, we entered into a three-year consulting agreement with Michael D. McDonald, the co-chairman of our board of directors, under which Dr. McDonald has agreed to provide us with strategic consulting services related to our institutional business. The consulting agreement provided for an $85,000 bonus to be paid to him on the closing of our

Series B preferred stock financing and a monthly fee of $5,000 for his provision of consulting services. If we terminate the consulting agreement without releasing Dr. McDonald from a non-competition provision, Dr. McDonald will continue to receive as severance the monthly fee due for the remainder of the initial term of the consulting agreement.

   Compliance with Section 16(a) of the Securities Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934 requires HealthCentral's directors and executive officers, and persons who own more than ten percent of a registered class of HealthCentral's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of HealthCentral. Officers, directors and holders of more than ten percent of HealthCentral's common stock are required by the Securities and Exchange Commission's regulations to furnish HealthCentral with copies of all Section 16(a) forms they file.

   To HealthCentral's knowledge, based solely upon review of the copies of such reports furnished to HealthCentral and written representations that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to HealthCentral's officers, directors and holders of more than ten percent of HealthCentral's common stock were complied with.

   Executive Officers

   The following table sets forth information regarding our executive officers as of March 31, 2000:

             Name            Age                       Position
             ----            ---                       --------
   Albert L. Greene........   50 President, Chief Executive Officer and Director
   C. Fred Toney...........   34 Executive Vice President and Chief Financial Officer
   Deryk Van Brunt.........   40 Executive Vice President of Operations
   Robert M. Cudd..........   45 Senior Vice President of Marketing
   Marcos A. Athanasoulis..   32 Vice President of Engineering

   Albert L. Greene has served as HealthCentral's President and Chief Executive Officer since joining HealthCentral in July 1998 and as a director since October 1998. For background information on Mr. Greene, please see page 47.

   C. Fred Toney has served as HealthCentral's Executive Vice President and Chief Financial Officer since January 2000 and served as HealthCentral's Senior Vice President and Chief Financial Officer from July 1999, when he joined HealthCentral, until January 2000. From August 1992 to July 1999, Mr. Toney served as Research Analyst, Director of Research and Senior Managing Director at Pacific Growth Equities, Inc., an investment banking firm. He also serves on the boards of directors of two private companies. Mr. Toney received a B.A. in both Economics and English from the University of California, Davis.

   Deryk Van Brunt has served as HealthCentral's Executive Vice President of Operations since January 2000 and served as HealthCentral's Senior Vice President of Operations from August 1999, when HealthCentral acquired Windom Health, until January 2000. From June 1994 to August 1999, Dr. Van Brunt was Chief Operating Officer of Windom Health. Dr. Van Brunt received a B.S. in Natural Resources, an M.P.H. in Epidemiology and a Dr.P.H. in Health Informatics from the University of California, Berkeley.

   Robert M. Cudd has served as HealthCentral's Senior Vice President of Marketing since January 2000 and served as HealthCentral's Vice President of Marketing from October 1999, when he joined HealthCentral, until January 2000. From March 1998 to September 1999, Mr. Cudd served as Vice President of Marketing and Editorial at Fatbrain.com, an Internet retailer of professional books and documents. From September 1996 to March 1998, Mr. Cudd served as Vice President of Marketing for West Marine, Inc., a boating supply and accessory retailer and, from February 1994 to May 1996, he served as the Director of Marketing at Computer City, a reseller of computer hardware and software. Mr. Cudd holds a B.S. degree in Business from Ferris State College.

   Marcos A. Athanasoulis has served as HealthCentral's Vice President of Engineering since HealthCentral acquired Windom Health in August 1999. At Windom Health, Mr. Athanasoulis served as Director of Engineering from June 1998 to August 1999, and as Director of Research and Development from June 1996 to June 1998. From June 1990 to May 1996, Mr. Athanasoulis was a Research Scientist at Impact Assessment, Inc., a consulting company. He was also an independent consultant in health information systems from June 1995 to June 1998. Mr. Athanasoulis received a B.A. in Social Science and an M.P.H. in Epidemiology and Biostatistics from the University of California, Berkeley, and is a doctoral fellow in Health Information Sciences at the University of California Berkeley.

   Executive Compensation

   The following table shows the compensation received in 1998 and 1999 by each of (i) HealthCentral's Chief Executive Officer and (ii) the other most highly compensated executive officer of HealthCentral who earned in excess of $100,000 and who was serving at December 31, 1999 (the "Named Executive Officers"). Prior to 1998, HealthCentral had no operations or employees.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                      Awards
                                          Annual Compensation       Securities
                                       ---------------------------  Underlying
Name                                   Year Salary ($)   Bonus ($) Options (#)
----                                   ---- ----------   --------- ------------
Albert Greene......................... 1999  185,008(1)   95,003     498,582
 Chief Executive Officer(2)            1998   64,800(1)      --      149,718
C. Fred Toney......................... 1999   94,744      43,750     312,500
 Executive Vice President &
 Chief Financial Officer(3)

--------
(1) Includes amounts that were paid to Mr. Greene as a consultant for a portion of the year.

(2) As of December 31, 1999, Mr. Greene held 45,522 shares directly and 62,500 shares indirectly through a limited partnership. These shares were valued at $694,499 at December 31, 1999, based on the fair market value on that date less consideration paid.

(3) As of December 31, 1999, Mr. Toney held 373,653 shares, which were valued at $2,014,155 at December 31, 1999, based on the fair market value on that date less consideration paid.

   Option Grants

   The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in 1999. HealthCentral has not granted any stock appreciation rights.

                             Option Grants in 1999

                                                                              Potential Realizable
                                                                                Value At Assumed
                                                                              Annual Rates Of Stock
                            Number Of      % Of Total                          Price Appreciation
                           Securities    Options Granted Exercise              For Option Term(5)
                           Underlying    To Employees In   Price   Expiration ---------------------
          Name           Options Granted   Fiscal Year   ($/Share)    Date        5%        10%
          ----           --------------- --------------- --------- ---------- ---------- ----------
Al Greene...............     449,156(1)       18.87%      $0.248     2/5/09   $5,238,638 $8,407,635
                               4,783(2)         .20%      $0.248     2/5/09   $   55,786 $   89,532
                              44,643(3)        1.87%      $10.08    10/6/09   $   81,754 $  396,731

C. Fred Toney...........     312,500(4)       13.13%      $ 1.28    7/12/09   $3,322,279 $5,527,107

--------
(1) 1/36th of the total shares vest on the monthly anniversary of August 16, 1999, the vesting commencement date.

(2) Shares vested 100% on grant date.

(3) 1/48th of the total shares vest on the monthly anniversary of October 7, 1999, the vesting commencement date.

(4) 1/4th of the total shares vest on the annual anniversary of January 12, 1999, the vesting commencement date, and 1/48th of the total shares vest on the monthly anniversary of the vesting commencement date thereafter.

(5) The potential realizable value represents the difference between the fair market value of the shares on the date of grant, assuming the price per share as of December 31, 1999 ($7.3125 per share) was the fair market value on such date, compounded annually for ten years at the listed percentages, and the exercise price of the option.

    Aggregated Option Exercises in 1999 and December 31, 1999 Option Values

   The following table sets forth information with respect to the Named Executive Officers concerning option exercises and the value of exercisable and unexercisable options for the year ended December 31, 1999.

                                                 Number Of Securities
                                                      Underlying           Value Of Unexercised
                                                  Unexercised Options      In-The-Money Options
                           Shares                At December 31, 1999      At December 31, 1999
                          Acquired    Value    ------------------------- ---------------------------
          Name           On Exercise Realized  Unexercisable Exercisable Unexercisable   Exercisable
          ----           ----------- --------  ------------- ----------- -------------   -----------
Albert Greene...........       --       --        605,517      42,783     $4,264,535(2)      $ 0(2)

C. Fred Toney...........   312,500     $ 0(1)         --          --             --

--------
(1) No value realized on exercise date because the fair market value of HealthCentral's common stock on the date of exercise (as determined by the board of directors) of $1.28 per share equaled the exercise price of $1.28 per share.

(2) Value based on difference between the closing sale price on the Nasdaq National Market System of HealthCentral's common stock on December 31, 1999 of $7.3125 per share and the exercise price of an exercisable in-the-money option to purchase 603,657 shares. Mr. Greene also holds an option, the exercisable portion of which consists of 1,860 shares, which is not in-the-money.

   Employment and Consulting Agreements

   A June 1999 offer letter to Mr. Toney, our Chief Financial Officer and Executive Vice President, provides that Mr. Toney receives an initial base salary of $200,000, with an incentive bonus of up to 30% of his base salary depending on his achievement of performance milestones. In the first year of his employment, Mr. Toney is guaranteed a bonus of at least 15% of his base salary. If Mr. Toney is terminated without cause during the first year of his employment, he will receive monthly severance payments equal to his monthly base salary until the later of the one year anniversary of his employment start date or six months after his termination date.

   In August 1999, we entered into an employment agreement with our Chief Executive Officer, Albert L. Greene. Mr. Greene's base salary, annual incentive award and long-term incentive compensation are determined by the Compensation Committee based upon the same factors as those employed by the committee for executive officers in general. Mr. Greene's employment agreement provides for an initial base salary of $235,000 on an annualized basis, subject to annual review. In addition, during the first three years of the agreement, HealthCentral is paying Mr. Greene a monthly bonus of between 30% and 60% of his monthly base salary, with the percentage of such bonus to be based on Mr. Greene's achievement of certain performance milestones, as mutually agreed by Mr. Greene and the committee. Mr. Greene's current monthly bonus is equal to 30% of his base salary. During 1999, Mr. Greene was granted options to purchase a total of 498,582 shares of common stock at exercise prices ranging from $0.248 to $10.08, the fair market value of HealthCentral's stock on the date of grant. If Mr. Greene is terminated without cause before August 11, 2000, he will receive monthly severance payments equal to his monthly base salary until that date.

   The agreements with Messrs. Greene and Toney also have change of control provisions, which provide that fifty percent of their unvested shares and options vest on an acquisition of our company, and that if they are terminated without cause within twelve months after an acquisition of our company, the remaining unvested shares vest automatically at that time.

   In August 1999, we entered into employment agreements with Dr. Van Brunt, our Executive Vice President of Operations, and Mr. Athanasoulis, our Vice President of Engineering, in connection with our acquisition of Windom Health. These employment agreements each provide that if the officer is terminated without cause before August 11, 2000, he will receive monthly severance payments equal to his monthly base salary until that date.

   In September 1999, the board of directors amended our stock plans to provide that fifty percent of any unvested options held by officers vest on our acquisition by another company and the remaining fifty percent vest monthly over the next twelve months, subject to the continued provision of services.

Compensation Committee Interlocks and Insider Participation

   Ms. Bolton, Mr. Sterman and Ms. Wolaner served on HealthCentral's Compensation Committee during 1999. No interlocking relationship exists between any member of HealthCentral's Compensation Committee and any member of any other company's board of directors or compensation committee.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth information known to us with respect to beneficial ownership of our common stock as of February 29, 2000, by:

  . each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

  . each director;

  . our Chief Executive Officer and each Named Executive Officer; and

  . all directors and executive officers as a group.

   Except as otherwise noted, the address of each person listed in the table is c/o HealthCentral, 6001 Shellmound Street, Suite 800, Emeryville, CA 94608. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 22,584,964 shares of common stock outstanding as of February 29, 2000, in each case together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 29, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the shares issued to officers or issuable upon exercise of options by officers is subject to repurchase by us at the original exercise price in the event of termination of that officers' employment, which repurchase right lapses over time.

                                                          Total     Percent
                                                        Number of Beneficially
   Name                                                  Shares      Owned
   ----                                                 --------- ------------
   James J. Hornthal(1)................................ 2,401,007     10.6%
   Dean S. Edell....................................... 2,305,000     10.2%
   Michael D. McDonald(2).............................. 1,634,268      7.2%
   Albert L. Greene(3).................................   717,259      3.1%
   Annette Campbell-White(4)...........................   683,410      3.0%
   C. Fred Toney.......................................   373,653      1.6%
   Wesley D. Sterman(5)................................   160,542       *
   Robin Wolaner(6)....................................    57,631       *
   Sheryle J. Bolton(7)................................    40,847       *
   Louis M. Andersen(8)................................     9,333       *
   All directors and executive officers as a group (14
    persons)(9)........................................ 8,905,092    37.89%

--------
 * Less than one percent.

(1) Represents 2,401,007 shares held by an investment entity and trust controlled by Mr. Hornthal.

(2) Includes 10,417 shares issuable pursuant to the exercise of stock options as of April 29, 2000.

(3) Includes 609,237 shares issuable pursuant to the exercise of outstanding options as of April 29, 2000.

(4) Includes 653,609 shares held by MedVenture Associates III, L.P. and 27,801 shares held by MedVen Affiliates III, L.P. Annette Campbell-White, a director of HealthCentral, is a managing member of the general partner of each of these partnerships. Ms. Campbell-White disclaims beneficial ownership of these shares. The managing members of the entity that is the general partner of each of MedVenture Associates III, L.P. and MedVen Affiliates III, L.P. are Annette Campbell-White, Gary H. Story and George
    Y. Choi, all of whom share voting and dispositive power over these shares.

(5) Includes 20,312 shares issuable pursuant to the exercise of stock options as of April 29, 2000.

(6) Includes 23,438 shares issuable pursuant to the exercise of stock options as of April 29, 2000.

(7) Includes 23,438 shares issuable pursuant to the exercise of stock options as of April 29, 2000.

(8) Includes 8,333 shares issuable pursuant to the exercise of stock options as of April 29, 2000.

(9) Includes an aggregate of 920,175 shares issuable pursuant to the exercise of outstanding options.

Stock Performance Graph
[PERFORMANCE GRAPH APPEARS HERE]

                             Total Return Analysis

                                                                12/7/99 12/31/99
                                                                ------- --------
     HealthCentral.com......................................... $100.00 $ 74.05
     Peer Group................................................ $100.00 $ 73.91
     Nasdaq Composite.......................................... $100.00 $113.47

  Source: Carl Thompson Associates www.ctaonline.com (800-959-9677). Data from Bloomberg Financial Markets.

Certain Relationships and Related Transactions

   Preferred Stock Issuances

   Since January 1, 1999, we issued a total of 4,038,455 shares of Series B preferred stock at a price of $5.20 per share in August and September 1999, all of which converted into shares of common stock on a 1-for-1 basis upon the closing of our initial public offering in December 1999. The following table summarizes the shares of preferred stock purchased since January 1, 1999 and held as of February 29, 2000 by our executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates.

                                      Shares Issued on Exercise
                                        of Series A Preferred      Series B
                                           Stock Warrants       Preferred Stock
                                      ------------------------- ---------------
   Directors
   Entities affiliated with James J.
    Hornthal........................           24,000                19,230
   Entities affiliated with Annette
    Campbell-White..................              --                673,077
   Wesley D. Sterman................           36,000                19,230
   Robin Wolaner....................            9,818                   --
   Sheryle J. Bolton................            4,909                   --

   Executive Officers
   Albert L. Greene.................            6,000                 9,615
   C. Fred Toney....................              --                 61,153

   Option Grants and Stock Issuances under Stock Plans

   The following table summarizes the options granted to, and the shares of common stock purchased under our stock plans since January 1, 1999 and held as of February 29, 2000 by, our executive officers, directors, holders of more than 5% of our outstanding stock and their affiliates:

                                   Common                               Vesting
   Name                             Stock  Options Price  Issuance Date Schedule
   ----                            ------- ------- ------ ------------- --------
   Albert Greene..................           4,783 $ 0.25   Feb. 1999     (1)
                                           449,156 $ 0.25   Feb. 1999     (2)
                                            44,643 $10.08   Oct. 1999     (3)
   Louis Andersen.................          12,500 $ 1.28   Aug. 1999     (7)
   Marcos Athanasoulis............          62,500 $ 1.28   Aug. 1999     (4)
                                            31,250 $10.00   Dec. 1999     (4)
   Ann-Marie Buddrus..............          62,500 $ 1.28   Aug. 1999    (4)(5)
   Robert Cudd....................         125,000 $10.08   Oct. 1999     (4)
                                            31,250 $10.00   Dec. 1999     (4)
   Michael McDonald...............          62,500 $ 1.28   Aug. 1999     (4)
   Wes Sterman....................          62,500 $ 0.25   Feb. 1999     (4)
                                            12,500 $ 1.28   Aug. 1999     (4)
   C. Fred Toney.................. 312,500     --  $ 1.28   July 1999     (6)
   Deryk Van Brunt................         100,000 $ 1.28   Aug. 1999     (4)
                                            25,000 $ 8.19  Sept. 1999     (4)

--------
(1) Shares underlying this option were 100% vested on the grant date.

(2) Shares vest at the rate of 1/36th per month from the vesting commencement date (August 1999).

(3) Shares vest at the rate of 1/48th per month from the vesting commencement date (October 1999).

(4) One fourth of the total shares underlying the option vest on the annual anniversary of the vesting commencement date, and 1/48th of the total shares vest on the monthly anniversary of the vesting commencement date thereafter.

(5) Ms. Buddrus resigned as an officer of the Company in March 2000.

(6) Shares were purchased by execution of an interest-bearing promissory note in the amount of $400,000, which is due at the earlier of July 2003 or termination of services.

(7) Shares vest at the rate of 1/12th per month from the vesting commencement date (August 1999).

   Promissory Notes

   In April 1999, we issued promissory notes in the aggregate principal amount of $500,000 to MedVenture Associates III, L.P. and MedVen Affiliates III, L.P., both of which are affiliated with Annette Campbell-White, one of our directors. The promissory notes bore an interest rate of 4.99%. The principal amount of these notes was converted into shares of Series B preferred stock and the interest of $8,340 was paid in full in September 1999.

   In July 1999, we issued a promissory note in the principal amount of $100,000 and a warrant to purchase 2,777 shares of our common stock at a purchase price of $3.60 per share to the Hornthal Living Trust, an entity with which James J. Hornthal, a co-chairman of our board of directors, is affiliated. The promissory note bore an interest rate of 10.00%. The principal amount of this note was converted into shares of Series B preferred stock and the interest of $822 was paid in full in September 1999.

   In July 1999, we issued a promissory note in the principal amount of $100,000 to C. Fred Toney, our Executive Vice President and Chief Financial Officer. The promissory note bore an interest rate of 10.00%. The principal amount of this note was converted into shares of Series B preferred stock and the interest of $822 was paid in full in September 1999.

   In August 1999, we issued promissory notes in the total principal amount of $300,000 and warrants to purchase 8,333 shares of Series B preferred stock at a purchase price of $3.60 per share to MedVenture Associates III, L.P. and MedVen Affiliates III, L.P., both of which are affiliated with Annette Campbell-White, one or our directors. The promissory notes bore an interest rate of 10.00%. The principal amount of these notes was converted into shares of Series B preferred stock and the interest of $1,315 was paid in full in September 1999.

   Other Transactions with Affiliates

   In connection with our acquisition of Windom Health in August 1999, we issued cash, shares of our common stock and promissory notes to the following individuals who are directors or executive officers:

  . 1,642,272 shares of common stock, approximately $39,795 in cash and a promissory note in the principal amount of $357,684 to Michael D. McDonald, the co-chairman of our board of directors;

  . 204,852 shares of common stock, approximately $4,960 in cash and a promissory note in the principal amount of $44,617 to Deryk Van Brunt, our Executive Vice President of Operations; and

  . 81,689 shares of common stock, approximately $1,980 in cash and a promissory note in the principal amount of $17,792 to Marcos A. Athanasoulis, our Vice President of Engineering.

   The amounts due under these promissory notes were paid in full in August 1999. The proceeds from our issuances of promissory notes in 1998 and 1999 were used for working capital and general corporate purposes.

   In May 1999, we entered into a fifteen year agreement with Dr. Edell, a director and 5% stockholder, in which he granted us the exclusive right to the use of his name in connection with our business and exclusive commercialization rights to his services over the Internet, except for publication of radio transcripts and Internet broadcasts of his radio program. Under this agreement, we own all content that Dr. Edell creates for our HealthCentral network. Dr. Edell has the right to review and reasonably approve all content and advertising in the Dr. Dean section of our HealthCentral website. We are not obligated to make any payments of cash or equity under the terms of this Agreement.

   In August 1999, we entered into a Joint Development Agreement with Global Health Initiatives, of which Dr. McDonald, one of the co-chairmen of our board of directors, is the president and chairman of the board. This agreement provides for our joint collaboration in the performance of services and development of products, with pricing to be determined and agreed upon by the parties on a project-by-project basis. Among other provisions, the agreement provides that, other than with respect to consumer health informatics, we may not compete with Global Health Initiatives in the areas of:

  . healthcare systems consulting;

  . enterprise engineering;

  . health information systems; or

  . virtual health management.

We have entered into subcontracts with Global Health Initiatives for certain technical and planning services pursuant to the Joint Development Agreement.

   In August 1999, we entered into a services agreement with NewsNet Central and Dr. Edell, providing for the joint marketing of a consumer health programming service that will include health-related video clips produced by Dr. Edell. Mr. Hornthal is the co-chairman of our board of directors and the chairman of the board of directors of NewsNet Central.

   In April 2000, we obtained an assignment of the "Dr. Dean Edell" brand name, owned by Dr. Edell, one of our co-founders and directors, for our use in connection with the marketing, sale and distribution of prescription and non-prescription eyewear through December 31, 2006. We have agreed to pay Dr. Edell $1.5 million in cash in connection with this assignment.

   We have entered into indemnification agreements with all of our officers and directors.

   We believe that all of our transactions with affiliates were entered into on terms and conditions no less favorable to us than those that could have been obtained from unaffiliated third parties. In addition, transactions with our affiliates are approved by a majority of our board of directors, including a majority of our independent and disinterested directors.

            PROPOSAL NO. 3--RATIFICATION OF INDEPENDENT ACCOUNTANTS

   PricewaterhouseCoopers LLP served as HealthCentral's independent accountants for fiscal year 1999. We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as HealthCentral's independent accountants for the fiscal year ending December 31, 2000. The affirmative vote of the holders of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers.

   In the event our stockholders fail to ratify the appointment, the Audit Committee of the board of directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board determines that the change would be in the best interest of HealthCentral and its stockholders.

   A representative of PricewaterhouseCoopers, expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to stockholder questions.

Required Votes

   Assuming the presence of a quorum, ratification of the selection of PricewaterhouseCoopers LLP as HealthCentral's independent accountants for the fiscal year ended December 31, 2000 requires the affirmative vote of a majority of the total votes cast on the proposal.

Recommendation of the Board

   The board of directors recommends that you vote "for" the ratification of the selection of PricewaterhouseCoopers LLP as HealthCentral's independent public accountants for the fiscal year ended December 31, 2000.

                      INFORMATION ABOUT VITAMINS.COM, INC.

Business Description

   Vitamins.com is a retailer that provides vitamins, minerals and other nutritional supplements, as well as related health and wellness products and information. Vitamins.com has developed a three-channel distribution approach consisting of:

  . the Vitamins.com Internet website--located at www.vitamins.com;

  . the Vitamins.com catalog--entitled "L&H Vitamins, Inc., a Vitamins.com
    Company;" and

  . the chain of Vitamins.com retail stores.

   Vitamins.com seeks to offer its customers a comprehensive nutrition, health and wellness shopping package--a broad range of products at competitive prices, coupled with access to useful and reliable educational information on nutrition, health, wellness and related matters. The Vitamins.com Internet website currently offers approximately 6,000 products, representing over 200 health-related national brands, as well as the Vitamins.com brand. Product offerings include vitamins, minerals, homeopathic products, personal care items, body building supplements and other healthcare products at discounts ranging from 15% to 50% off suggested retail prices. The Vitamins.com catalog, a monthly publication with a circulation in excess of 500,000 copies as of February 2000, offers approximately 7,000 products from over 200 brands in addition to the Vitamins.com brand. Ten Vitamins.com stores, seven of which currently operate under the name "Vitamin Superstore," in the Maryland and Virginia suburbs of Washington, DC generally stock approximately
4,000 products, representing over 200 national brands, as well as the Vitamins.com brand.

   Customers seeking information on health and nutrition may also access Vitamins.com's 1,200 page online encyclopedia, which has been researched and annotated by leading practitioners in the health field. The encyclopedia is available from the Vitamins.com website and via computer terminals in the retail stores. Customers shopping the Vitamins.com Internet website can also access the Vitamins.com Products A-Z link, which provides an index of Vitamins.com's product offerings, in order to obtain additional information and make informed product selections. Vitamins.com's on-staff medical director, nutritionist and trainer are available through the Internet website, where they post responses to certain relevant consumer questions through a Frequently Asked Questions (FAQ) feature.

   Vitamins.com offers a money-back customer satisfaction guarantee on all of its products, as well as discounted or free shipping and handling on certain catalog and Internet orders.

   Vitamins.com's management believes that the retail market for vitamins, nutritional supplements, minerals and related products presents opportunities, both because of its potential for growth and the margins that may be achieved in the retail sale of these products. According to industry research, domestic sales of vitamins, supplements and minerals have grown at a 10.7% compounded annual rate between 1989 and 1998, to $12.9 billion. Since the relaunch of the Vitamins.com's current website in October 1999, more than 250,000 customers have placed orders online. During this period, the average order, before discounts and excluding shipping charges, was approximately $30. The daily average number of orders placed through Vitamins.com's Internet website grew from 1,100 in October 1999 to 1,350 in February 2000.

   The first two Vitamins.com stores were opened in the last quarter of 1997, with four additional stores opened in each of 1998 and 1999. The catalog operation was acquired in August 1999.

   Vitamins.com's predecessor was organized as a Delaware limited liability company under the name "Beauty National, LLC" in June 1995. In June 1996, it changed its name to "Vitamin Superstore, LLC." In March 1999, Vitamin Superstore, LLC changed its name to "Vitamins.com, LLC." On August 15, 1999, Vitamins.com, LLC became a wholly owned subsidiary of Vitamins.com, Inc., a newly formed Delaware corporation and, on August 16, 1999, Vitamins.com, Inc. acquired L&H Vitamins, Inc. and its affiliate, J&M Direct Corporation.

   The executive offices of Vitamins.com are located at 2924 Telestar Court, Falls Church, Virginia 22042. Its telephone number is (703) 645-8800.

Business Strategy

   Vitamins.com's current strategy is to become one of the leading sources for vitamins, minerals, nutritional supplements and related products. It seeks to target the "knowledgeable" vitamin shopper, as well as consumers interested in nutrition, health and wellness information, together with exceptional service.

   Broad and deep product selection. The Vitamins.com Internet website currently offers approximately 6,000 products, representing over 200 health-related national brands, as well as the Vitamins.com brand. Product offerings include vitamins, minerals, homeopathic products, personal care items, body building supplements and other healthcare products. The Vitamins.com catalog offers approximately 7,000 products, while the ten Vitamins.com stores in the Maryland and Virginia suburbs of Washington, DC generally stock approximately 4,000 products. Vitamins.com intends to standardize the inventory available through its three distribution channels. In addition, Vitamins.com is committed to broadening and deepening its product offerings in all channels as the market evolves.

   Vitamins.com purchases directly from manufacturers and wholesalers and operates its own fulfillment facility for its catalog and Internet website. This facilitates inventory control for the catalog and e-commerce operations and ensures that product availability is optimized. In addition, Vitamins.com's purchasing and fulfillment practices are designed to ensure that catalog and Internet orders are filled and shipped promptly.

   Competitive prices and an Internet price guarantee. Vitamins.com seeks to be the low cost source for vitamins, minerals and other nutritional supplements, as well as related health and wellness products. Its pricing structure is based on everyday low prices and reflects prices that generally are from 15% to 50% below manufacturers' suggested retail prices. This structure is possible because of the volume purchasing to supply all three of the Vitamins.com distribution channels. In order to ensure that its customers and potential customers are aware of its price position, Vitamins.com currently offers a price guarantee--if a customer finds a lower "everyday price" Internet price on certain national brand products, subject to certain restrictions, Vitamins.com will provide the product free to that consumer.

   In addition to its low regular prices, Vitamins.com has implemented a program of promotions and discounts. At any given time, certain selected products may be offered through the Internet website and catalog and in the Vitamins.com retail stores at "special" prices of up to 15% off Vitamins.com's regular prices and up to 50% off suggested retail prices. Vitamins.com also currently offers a discount of up to $15 on a customer's first Internet order, as well as discounted or free shipping on eligible catalog and Internet orders.

   A convenient and pleasant shopping experience. Vitamins.com is built on the concept of customer satisfaction which, in turn, requires that it provide its customers with a convenient and pleasant shopping experience, whether through the Vitamins.com Internet website, the catalog or in the Vitamins.com retail stores. The easy-to-navigate Vitamins.com website permits customers to seek out products in four different ways--by specific product, product category, health concern or brand name. In addition, Vitamins.com's Internet "Auto Reorder" service permits customers to replenish their supply of Vitamins.com products automatically. The Vitamins.com Internet website provides consumers with the ability to shop 24 hours per day, seven days per week, supported by online customer service and a toll-free number staffed six days per week by trained customer service representatives. The Vitamins.com catalog offers similar ease of use, with items both indexed and arranged logically by category. The Vitamins.com catalog also provides telephone shopping.

   Vitamins.com seeks to locate its retail stores in high-traffic, high-volume retail centers, and in the future may seek to lease space in key downtown locations. The stores are designed to be comfortable and welcoming and the staff is trained to provide guidance in product selection, as well as nutrition, health, wellness and related topics. The stores also provide access to health information and are equipped with computer kiosks through which customers can access the Vitamins.com website, as well as other vitamin, nutrition, health and wellness information.

   Accurate and timely information on topics related to nutrition and health. The Vitamins.com website offers articles of current interest through Reuters, as well as access to the Vitamins.com encyclopedia, Vitamins.com's online nutritionist, trainer and medical director and hyperlinks to reputable third-party sources on well-known health-related websites, such as www.healthfinder.gov, a gateway site developed by the U.S. Department of Health and Human Services. Customer and sales representatives receive training in nutrition and related subjects.

   A guarantee of customer information security. Vitamins.com offers its customers a "100% Trust Guarantee" covering privacy and security that pledges never to release a customer's personal information to a third party.

Growth Strategy

   Vitamins.com's growth strategy is to build a customer base for each of its distribution channels based on its broad product offerings, competitive prices, enjoyable shopping environments and valuable nutrition, health and wellness information, and to employ each distribution channel to leverage the customer bases of the others. Through this approach, Vitamins.com expects to establish brand recognition, build and sustain customer loyalty, encourage repeat purchases and increase average order size, thereby producing recurring and increasing revenues.

   Vitamins.com expects to continue to expand its Internet presence through marketing campaigns and strategic partnerships. Similarly, Vitamins.com intends to continue to build its catalog business. Finally, Vitamins.com may, in the future, open new retail stores, which, management believes, enhance visibility and recognition of the Vitamins.com name.

   Vitamins.com initially intends to target its advertising and promotion to cities with high Internet penetration and high vitamin usage. According to industry research, these cities include San Francisco, Washington, DC, Seattle, New York, Chicago, Los Angeles and Miami.

The Vitamins.Com Internet Website

   Vitamins.com's Internet website is designed to provide convenience, ease of use, privacy, broad product selection and relevant product information. The easy-to-navigate Vitamins.com website permits customers to seek out products in four different ways--by specific product, product category, health concern or brand name. In addition, Vitamins.com's Internet "Auto Reorder" service permits customers to replenish their supply of Vitamins.com products automatically. The Vitamins.com website provides keyword search functionality and other capabilities that enable customers to search for and select products quickly and reliably and to place orders easily. The site is designed to permit customers to gather a variety of items in their online shopping carts, which encourages larger orders, and to process orders efficiently for rapid checkout. For certain products, website functionality allows customers to compare the prices of various options and to select those that best meet their personal criteria for price, brand and size.

   In addition to retail offerings, the Vitamins.com website provides a broad range of timely information on topics of current interest. From the site, customers may access articles on a variety of health- and wellness- related topics through Reuters. Recent articles have addressed topics including alternative cancer therapies, the potential link between salt intake and cataracts, broken feet as an early sign of osteoporosis, the growing demand for "organically grown" foods and medicinal teas. The Vitamins.com website also permits access to the Vitamins.com encyclopedia, which in turn provides information on health concerns, herbal remedies, homeopathic remedies, supplements and drug interactions.

   Vitamins.com also has on staff a medical director, a director of nutrition and a trainer who provide information in frequently updated online columns and reply to certain relevant customer inquiries through a Frequently Asked Questions (FAQ) feature. These on-staff professionals are as follows:

     Medical Director. Kent DeLong, M.D., is a board certified Internal Medicine physician practicing in Southern California. His training includes Medical School at Wayne State University in Detroit, Michigan and an Internal Medicine Residency at Loma Linda University in Southern California, where he spent a year as the Chief Medical Resident, followed by a year in research at the University of Michigan. He has written extensively on many medical topics with over 250 published articles. He has been the Medical Director of Vitamins.com since March 1999.

     Director of Nutrition. Dana Reed holds a Master of Science degree in Clinical Nutrition from the University of Bridgeport with an emphasis in biochemistry and physiology. Ms. Reed did her masters thesis work on osteoporosis, bone density and nutrition, and completed an internship in nutrition at the Atkins Center for Complementary Medicine in New York City. She is a staff nutritionist at the Center for New Medicine in Rockville, Maryland and has participated in numerous nutrition research projects. In addition, Ms. Reed has been certified in exercise physiology by the American Council on Exercise (ACE). Ms. Reed has served as Director of Nutrition for Vitamins.com since August 1997.

     Trainer. Yaz Boyum is a national bodybuilder certified by the International Federation of Body Builders (IFBB). In addition, Ms. Boyum is a trainer certified by the National Strength and Conditioning Association
  (NSCA), John Philbin's National Sports Performance Association (NSPA) and the Aerobics Fitness Association of America (AFAA). She has won a number of bodybuilding awards including First Place in the lightweight category at the NPC National Bodybuilding Competition in November 1999. Ms. Boyum has been Vitamins.com's online trainer since October 1999.

   The Vitamins.com website also provides hyperlinks to reputable third-party information sources about health and nutrition on well-known health-related websites, such as www.healthfinder.gov, a gateway site developed by the U.S. Department of Health and Human Services.

   Online visitors can subscribe to the Vitamins.com monthly electronic newsletter. A recent issue of the newsletter contained articles on childhood asthma and allergies, the enzyme Bromelain, research on migraine headaches, and the possible beneficial effects of B vitamins for those at higher risk of heart disease.

   Internet orders typically are shipped the same day that they are received, with expedited delivery available.

   Vitamins.com's customer service representatives provide timely responses to customer inquiries by e-mail or telephone. These inquiries typically involve questions about products or order status and requests for general support as to use of the website.

The Vitamins.Com Catalog

   The Vitamins.com catalog is a full-color publication distributed monthly. It typically contains between 90 and 100 pages and offers approximately 7,000 products. Each issue features up to 100 products at "special" prices of up to 30% off of regular catalog prices and up to 50% off of manufacturers' suggested retail prices. As of February 2000, circulation of the catalog was in excess of 500,000 copies per issue.

   Customers wishing to order through the catalog may do so by calling Vitamins.com's toll-free number during extended business hours, six days a week. In addition to telephone operators, customer service representatives are available during extended hours, seven days a week, to respond to consumer inquiries and guide purchasing decisions. Catalog orders typically are shipped the same day that they are received, with expedited delivery available.

The Vitamins.Com Retail Stores

   Vitamins.com currently operates ten retail stores in the Maryland and Virginia suburbs of Washington, DC. Of these, three currently operate under the name "Vitamins.com," with the remainder operating as "Vitamin Superstores." Vitamins.com currently is rebranding the Vitamin Superstores which, in the future, are expected to operate under the "Vitamins.com" name. Vitamins.com seeks to locate its retail stores in high-traffic, high-volume retail centers and may, in the future, lease space in key downtown locations. Vitamins.com stores typically are between 2,500 and 3,500 square feet in size which, Vitamins.com's management believes, is substantially larger than the stores of its major retail competitors. Vitamins.com stores generally stock approximately 4,000 products. The stores are designed to be comfortable and welcoming and to provide the atmosphere typical of upscale bookstores and other specialty stores. Vitamins.com does not have any current plans or leases for new store openings. However, in the future it may elect to operate additional stores.

Merchandising, Advertising And Marketing Strategy

   Vitamins.com currently offers approximately 6,000 products through the Internet website, 7,000 through the catalog and 4,000 in the Vitamins.com retail stores. These products represent over 200 health-related national brands, as well as the Vitamins.com brand. Product offerings include vitamins, minerals, homeopathic products, personal care items, body building supplements and various healthcare products. Vitamins.com intends to standardize the inventory available through its three distribution channels. In addition, Vitamins.com is committed to broadening and deepening its product offerings in all channels as the market evolves.

   By carrying both national brands and the Vitamins.com brand, Vitamins.com seeks to meet the needs of casual, intermediate and sophisticated consumers of vitamins, minerals and other nutritional supplements, as well as both brand-loyal and value-oriented customers. Vitamins.com's products include a wide array of national and popular brands, including Country Life(R), Natrol(R), Met-Rx(R), Solgar(R) and Nature's Way(R), as well as the Vitamins.com brand and a variety of specialty brands. Products generally are available in various formulations and delivery forms, including tablets, capsules, soft gels, liquids and powders.

   Vitamins.com carries a comprehensive vitamin line which includes vitamins A, B, C, D, E and K in a variety of forms and doses, featuring major and trace minerals, including calcium, boron, zinc, selenium, chromium, magnesium and potassium. Vitamins.com's herbal products include St. John's wort, ginkgo biloba, echinacea and kava kava. Its homeopathic products draw on natural ingredients to aid digestion and blood circulation and address other ailments. Vitamins.com also provides natural alternatives to traditional lines of personal care products, including soaps, shampoos, moisturizers, toners, massage oils and related products.

   Vitamins.com also offers a wide selection of products designed to assist the beginning and advanced athlete in enhancing muscular performance and endurance. Vitamins.com has built relationships with well-known third-party information sources, including www.healthfinder.gov, that offer balanced content related to health and nutrition. These information sources provide additional research opportunities to aid customers in making informed purchase decisions.

   Vitamins.com has implemented an advertising and marketing campaign to increase awareness of the Vitamins.com brand and to acquire new customers through multiple channels, including traditional and online advertising, direct marketing and expansion and strengthening of its strategic relationships. In addition to specific strategies using the direct marketing knowledge of Vitamins.com's management team, Vitamins.com has attempted to maximize the lifetime value of its customers by focusing on purchase frequency through the "Auto Reorder" online feature and e-mails to its customer base encouraging repeat purchases.

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

Technology and Systems

   Vitamins.com has implemented a broad array of website management, search engine, customer support, order processing and order fulfillment systems using a combination of commercially available, licensed technologies and selected proprietary technologies. The front end of its website is built on industry standard technologies, including the Linux operating system and a robust Oracle database. These technologies are integrated using a variety of proprietary computer programs, the majority of which are written in HTML, JavaScript and Pearl. These programs handle user interface, product search, ordering, order tracking and customer communications. The website front end can be scaled to handle increases in traffic and usage. Further, in response to capacity concerns and site development needs, Vitamins.com recently increased from one to four the number of servers that run its website and is in the process of configuring these servers to handle additional traffic. Vitamins.com intends to continue to invest in technologies that will enable it to handle growth in traffic and advancements in site infrastructure. In the near future, Vitamins.com plans to implement several new systems, including tools for providing enhanced personalization of the front end in response to consumer demographics and shopping preferences.

   The continued, uninterrupted operation of the Vitamins.com website, catalog and retail stores and its transaction processing systems is essential to Vitamins.com's business. Vitamins.com employs systems administrators to monitor and manage the website, network operations, inventory and fulfillment and transaction processing systems to ensure their continued operation and reliability. In addition, the system includes redundant hardware on critical components and has been designed to survive a variety of failures with minimal downtime.

   Vitamins.com subcontracts the hosting of its servers to XOR, an Internet web developer and hosting specialist. XOR provides Internet connections to multiple Internet access points, a secure physical environment, climate control, redundant power and 24-hour-a-day, seven-day-a-week monitoring services. XOR currently hosts several of Vitamins.com's servers in its Boulder, Colorado data center. Vitamins.com believes that XOR has adequate capacity for expansion in its Boulder facility to support Vitamins.com's growth. XOR has multiple connections to the Internet through separate connections to various Internet service providers, and these connections can be expanded as necessary to handle the traffic and demands of Vitamins.com's site.

Order Processing And Fulfillment

   Vitamins.com supports its website by operating fully integrated systems, including product sourcing, warehouse management, inventory management, order processing and order fulfillment, out of its 60,000 square foot warehouse and fulfillment facility in Long Island City, New York. Vitamins.com believes that, because it handles order processing and fulfillment internally, it retains greater control over the quality, timeliness and cost of fulfilling product orders than competitors that outsource these services. During 1999, Vitamins.com shipped an average of 12,000 packages weekly from its warehouse and fulfillment center. Vitamins.com's efficient operations enable it to provide same-business-day shipping, with expedited delivery upon customer request. Customers generally receive orders within two to five business days.

Competition

   The market for vitamins, minerals and other nutritional supplements and related products is highly fragmented and competitive. Additionally, the online commerce market is new, rapidly evolving and highly competitive. Because it costs relatively little to launch a website, Vitamins.com anticipates that competition in its online sector will continue to intensify.

   Vitamins.com believes that the key competitive factors in its industry are:

  . brand recognition;

  . the ability to attract and retain customers;

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

  . breadth and depth of product offerings;

  . product pricing;

  . the availability and quality of educational information on nutrition, health and wellness topics; and

  . the quality and responsiveness of customer service.

Vitamins.com also believes that these competitive factors are significant to its traditional retail business, as well as its catalog operations and online presence.

   Vitamins.com competes with a variety of companies, including health/natural specialty retailers, drugstores, supermarkets and grocery stores and mass merchant retailers, as well as other online retailers. Competitors operate in one or more distribution channels, including online commerce, retail stores, catalog operations or direct selling.

   Health/natural specialty retailers. This category is highly fragmented and includes local, regional and national retail chains, as well as mail order and catalog marketers and online retailers. One of the largest participants in this sector is General Nutritional Centers (GNC), which has a nationwide retail presence and, in addition, recently launched a website. Similarly, Vitaminshoppe and its affiliate, Vitaminshoppe.com, operate both retail stores and an Internet site. Competitors focusing exclusively on online operations include MotherNature.com and More.com. Mail order and catalog competitors include NBTY, Amrion, Rexall Sundown and Vitaminshoppe.

   Drugstores. This category is dominated by national chains, such as Walgreen's, CVS and RiteAid. Most national chains currently have limited online presence, although CVS has recently acquired soma.com and RiteAid has invested in Drugstore.com. Other competitors in this category include PlanetRx.com, More.com and SelfCare.com. Competitors in this category currently offer a moderate selection of vitamins, minerals and nutritional supplements, which generally are ancillary to their main product lines of prescription and over-the-counter products.

   Supermarkets and grocery stores. This category includes traditional supermarkets such as Kroger and Safeway, as well as natural food markets, such as Whole Foods. Some of these retailers have entered the online market and provide a limited selection of vitamins, minerals and other nutritional supplements. Online grocery stores, such as Peapod.com and netgrocer.com, also compete in this sector. Retailers in this category generally offer a limited selection of vitamins, nutritional supplements and minerals and infrequent discounts.

   Mass merchants. This category is dominated by companies such as Wal-Mart, Kmart and Target, which have extensive retail locations but currently have limited online presence. These chains offer attractive pricing on vitamins, minerals and nutritional supplements, but typically stock a limited selection at retail stores and offer little product information.

   Many of Vitamins.com's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than does Vitamins.com. Competitors may develop products or services that are equal or superior to Vitamins.com offerings and may achieve greater market acceptance. Additionally, larger, better-established and better-financed entities may acquire, invest in or form joint ventures with online competitors or suppliers as the use of the Internet increases. Competitors have in the past adopted, and may continue to implement, aggressive pricing and promotion policies or devote more resources to development of their websites, catalogs or retail stores than Vitamins.com is able to devote. Increased competition could result in reduced operating margins, as well as erosion of market share and diminished brand loyalty.

Government Regulation

   The formulation, manufacturing, processing, packaging, labeling, advertising, export, import, distribution and sale of dietary supplements are subject to regulation by federal agencies in the United States and counterpart governmental agencies in other countries. In the United States, the principal governmental agencies that regulate dietary supplements include the Food and Drug Administration (the "FDA") and the Federal Trade Commission (the "FTC"). Dietary supplements are also regulated by governmental agencies for the states and localities where products are sold. Among other matters, the FDA and FTC prohibit claims with respect to a product that refer to the value of the product in treating or preventing disease or other adverse health conditions. The Internet is relatively new and, as a consequence, there is little common law or regulatory guidance that clarifies the manner in which government regulation may impact online sales of vitamins, minerals and nutritional supplements. This lack of clarity lends uncertainty to the laws regulating online promotional claims and website structure.

   Governmental agencies, such as the FDA and FTC, utilize a variety of remedies and processes. They may initiate investigations, issue warning letters and cease-and-desist orders, require corrective labels or advertising, require that a company offer to repurchase products, seek injunctive relief or product seizure, impose civil penalties or commence criminal prosecution. Some state agencies have similar authority, as well as the authority to prohibit or restrict the manufacture or sale of products within their jurisdictions. In the past, these agencies have used their remedies to regulate industry participants, and federal agencies have imposed civil penalties in the million-dollar range. Increased sales of, and publicity regarding, dietary supplements may result in increased regulatory scrutiny of the industry. Generally, similar regulatory risks and penalties exist in foreign jurisdictions.

   The Dietary Supplement Health and Education Act of 1994 established a new statutory definition of "dietary supplements," which includes vitamins, minerals, herbs, amino acids and other dietary ingredients for human use to supplement the diet. With respect to all dietary ingredients already on the domestic market as of October 15, 1994, the manufacturer or distributor is not required to submit evidence of a history of use or other evidence of safety establishing that a supplement containing only these dietary ingredients will reasonably be expected to be safe. In contrast, a manufacturer of a supplement that contains a dietary ingredient not on the domestic market on October 15, 1994 must submit to the FDA evidence of a history of use or other evidence of safety. Among other things, the statute prevents the further regulation of dietary ingredients as "food additives" and allows the use of "statements of nutritional support" on product labels.

   In September 1997, the FDA issued final regulations to implement the Dietary Supplement Health and Education Act. Among other things, these regulations established a procedure for manufacturers and distributors of dietary supplements to notify the FDA about the intended marketing of a new dietary ingredient or about the use in labeling and advertising of statements of nutritional support. The regulations also established a new format for nutritional labeling on dietary supplements, which became effective on March 23, 1999 for products with labels attached after that date.

   The Nutrition Labeling and Education Act of 1990, which amended the Federal Food, Drug and Cosmetic Act, prohibits the use of any health claim, which generally means any statement relating a substance to reducing the risk of disease, for any foods, including dietary supplements, unless the health claim is supported by "significant scientific agreement" and is preapproved by the FDA. The FDA Modernization Act of 1997, which also amended the Federal Food, Drug and Cosmetic Act, relaxed this prohibition somewhat by permitting health claims based upon authoritative statements of specific scientific bodies without FDA preapproval, but only following notification of the FDA. To date, the FDA has approved or accepted notification for only a limited number of health claims for dietary supplements.

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

   Dietary supplement manufacturers, marketers and distributors are allowed to make statements of nutritional support. Under the Dietary Supplement Health and Education Act, manufacturers and marketers must notify the FDA of any statements of nutritional support no later than 30 days after the first marketing of a supplement with the statement. There are four permissible types of statements of nutritional support:

  . a benefit related to a classical nutrient deficiency disease;

  . the role of a nutrient or dietary ingredient that is intended to affect the structure or function of the body;

  . the documented mechanism by which a nutrient or dietary ingredient acts to maintain a bodily structure or function; and

  . general well-being from consuming a nutrient or dietary ingredient.

A statement of nutritional support developed by a manufacturer or distributor of vitamins, nutritional supplements and minerals generally must carry a disclaimer in the labeling, stating that the claim "has not been evaluated by the FDA" and that the product "is not intended to diagnose, treat, cure or prevent any disease."

   In January 2000, the FDA issued a final rule regarding the regulation of claims with respect to dietary supplements. This rule describes the distinction between statements of nutritional support, which are permitted for a dietary supplement, and claims for the treatment, prevention, cure, or mitigation of a disease or condition, which are not permitted for a dietary supplement and will cause a dietary supplement for which such claims are made to be regulated as an unapproved new drug subject to FDA enforcement. This distinction, however, remains relatively untested, and it is possible that the FDA would take action on this basis against a dietary supplement notwithstanding the manufacturer's position that its claims constituted permitted statements of nutritional support.

   Under the Dietary Supplement Health and Education Act, retailers are allowed to use "third-party literature" to educate customers in connection with product sales. The literature must be balanced, objective, scientific information about the use of the product. The literature must not be misleading, must be displayed or presented with other literature to present a balanced view, must not promote a particular brand and, if in a store, must be physically separate from the associated product. Vitamins.com believes that the relationship between health and product information and the product listings on Vitamins.com's website is consistent with the provisions of this statute governing the use of third-party literature.

   Vitamins, nutritional supplements and minerals must also comply with adulteration and misbranding provisions of laws administered by the FDA. In addition, all ingredients must be safe and suitable for use. All mandatory label information must be presented in accordance with governing regulations, and no information may be false or misleading. The FTC enforces against unfair acts or practices in commerce, including false or deceptive advertising of dietary supplements. Under the Federal Trade Commission Act and the policies published by the FTC to implement it, product claims must be properly substantiated and stated in a non-deceptive manner.

Employees

   As of March 3, 2000, Vitamins.com had approximately 200 employees who devoted all or substantially all of their time to Vitamins.com's business. Of these, approximately 50 were engaged in activities related to the Vitamins.com website, 75 in activities related to the catalog business, 55 in activities related to the Vitamins.com retail stores and the remaining 20 in overall corporate pursuits. From time to time, independent contractors are employed to supplement its staff. Vitamins.com is not a party to any collective bargaining agreements. However, L&H Vitamins, Inc. is a party, along with Local 804 International Brotherhood of Teamsters Chauffeurs, Warehousemen and Helpers of America, to a collective bargaining agreement, effective February 16, 1999 through February 15, 2002. L&H Vitamins has never experienced a labor disturbance. Vitamins.com believes that its relations with its employees are good.


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

Intellectual Property

   Vitamins.com owns the trademark for "Vitamin Superstore (stylized)" and the copyright for the logo and content of its website and catalog. In addition, Vitamins.com has filed servicemark applications with the U.S. Patent and Trademark Office for the marks "Vitamins.com (stylized)" and "Vitamins.com lowest price or free (stylized)." Vitamins.com also owns the domain name "vitamins.com," as well as approximately 38 additional domain names which it has in the past used, currently is using or anticipates that it may in the future use in connection with its business. Vitamins.com subsidiaries also own the copyrights for certain logos, domain names and printed material used in connection with their respective businesses prior to their acquisition by Vitamins.com. Vitamins.com believes that it owns all of the intellectual property that is material to the conduct of its business.

Facilities

   Vitamins.com's corporate headquarters are housed in approximately 9,900 square feet of leased office space in Falls Church, Virginia under a lease which expires in June 2002, but is subject to two renewal options for three years each. The Vitamins.com warehouse and fulfillment facility in Long Island City, New York is housed in approximately 60,000 square feet of mixed-use space occupied under a lease which expires in 2003, subject to seven additional three year renewal options. All ten of the Vitamins.com retail stores are in the Maryland and Virginia suburbs of Washington, DC. The following table sets forth certain information about the Vitamins.com retail store facilities and the lease applicable to each.

                                                          Lease Term
                                 Approx. Size ----------------------------------
Location                           (Sq. Ft.)     Expiration        Renewal(s)
--------                         ------------ ----------------- ----------------
Alexandria, VA..................    2,362     January 15, 2009  Two 5 Year Terms
Annapolis MD....................    3,000     June 8, 2003      Two 5 Year Terms
Bethesda, MD....................    2,965     August 12, 2004   One 5 Year Term
Fairfax, VA.....................    2,500     January 23, 2009  One 5 Year Term
Falls Church, VA................    2,250     August 20, 2002   Two 5 Year Terms
Gaithersburg, MD................    3,133     March 13, 2008    None
Laurel, MD......................    3,171     October 14, 2003  One 5 Year Term
Potomac, MD.....................    3,056     April 23, 2004    Two 5 Year Terms
Rockville, MD...................    4,041     September 4, 2007 None
Vienna, VA......................    3,769     July 24, 2003     One 5 Year Term

   Vitamins.com management believes that each of its facilities is well suited to its current use and will remain adequate for such use for the foreseeable future. Vitamins.com also believes that, should the need arise, additional and alternative space would be available with respect to each of its facilities.

Legal Proceedings

   Vitamins.com is not a party to any legal proceeding that management believes would have a material adverse effect on its business results.

Market for Common Equity and Related Stockholder Matters

   Vitamins.com is a privately held company and as such there is no public market for its stock. Vitamins.com has never paid any cash dividends on its common stock.

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

        VITAMINS.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the selected historical financial data and audited consolidated financial statements with related notes of Vitamins.com included elsewhere in this Proxy Statement. This discussion contains forward-looking statements that involve risks and uncertainties. Vitamins.com's actual results could differ materially from those contemplated by this discussion as a result of uncertainties and other factors, including those listed below and elsewhere in this Proxy Statement.

Overview

   Vitamins.com is a retailer that provides vitamins, minerals and other nutritional supplements, as well as related products and information. During 1999, Vitamins.com generated $16.9 million in net sales from its Internet website, catalog operations and retail stores.

   Vitamins.com's predecessor was formed as a Delaware limited liability company under the name "Beauty National, LLC" on June 19, 1995 and began operations in September 1997. Since inception, Vitamins.com has worked to establish the infrastructure of a premier health-oriented retail business. In particular, Vitamins.com management has worked to develop a business model catering to the needs of customers, to establish favorable relationships with suppliers, to develop distribution channels and its own distribution facilities and to recruit and train a superior management team and knowledgeable employees.

   In March 1999, Vitamins.com purchased the "vitamins.com" domain name and, in October 1999, Vitamins.com relaunched the current "vitamins.com" website, which is an e-commerce site that enables retail transactions and provides applications and interaction with its customers. On August 15, 1999, Vitamins.com reorganized, becoming a wholly owned subsidiary of Vitamins.com, Inc. On August 16, 1999, Vitamins.com, Inc. acquired L&H Vitamins, Inc. and its affiliate, J&M Direct Corporation (collectively "L&H Vitamins") in a transaction accounted for as a purchase. This acquisition provided Vitamins.com with a catalog and direct marketing business and warehouse and fulfillment facilities to accommodate its increasing Internet sales activity.

   Vitamins.com opened its first retail store in September 1997. By the end of 1998, Vitamins.com was operating six retail stores and, by the end of 1999, Vitamins.com added four more stores to reach the current total of ten. Overall, and taking into account the acquisition of L&H Vitamins during 1999, Vitamins.com's net sales have grown from approximately $436,000 in 1997, the first year in which it had operations, to approximately $16,941,000 in 1999.

   Since inception, Vitamins.com has generated a net loss from operations and has required capital to open new stores, acquire its domain name and L&H Vitamins and launch its website. Vitamins.com has funded its operations through capital contributions and the issuance of common and preferred stock. Vitamins.com will need additional financing to fund its continuing operations and capital expenditures. There can be no assurance that such financing will be available. If Vitamins.com is not able to raise additional financing, Vitamins.com may not have adequate capital to fund its operations or meet its growth strategy.

Results of Operations

   Vitamins.com has a limited operating history and the nature of its business has changed substantially with the introduction of new retail distribution channels through its acquisition of L&H Vitamins and the launch of its website. In light of its limited operating history and the rapid and significant changes in the nature of its business, Vitamins.com believes that period-to-period comparisons may not accurately reflect the changes that its business has undergone or of its possible future performance.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Net Sales. Net sales consist of product sales, including any shipping and handling costs incurred by Vitamins.com customers, net of customer discounts (such as any discount allowed on initial Internet orders). Vitamins.com's net sales increased by 290%, to $16,941,000 for 1999 from $4,340,000 for 1998. Of this increase, $7,434,000 is attributable to the operations of L&H Vitamins for the period subsequent to its acquisition by Vitamins.com, from August 16, 1999 to December 31, 1999, and $1,571,000 is attributable to the operations of the Internet website primarily since its relaunch in October 1999. The remaining increase of $7,936,000 relates to the operations of the retail stores in 1999 and represents an 83% increase from 1998. This increase is primarily due to the increase to ten stores in 1999 from six stores in 1998 and to full year results in 1999 of the six stores in operation as of December 31, 1998.

   Cost of Sales. Vitamins.com's cost of sales consists primarily of the costs of its products sold to customers. It does not include costs of outbound shipping, which are included in selling, general and administrative expenses. Vitamins.com's cost of sales increased by 346%, to $11,797,000 in 1999 from $2,646,000 in 1998. Of this increase, $3,994,000 is attributable to sales by L&H Vitamins subsequent to its acquisition by Vitamins.com, for the period from August 16, 1999 to December 31, 1999, and $2,930,078 is attributable to the operations of the Internet website primarily since its relaunch in October 1999. The remaining increase of $4,873,000 relates to the operations of the retail stores in 1999 and represents an 84% increase from 1998. This increase is primarily due to the increase in net sales for retail stores described above.

   Vitamins.com's cost of sales as a percentage of net sales increased in 1999 to 70%, compared to 61% for 1998. This decline in gross profit is primarily due to significant discounts provided to first time Internet customers. The gross margin for 1999 was 46%, (86%), and 39% for the operations of the catalog, Internet website and retail stores, respectively. The gross margin for the retail stores did not change in 1999 from 1998.

   Operating Expenses. Vitamins.com's operating expenses generally consist of:

  . selling and administrative expenses, including outbound shipping costs, payroll and related expenses for administrative and executive personnel, corporate facilities expenses, professional fees, depreciation and other general corporate expenses;

  . advertising and marketing expenses, including advertising and promotional expenditures for television, radio, print and Internet advertisements; and

  . amortization of purchased intangible assets.

   Vitamins.com's operating expenses increased by 686%, to $23,675,000 for 1999 from $3,012,000 for 1998. The overall increase in operating expenses includes:

  . an increase of $10,751,000, or 400%, in selling and administrative expenses due to significant one-time expenditures incurred in building its distribution channels and corporate infrastructure, new employee costs, corporate facilities renovation and expansion, professional fees and internal costs of maintaining the Internet site and integrating its business models and, to a lesser extent, significant recurring operating expenses such as shipping and postage, printing, and expenditures in connection with opening new retail stores;

  . an increase of $7,425,000, or 2,292%, in advertising and marketing expenses due primarily to developing national brand recognition for the Internet site primarily through expenditures for mass media advertising in markets with heavy concentrations of Internet users;

  . stock-based compensation expense of $1,306,000 in 1999, due primarily to the forgiveness of a note receivable from a stockholder originally accepted by Vitamins.com in return for equity; there was no comparable expense in 1998;

  . website development expenses of $858,000 in 1999, representing the unamortized portion of the development expenses for its initial website, which was abandoned in October 1999; there was no comparable expense in 1998; and

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

  . amortization expense of $323,000 in 1999, due to purchased intangible assets related to the L&H Vitamins acquisition (customer list amortized over six years and goodwill amortized over 20 years), purchase of the vitamins.com domain name (amortized over ten years) and the amortization of capitalized software development (amortized over 30 months); there was no comparable expense in 1998.

   Loss on Sale of Assets. In 1999 Vitamins.com sold or abandoned equipment no longer used in operations and realized a loss of $33,000. There were no comparable transactions during 1998.

   Interest Income (Expense). Interest income (expense) consists of the interest that Vitamins.com earns on its cash balances and balances in money market and other highly liquid accounts, offset by interest expense attributable to capital lease obligations. Interest income (expense) reflected net interest income of $284,000 for 1999, compared to net interest expense of $21,000 for the prior year. The increase in net interest income during 1999 was due to short-term interest realized from capital raised from equity transactions.

   Income Taxes. Vitamins.com has experienced operating losses in each period since inception. However, its financial statements do not reflect an income tax benefit because, based on a number of factors, there is sufficient uncertainty as to when, if ever, it will be able to realize the tax benefits attributable to these carryforwards that it has recorded a full valuation allowance against the net deferred tax benefit. Vitamins.com has a net operating loss carryforward of approximately $4,887,000.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Net Sales. Vitamins.com's net sales increased by 895%, to $4,340,000 for 1998 from $436,000 in 1997. This increase is due primarily to full year results for the two retail stores in operation as of December 31, 1997, with the addition of partial year results for the six stores opened during 1998.

   Cost of Sales. Vitamins.com's cost of sales increased by 816%, to $2,646,000 in 1998 from $289,000 in 1997. This increase is due primarily to the increase in net sales described above. Its gross margin for 1998 was 39%, compared to 34% for 1997. This increase in margin is primarily due to significant improvements in purchase terms due to increased sales levels and economies of scale through bulk orders.

   Operating Expenses. Vitamins.com's operating expenses increased by 114%, to $3,012,000 for 1998 from $1,408,000 in 1997. During the same period, the number of retail stores increased to six in 1998 from two in 1997. The overall increase in operating expenses includes:

  . an increase of $1,434,000, or 114%, in selling and administrative expenses due to expenses incurred in connection with store openings and to expand and improve regional and corporate support for continued store expansion and, to a lesser extent, a full year of depreciation expense;

  . an increase of $170,000, or 110%, in advertising and marketing expenses due to promotional efforts in publicizing new and existing stores; and

  . an increase of $17,000 in net interest expense of $21,000 due to the increased level of assets under capital as a consequence of the opening of six retail stores.

Liquidity and Capital Resources

   Since inception, Vitamins.com's operations have not generated sufficient cash flow to support such current operations. It has funded its operations and its expansion through capital contributions and the issuance and sale of preferred stock. Vitamins.com anticipates that it will require additional infusions of capital in order to carry out its business plan.

   Net cash provided by financing activities was $26.5 million, $5.5 million and $1.8 million for the years ended December 31, 1999, 1998 and 1997, respectively. This funding was primarily related to cash raised in equity financings through the issuance of member interests and rights to acquire member interests, net of offering costs, during the period that Vitamins.com was operating as a limited liability company. In August 1999, all member interests and rights to acquire member interests in the limited liability company were exchanged for common stock, options to acquire common stock and convertible preferred stock of Vitamins.com, Inc., when the limited liability company became a wholly owned subsidiary of Vitamins.com, Inc.

   Net cash used in operating activities was $15.1 million, $1.6 million and $1.0 million for the years ended December 31, 1999, 1998 and 1997, respectively. Net cash used in operating activities in 1999 was comprised primarily of a $16.0 million net loss after noncash adjustments and a $2.9 million increase to inventory. This net loss was partially offset by $4.4 million increase to accounts payable. Net cash used in operating activities in 1998 was comprised primarily of a $1.0 million net loss after noncash adjustments and a $1.0 million increase to inventory. This net loss was partially offset by a $0.5 million increase to accounts payable. Net cash used in operating activities in 1997 was comprised primarily of $1.2 million net loss after noncash adjustments and a $0.4 million increase to inventory. This net loss was partially reduced by a $0.7 million increase to accounts payable.

   Net cash used in investing activities was $8.4 million, $1.0 million and $0.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. Net cash used in investing activities in 1999 was comprised primarily of the purchase of L&H Vitamins, net of cash acquired, for $5.5 million and the purchase of the Vitamins.com domain name for $1.4 million. The remaining cash used in investing activities relates to net purchases of property and equipment of $1.5 million. Net cash used in investing activities in 1998 and 1997 was entirely attributable to purchases of property and equipment.

   Vitamins.com anticipates significant additional expenditures for online and traditional advertising and promotion in order to build the Vitamins.com brand, attract new customers and preserve its customer base. In addition, it anticipates significant additional expenditures to expand its catalog operations and provide the physical infrastructure and additional personnel needed to support this growth. If it should decide to open additional retail stores in the future, such activities would require substantial capital expenditures.

   If the proposed merger with HealthCentral were not consummated, Vitamins.com would have to seek alternative sources of funds. If such financing were not available in sufficient amounts, on favorable terms, or at all, Vitamins.com could find it necessary to scale back its expansion plans or its business significantly.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivatives and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. Vitamins.com will adopt SFAS No. 133 during its year ending December 31, 2001. To date, Vitamins.com has not engaged in derivative or hedging activities.

   In December 1999, the SEC issued Staff Accounting Bulletin No. (SAB) 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. This bulletin outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In March 2000, the SEC issued SAB No. 101A--Amendment:
Revenue Recognition in Financial Statements which amends the transition provisions of SAB No. 101 until the second fiscal quarter for registrants with a fiscal year beginning after December 15, 1999. Vitamins.com will apply the accounting and disclosures of SAB No. 101 during the fiscal quarter ending June 30, 2000. Vitamins.com's management believes that the impact of SAB No. 101 and SAB No. 101A will not have a material effect on the financial position or results of operations of Vitamins.com.

Year 2000 Compliance

   Vitamins.com is a relatively new business and, accordingly, the majority of its software and hardware has been purchased or developed by it in the six months prior to January 1, 2000. To date, it has not experienced significant Year 2000 disruptions to its operating or administrative systems. Vitamins.com believes that its significant vendors and service providers are Year 2000 compliant and has not, to date, been made aware that any of its significant vendors or service providers have suffered Year 2000 disruptions in their systems. Accordingly, it does not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any Year 2000 problems. Vitamins.com spent an immaterial amount on Year 2000 testing and compliance during the year ended December 31, 1999. Most of its expenses related to the operating costs associated with time spent by its employees in the evaluation and planning process and Year 2000 compliance matters.

                                 OTHER MATTERS

Stockholder Proposals

   Proposals of stockholders that are intended to be presented at HealthCentral's annual meeting of stockholders for the fiscal year 2000 must be received by January 15, 2001 to be included in the proxy statement and proxy relating to that meeting.

Where You Can Find More Information

   HealthCentral files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.

   The Securities and Exchange Commission allows this Proxy Statement to incorporate by reference information which is simultaneously presented to stockholders with this Proxy Statement. Important business and financial information can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and filed with the SEC on March 10, 2000, as amended, which is included in the materials you received with this Proxy Statement and is hereby incorporated by reference.

   HealthCentral has supplied all information contained or incorporated by reference in this Proxy Statement relating to HealthCentral, and Vitamins.com has supplied all information contained in this Proxy Statement relating to Vitamins.com. Neither HealthCentral nor Vitamins.com warrants the accuracy or completeness of information relating to the other.

   You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote on the merger. Neither HealthCentral nor Vitamins.com has authorized anyone to provide you with information that is different from or in addition to what is contained in this Proxy Statement. This Proxy Statement is dated May 15, 2000. You should not assume that the information contained in this Proxy Statement is accurate as of any other date, and neither the mailing of this Proxy Statement to stockholders nor the issuance of HealthCentral common stock in the merger will create any implication to the contrary.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Public Accountants................................. F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998............. F-3

Consolidated Statements of Operations for the Years Ended December 31,
 1999, 1998 and 1997..................................................... F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended December 31, 1999, 1998 and 1997.................................. F-5

Consolidated Statements of Cash Flows for the Years Ended December 31,
 1999, 1998 and 1997..................................................... F-6

Notes to Consolidated Financial Statements for the Years Ended December
 31, 1999, 1998 and 1997................................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Vitamins.com, Inc.:

   We have audited the accompanying consolidated balance sheets of Vitamins.com, Inc. (formerly Vitamin Superstore, LLC; the "Company," a Delaware corporation), as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vitamins.com, Inc., as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management plans to raise sufficient financing to meet its needs for the coming year (see
Note 1). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             ARTHUR ANDERSEN LLP

Vienna, Virginia
February 17, 2000 (except with
 respect to the matter discussed
 in Note 9, as to which the
 date is March 15, 2000)

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

                          CONSOLIDATED BALANCE SHEETS

                        As of December 31, 1999 and 1998

                                                          1999         1998
                                                      ------------  -----------
                       ASSETS
Current assets:
 Cash and cash equivalents..........................  $  6,035,125  $ 3,010,496
 Accounts receivable, net...........................       570,706       17,560
 Purchase price receivable..........................       553,503          --
 Inventory..........................................     5,464,633    1,310,256
 Prepaid expenses...................................       907,617       58,506
                                                      ------------  -----------
 Total current assets...............................    13,531,584    4,396,818
                                                      ------------  -----------
Property and equipment, at cost:
 Store and warehouse equipment......................     2,392,402    1,054,573
 Office equipment...................................       314,833      226,992
 Leasehold improvements.............................     1,466,793      851,787
                                                      ------------  -----------
                                                         4,174,028    2,133,352
 Less--Accumulated depreciation and amortization....      (745,469)    (243,111)
                                                      ------------  -----------
 Net property and equipment.........................     3,428,559    1,890,241
Web development costs, net..........................     1,039,715          --
Intangible assets, at cost:
 Domain name........................................     1,540,583          --
 Customer list......................................     1,566,279          --
 Goodwill...........................................     9,525,923          --
                                                      ------------  -----------
                                                        12,632,785          --
 Less--Accumulated amortization.....................      (323,260)         --
                                                      ------------  -----------
 Net intangible assets..............................    12,309,525          --
Other assets........................................       385,511      239,319
                                                      ------------  -----------
 Total assets.......................................  $ 30,694,894  $ 6,526,378
                                                      ============  ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable...................................  $  6,854,873  $ 1,160,557
 Accrued expenses...................................     1,268,698      145,134
 Current portion of capital lease obligations.......       178,560      138,477
                                                      ------------  -----------
 Total current liabilities..........................     8,302,131    1,444,168
Capital lease obligations, net of current portion...       329,087      218,047
Deferred rent liability, net of current portion.....       171,727      125,305
                                                      ------------  -----------
 Total liabilities..................................     8,802,945    1,787,520
                                                      ------------  -----------
Commitments and contingencies (Note 7)


Series A Convertible Redeemable Preferred Stock, par
 value $.001; 11,627,573 shares authorized, issued,
 and outstanding; aggregate liquidation preference
 of $7,105,610......................................     7,105,610          --
Series B Convertible Redeemable Preferred Stock, par
 value $.001; 10,038,925 shares authorized, issued,
 and outstanding; aggregate liquidation preference
 of $6,134,787......................................     6,134,787          --
Series C Convertible Redeemable Preferred Stock, par
 value $.001; 28,000,000 shares authorized;
 23,325,000 issued, and outstanding; aggregate
 liquidation preference of $23,325,000..............    23,325,000          --

Stockholders' Equity (deficit) (Notes 2 and 3):
 Common stock, par value $.001; 66,650,000 shares
  authorized; 12,974,414 and 9,169,087 shares issued
  and outstanding in 1999 and 1998, respectively....        12,975        9,169
 Due from stockholders..............................       (59,526)  (4,535,780)
 Additional paid-in capital.........................    17,241,408   11,966,611
 Accumulated deficit................................   (31,868,305)  (2,701,142)
                                                      ------------  -----------
 Total stockholders' equity (deficit)...............   (14,673,448)   4,738,858
                                                      ------------  -----------
 Total liabilities and stockholders' equity
  (deficit).........................................  $ 30,694,894  $ 6,526,378
                                                      ============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              For the Years Ended December 31, 1999, 1998 and 1997

                                           1999         1998         1997
                                       ------------  -----------  -----------
Net sales............................. $ 16,940,977  $ 4,340,297  $   436,406
Cost of sales.........................   11,797,099    2,646,179      288,751
                                       ------------  -----------  -----------
Gross profit..........................    5,143,878    1,694,118      147,655
Selling and administrative expenses...   13,438,817    2,688,008    1,254,149
Advertising and marketing expenses....    7,749,174      324,051      154,109
Stock-based compensation expense......    1,306,128          --           --
Website development expense...........      857,712          --           --
Amortization..........................      323,261          --           --
                                       ------------  -----------  -----------
Operating loss........................  (18,531,214)  (1,317,941)  (1,260,603)
Loss on sale of assets................      (32,568)         --           --
Interest income (expense), net........      284,161      (20,519)      (2,997)
                                       ------------  -----------  -----------
Net loss.............................. $(18,279,621) $(1,338,460) $(1,263,600)
                                       ============  ===========  ===========
Basic and diluted net loss per common
 share................................ $      (1.65) $      (.22) $      (.23)
                                       ============  ===========  ===========
Weighted average common shares
 outstanding..........................   11,054,837    6,064,051    5,464,790
                                       ============  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                              VITAMINS.COM, INC.
                      (formerly Vitamin Superstore, LLC)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

             For the Years Ended December 31, 1999, 1998 and 1997

                                Convertible Redeemable Preferred Stock
                  ------------------------------------------------------------------
                        Series A              Series B               Series C
                  --------------------- --------------------- ----------------------
                    Shares     Amount     Shares     Amount     Shares     Amount
                  ---------- ---------- ---------- ---------- ---------- -----------
Balance at
December 31,
1996............         --  $      --         --  $      --         --  $       --
Shares issued
for notes
receivable......         --         --         --         --         --          --
Shares issued...         --         --         --         --         --          --
Net loss........         --         --         --         --         --          --
                  ---------- ---------- ---------- ---------- ---------- -----------
Balance at
December 31,
1997............         --         --         --         --         --          --
Shares issued
for notes
receivable......         --         --         --         --         --          --
Shares issued,
net of offering
costs of
$200,000........         --         --         --         --         --          --
Net loss........         --         --         --         --         --          --
                  ---------- ---------- ---------- ---------- ---------- -----------
Balance at
December 31,
1998............         --         --         --         --         --          --
Shares issued
for domain name
purchase........         --         --         --         --         --          --
Exercise of
Dilution Right
(Note 3)........         --         --         --         --         --          --
Forgiveness of
note receivable
from
stockholder.....         --         --         --         --         --          --
Collection of
notes receivable
from
stockholders....         --         --         --         --         --          --
Recapitalization
(Note 2)........  11,627,573  7,105,610  6,092,757  3,723,284        --          --
Shares issued
for the purchase
of L&H..........         --         --   3,946,168  2,411,503        --          --
Shares issued,
net of offering
costs of
$207,232........         --         --         --         --  23,325,000  23,325,000
Shares issued
for note
receivable......         --         --         --         --         --          --
Stock-based
compensation....         --         --         --         --         --          --
Net loss........         --         --         --         --         --          --
                  ---------- ---------- ---------- ---------- ---------- -----------
Balance at
December 31,
1999............  11,627,573 $7,105,610 10,038,925 $6,134,787 23,325,000 $23,325,000
                  ========== ========== ========== ========== ========== ===========
                                           Stockholders' Equity
                  --------------------------------------------------------------------------
                     Common Stock                   Additional
                  -------------------   Due From      Paid-In    Accumulated
                    Shares    Amount  Stockholders    Capital      Deficit        Total
                  ----------- ------- ------------- ------------ ------------- -------------
Balance at
December 31,
1996............    5,224,669 $ 5,225 $       --    $    64,775  $    (99,082) $    (29,082)
Shares issued
for notes
receivable......      184,853     185  (1,175,780)    1,175,595           --            --
Shares issued...      278,275     278         --      1,769,722           --      1,770,000
Net loss........          --      --          --            --     (1,263,600)   (1,263,600)
                  ----------- ------- ------------- ------------ ------------- -------------
Balance at
December 31,
1997............    5,687,797   5,688  (1,175,780)    3,010,092    (1,362,682)      477,318
Shares issued
for notes
receivable......    1,576,579   1,576  (3,360,000)    3,358,424           --            --
Shares issued,
net of offering
costs of
$200,000........    1,904,711   1,905         --      5,598,095           --      5,600,000
Net loss........          --      --          --            --     (1,338,460)   (1,338,460)
                  ----------- ------- ------------- ------------ ------------- -------------
Balance at
December 31,
1998............    9,169,087   9,169  (4,535,780)   11,966,611    (2,701,142)    4,738,858
Shares issued
for domain name
purchase........      500,709     501         --      1,249,499           --      1,250,000
Exercise of
Dilution Right
(Note 3)........      675,594     676         --           (676)          --            --
Forgiveness of
note receivable
from
stockholder.....          --      --    1,175,780           --            --      1,175,780
Collection of
notes receivable
from
stockholders....          --      --    3,360,000           --            --      3,360,000
Recapitalization
(Note 2)........          --      --          --            --    (10,828,894)  (10,828,894)
Shares issued
for the purchase
of L&H..........    2,303,832   2,304         --      3,836,193           --      3,838,497
Shares issued,
net of offering
costs of
$207,232........      232,280     232         --            --        (58,648)      (58,416)
Shares issued
for note
receivable......       92,912      93     (59,526)       59,433           --            --
Stock-based
compensation....          --      --          --        130,348           --        130,348
Net loss........          --      --          --            --    (18,279,621)  (18,279,621)
                  ----------- ------- ------------- ------------ ------------- -------------
Balance at
December 31,
1999............  12,974 ,414 $12,975 $   (59,526)  $17,241,408  $(31,868,305) $(14,673,448)
                  =========== ======= ============= ============ ============= =============

  The accompanying notes are an integral part of these consolidated financial statements.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1999, 1998 and 1997

                                             1999         1998         1997
                                         ------------  -----------  -----------
Cash flows from operating activities:
Net loss...............................  $(18,279,621) $(1,338,460) $(1,263,600)
Adjustments to reconcile net loss to
 net cash used in operating activities:
 Depreciation and amortization.........       898,989      218,403       24,612
 Stock-based compensation expense......     1,306,128          --           --
 Loss on sale of property and
  equipment............................        32,568          --           --
 Increase in deferred rent liability...        46,422      109,597       15,708
 Changes in operating assets and
  liabilities, net of effect of
  acquisition:
  Accounts receivable..................      (178,483)     (17,560)         --
  Inventory............................    (2,858,812)    (940,242)    (370,014)
  Prepaid expenses.....................      (550,088)     (39,647)     (18,859)
  Other long-term assets...............      (146,192)    (136,729)    (102,590)
  Accounts payable.....................     4,402,534      492,072      668,485
  Accrued expenses.....................       244,797       59,208       49,084
                                         ------------  -----------  -----------
   Net cash used in operating
    activities.........................   (15,081,758)  (1,593,358)    (997,174)
                                         ------------  -----------  -----------
Cash flows from investing activities:
Purchases of property and equipment....    (1,471,272)    (990,300)    (640,029)
Proceeds from the sale of property and
 equipment.............................         1,625          --           --
Cash paid for domain name and website
 development...........................    (1,390,069)         --           --
Acquisition of L&H, net of cash
 acquired..............................    (5,532,508)         --           --
                                         ------------  -----------  -----------
   Net cash used in investing
    activities.........................    (8,392,224)    (990,300)    (640,029)
                                         ------------  -----------  -----------
Cash flows from financing activities:
Payments under capital lease
 obligations...........................      (127,973)    (124,005)     (19,663)
Collection of notes receivable.........     3,360,000          --           --
Proceeds from the issuance of stock,
 net of offering costs.................    23,266,584    5,600,000    1,770,000
                                         ------------  -----------  -----------
   Net cash provided by financing
    activities.........................    26,498,611    5,475,995    1,750,337
                                         ------------  -----------  -----------
Net increase in cash and cash
 equivalents...........................     3,024,629    2,892,337      113,134
Cash and cash equivalents, beginning of
 year..................................     3,010,496      118,159        5,025
                                         ------------  -----------  -----------
Cash and cash equivalents, end of
 year..................................  $  6,035,125  $ 3,010,496  $   118,159
                                         ============  ===========  ===========
Supplemental disclosure of cash flow
 information:
Cash paid during the year for
 interest..............................  $     42,583  $    37,065  $     5,918
                                         ============  ===========  ===========
Supplemental disclosures of noncash
 investing and financing activities:
 Equipment financed through capital
  leases...............................       279,096      138,314      235,130
 Contribution of note receivable to
  purchase shares......................        59,526    3,360,000          --
 (Forgiveness) contribution of note
  from stockholder.....................    (1,175,780)         --     1,175,780
 Common Stock issued in conjunction
  with the domain name purchase........     1,250,000          --           --
 Series B Convertible Redeemable
  Preferred and common stock issued in
  conjunction with the purchase of
  L&H..................................     6,250,000          --           --

  The accompanying notes are an integral part of these consolidated financial statements.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

1. Organization and Summary of Significant Accounting Policies:

   Vitamins.com, Inc. (formerly Vitamin Superstore, LLC; the "Company"), was founded in 1995 as a Delaware limited liability company and converted to a C corporation on August 1999.

   The Company sells primarily vitamins and nutritional supplements through a multi-channel approach that includes retail stores, an Internet website, and a catalog division. As of December 31, 1999, 1998 and 1997, the Company operated ten, six and two stores, respectively, in Virginia and Maryland. In May 1999, the Company launched the website www.vitamins.com to facilitate sales to a national audience.

   The Company purchased L&H Vitamins, Inc., and its affiliate J&M Direct Corporation (together "L&H") in August 1999 to obtain a nationally recognized catalog operation and to expand its fulfillment and warehousing activities to accommodate sales growth from the Internet website (see Note 4).

   Principles of Consolidation

   The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly owned subsidiary L&H. All significant intercompany accounts, balances, and transactions have been eliminated in consolidation.

   Risks and Liquidity

   Since inception, the Company has generated a net loss from operations and has required capital to open new stores, acquire L&H, and launch its website. The Company has funded its operations through capital contributions and the issuance of common and preferred stock. The Company will need additional financing in the coming year to fund its continuing operations and capital expenditures. There can be no assurance that such financing will be available. If the Company is not able to raise additional financing, the Company may not have adequate capital to fund its operations or meet its growth strategy.

   The Company's operations are subject to a number of risks, including competitors with greater access to capital, dependence on key management personnel, and uncertainty of future profitability.

   Credit Risk

   The Company's assets that are exposed to credit risk consist primarily of cash and cash equivalents. The Company generally does not extend credit to customers, except through the use of third-party credit cards. Credit under these accounts is extended by third parties, and accordingly, the Company bears no financial risk under these agreements except in the case of fraud. Significant accounts receivable balances reflect amounts due from the third-party processors and are usually received within several days. The Company has historically experienced only immaterial and infrequent bad debt write-offs and has therefore recorded an allowance for doubtful accounts of approximately $15,000 as of December 31, 1999.

   Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts and notes receivable, and accounts payable, are carried at cost, which approximates fair value because of the short-term maturity of these financial instruments. The carrying value of the capital lease obligations approximates fair value because the interest rates on these obligations are comparable to the interest rates that could be obtained currently.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Cash and Cash Equivalents

   The Company considers all highly liquid temporary cash investments with original maturities of three months or less to be cash equivalents. As of December 31, 1999, 1998 and 1997, cash and cash equivalents consisted primarily of money market demand deposits. The Company maintains a bank account with a federally insured financial institution. At times, balances may exceed insured limits.

   Inventory

   The Company's inventory is priced at the lower of cost or market. The Company uses the weighted-average method of inventory costing.

   Property and Equipment

   Property and equipment are stated at cost. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Amortization of leasehold improvements is provided on a straight-line basis over the estimated useful lives of the assets or the remaining lease term, whichever is shorter. Maintenance and repairs are charged directly to expense as incurred.

   Web Development Costs

   The Company accounts for web development costs in accordance with the AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Web development costs consist of external costs incurred to purchase and implement the web software and enhancements used in the Company's business. These costs are amortized using the straight-line method over a useful life of 30 months. Amortization expense for the year ended December 31, 1999, includes approximately $59,800 related to web development costs.

   Internal and external costs of developing web content are expensed as incurred and are included in selling and administrative expenses in the accompanying consolidated statements of operations.

   The Emerging Issues Task Force is currently reviewing issues related to the accounting for the costs of developing a website, but it has not yet reached a final consensus. Management will follow the appropriate guidance when the final consensus is reached.

   Intangible Assets

   Intangible assets include purchased customer lists, the Company's domain name, and goodwill generated from the purchase of L&H and are amortized using the straight-line method over their estimated useful lives of 6, 10, and 20 years, respectively.

   Impairment of Long-Lived Assets

   The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," issued by the Financial Accounting Standards Board ("FASB"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Revenue Recognition

   The Company recognizes revenue for the sale of its vitamins and vitamin supplements through its Internet and catalog delivery channels at the time the product is shipped to the customer. Net revenue includes outbound shipping and handling charges incurred by the customer and is shown net of the Company's discounts presented to customers at the time of purchase, including one-time discounts on initial e-commerce sales. Costs of outbound shipping from the Company are included in selling and administrative expenses in the accompanying consolidated statements of operations.

   Advertising and Marketing Expense

   Advertising and marketing expenses include advertising and promotional expenditures related to building the Company's brand awareness. The Company uses media such as television, radio, print, and Internet advertisements to promote its brand. Advertising costs are expensed as incurred.

   Website Development Expense

   The Company launched its initial website in May 1999 in order to begin its e-commerce business. In October 1999, the Company abandoned the initial website and launched a more sophisticated e-commerce website that enables it to sell vitamins and vitamin supplements throughout the United States. Accordingly, all costs related to development of the initial website were expensed.

   Income Taxes

   Until August 15, 1999, the Company operated as a limited liability company ("LLC") as defined by the Internal Revenue Code, whereby the Company was not subject to taxation for federal or state purposes. The limited liability company's members reported their shares of the Company's taxable earnings or losses on their respective tax returns.

   As of August 15, 1999, the Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

   Net Loss per Share

   SFAS No. 128, "Earnings Per Share," requires the presentation of basic and diluted earnings per share. Basic net income (loss) per share is computed by dividing income (loss) by the weighted average number of common shares outstanding for the period. The diluted net income (loss) per share data is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents, unless the common stock equivalents are antidilutive.

   Options to acquire approximately 969,000 shares of common stock and preferred shares that are convertible into approximately 44,991,000 shares of common stock as of December 31, 1999 were excluded from the computation of diluted loss per share because inclusion of these amounts would have an antidilutive effect on loss per share.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Store Openings

   All costs of a noncapital nature incurred in opening a new store are charged to expense as incurred.

   Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivatives and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. Vitamins.com will adopt SFAS No. 133 during its year ending December 31, 2001. To date, Vitamins.com has not engaged in derivative or hedging activities.

   In December 1999, the SEC issued Staff Accounting Bulletin No. (SAB) 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. This bulletin outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In March 2000, the SEC issued SAB No. 101A--Amendment:
Revenue Recognition in Financial Statements which amends the transition provisions of SAB No. 101 until the second fiscal quarter for registrants with a fiscal year beginning after December 15, 1999. Vitamins.com will apply the accounting and disclosures of SAB No. 101 during the fiscal quarter ending June 30, 2000. Vitamins.com's management believes that the impact of SAB No. 101 and SAB No. 101A will not have a material effect on the financial position or results of operations of Vitamins.com.

   Reclassifications

   Certain prior-year balances have been reclassified to conform to the current-year presentation.

2. Stockholders' Equity (deficit):

   The Company was initially formed as an LLC and capitalized in 1995 with a contribution of $1,000 under an LLC agreement (the "LLC Agreement"). The LLC Agreement was subsequently amended in March 1997, March 1998, and December 1998. On August 1999, the LLC became a wholly owned subsidiary of the Company, which was formed at that time as a C corporation (the "Recapitalization"). To effect the Recapitalization, all member interests and rights to acquire member interests in the LLC were exchanged for common stock, options to acquire common stock, and convertible preferred stock of the Company. Each stockholder received approximately 1.71 shares of preferred stock together with every share of common stock issued by the Company. Though the preferred stock was issued as an integrated part of the transfer of the interests in the LLC to the Company, for financial reporting purposes the issuance of the preferred stock was accounted for as a noncash dividend. All share and per share amounts have been restated to reflect these events.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company has authorized the issuance of Series A Preferred, Series B Preferred, and Series C Preferred Stock (together, the "Preferred Stock"). Each share of the Preferred Stock is convertible, at any time, at the option of the holder into one share of the Company's common stock. Additionally, in the event of a public offering of the Company's equity securities in which the price per share is at least $5.00 and which results in gross proceeds to the Company of $20,000,000 or more, each outstanding share of Preferred Stock will automatically convert into one share of common stock.

   Each share of Preferred Stock entitles the holder to voting rights substantially equal to the voting rights of the common stock into which it is convertible. In accordance with the restated certificate of incorporation, certain amendments to existing agreements require the consent of the majority of the holders of Series A Preferred, Series B Preferred, and Series C Preferred Stock voting each as a separate series.

   The holders of Series A Preferred, Series B Preferred, and Series C Preferred Stock are entitled to receive, when and if declared by the Board of Directors, annual dividends of approximately $.06, $.06, and $.10 per share, respectively. The preferred dividends are not cumulative. The Company did not declare any dividends for the year ended December 31, 1999.

   In the event of liquidation, dissolution, or winding-up of the Company, the holders of Series A Preferred, Series B Preferred, and Series C Preferred Stock are entitled to receive in preference to the holders of the common stock, any distribution of the Company's assets, in an amount per share equal to approximately $.61, $.61, and $1.00, respectively, plus any declared but unpaid dividends.

   At any time after August 16, 2003, holders of the Preferred Stock may require the Company to redeem the Series A Preferred, Series B Preferred, and Series C Preferred Stock for cash of approximately $.61, $.61, and $1.00 per share, respectively. The redemption must be approved by a majority of the Series C Preferred and a majority of the Series A Preferred or a majority of the Series B Preferred stockholders.

   In 1997, the Company entered into a subscription agreement (the "First Subscription Agreement") to issue 184,853 units of LLC member interests in return for the assignment to the Company of a note valued at $1,175,780 including interest. The assignor of the note was an existing member of the Company. The First Subscription Agreement contained a redemption right whereby, at any time from March 7, 1999, to March 7, 2005, the Company could repurchase the units issued under the Subscription Agreement for $1,153,800 plus 8 percent per annum. In 1999, the Company distributed the note to its maker as a distribution with respect to his capital account in the Company. For financial reporting purposes, the transfer of the note was reflected as a period expense in the amount of $1,175,780. The First Subscription Agreement was effectively terminated in August 1999 as a result of the acquisition by the Company of all the interests in the LLC.

   In March 1998, the Company entered into a second subscription agreement (the "Second Subscription Agreement") to issue 268,961 units of LLC member interests in the Company for $2,000,000. The Second Subscription Agreement contained a redemption right whereby, at any time from March 7, 1999, to March 7, 2005, the Company could repurchase the units issued under the Second Subscription Agreement for $2,000,000 plus 8 percent per annum. The Second Subscription Agreement was effectively terminated in August 1999 as a result of the acquisition by the Company of all the interests in the LLC.

   In December 1998, the Company entered into a third subscription agreement (the "Third Subscription Agreement") to issue 3,056,331 units of LLC member interests in the Company for the $3 million currently paid plus a $3 million deferred contribution obligation. The Third Subscription Agreement contained redemption rights whereby, at any time from June 10, 2003, to June 10, 2004, the Company could repurchase or the LLC member could sell the interests issued under the Third Subscription Agreement at fair market value.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Under the Third Subscription Agreement, the original LLC members agreed to a deferred contribution obligation of an additional $360,000. The issuance costs associated with this transaction totaled $200,000 and are reflected as a reduction of the related contribution in the accompanying consolidated financial statements. The deferred contribution obligations of $3,360,000 were satisfied in 1999 by transfers of the specified amounts in cash to the Company. The Third Subscription Agreement was effectively terminated in August 1999 as a result of the acquisition by the Company of all the interests in the LLC.

   Pursuant to an agreement in March 1999, the Company issued 325,192 units of LLC member interests in August 1999 to members of the Board of Directors and an executive of the Company for a total of $208,342 or approximately $.64 per share. Payment of $148,816 was received in cash, and a note was issued to the Company for $59,526. The difference between the purchase price of the units and their fair market value in August 1999 has been recorded as a current period expense of $90,908 in the accompanying consolidated statements of operations.

3. Options and Rights to Acquire Interests in the Company:

   In connection with the sale of LLC member interests to a new investor in December 1998 under the Third Subscription Agreement, the Company granted to Robert M. Haft (acting as nominee for the LLC's founders), a right (the "Dilution Right"), exercisable at any time before December 16, 2008, to purchase up to an additional 1,998,998 units of LLC member interests in the Company, at approximately $1.96 per unit. Because the number of units issued to the new investor under the Third Subscription Agreement was based on an assumed enterprise value of $1.96 per unit, the effect of the Dilution Right, if exercised, was to reduce the percentage interest in the Company acquired by the new investor if and when the Company achieved an enterprise value that was higher than the enterprise value of the Company that had been used to determine the initial purchase price paid by the new investor under the Third Subscription Agreement. In June 1999, the Company issued 675,594 units of LLC member interests in consideration for the cancellation of this right.

   On August 15, 1999, the Company adopted the Vitamins.com, Inc. 1999 Stock Incentive Plan (the "Plan"), which authorizes the Company to grant options and awards to purchase up to an aggregate of 4,009,088 shares of common stock. Under the Plan, incentive and nonqualified stock options and other awards may be granted to employees, officers, directors, advisors, and consultants. Options are granted by a Board-- appointed committee (the "Committee"). Each outstanding option granted under the Plan expires at various dates, not to exceed ten years from the date of the grant, and becomes exercisable in varying installments as determined by the Committee at the date of the grant.

   The status of the options granted under the Plan as of December 31, 1999, and changes during the year then ended is presented below:

                                                                  Weighted-
                                                                   Average
                         Options                        Shares  Exercise Price
                         -------                        ------- --------------
   Outstanding, beginning of year......................     --      $ --
   Granted............................................. 969,016      1.05
   Exercised...........................................     --        --
   Forfeited...........................................     --        --
                                                        -------
   Outstanding, end of year............................ 969,016      1.05
                                                        =======
   Options exercisable at year-end.....................  69,684
                                                        =======
   Weighted-average fair value of options granted
    during the year.................................... $  1.24
                                                        =======

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, stock-based compensation was accounted for under the "intrinsic value method" as defined by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock, at grant date or other measurement date, over the amount an employee must pay to acquire the stock.

   SFAS No. 123 allows the entity to continue to use the intrinsic value method. However, entities electing to apply APB Opinion No. 25 must make pro forma disclosures as if the fair value based method of accounting had been applied. The Company applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation. Under APB Opinion No. 25, compensation expense of $39,440 has been recorded in the accompanying consolidated financial statements related to 1999 stock option grants.

   If the Company had applied SFAS No. 123, the net loss for the years ended December 31, 1999, 1998 and 1997, would have increased as follows:

                                             1999         1998         1997
                                         ------------  -----------  -----------
   Net loss:
     As reported........................ $(18,279,621) $(1,338,460) $(1,263,600)
     Pro forma.......................... $(18,662,989) $(2,725,989) $(1,263,600)

   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions: no dividend yield, expected volatility of zero, risk-free interest rate of 5.5 percent, and an expected term of ten years.

4. Acquisitions:

   Purchase of the Domain Name

   In March 1999, the Company purchased the domain name, www.vitamins.com (the "Domain Name"), the Vitamins.com website, and copyrighted content available on that website. The Company paid $290,583 in cash, which includes direct costs of the purchase of $40,583, and issued 500,709 shares of common stock that were valued at approximately $2.50 per share.

   Purchase of L&H Vitamins, Inc.

   On August 16, 1999, the Company acquired L&H Vitamins, Inc., and its affiliate for a total purchase price of $5,563,822 in cash, which includes acquisition costs of $230,323, and 2,303,832 and 3,946,168 shares of the Company's common and Series B Preferred stock, respectively, valued at $1.00 per share. The purchase price was subsequently reduced based on L&H's adjusted net worth, and the Company has recorded the reduction of $553,503 as a purchase price receivable. In addition, the former owners of L&H have been granted employment agreements with the Company for a period of four years.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The acquisition has been accounted for as a stock purchase. The purchase price has been allocated as follows:

   Cash............................................................ $    31,314
   Accounts receivable.............................................     374,663
   Inventory.......................................................   1,295,565
   Property and other assets.......................................     637,123
   Customer lists..................................................   1,566,279
   Goodwill........................................................   9,525,923
   Liabilities assumed.............................................  (2,170,548)
   Stock consideration.............................................  (6,250,000)
   Purchase price receivable.......................................     553,503
                                                                    -----------
   Payment for acquisition.........................................   5,563,822
   Less--Cash acquired.............................................     (31,314)
                                                                    -----------
   Payment for acquisition, net of cash acquired................... $ 5,532,508
                                                                    ===========

   The unaudited pro forma summary information for the years ended December 31, 1999 and 1998 assumes that the acquisition of L&H had been consummated on January 1, 1998.

                                                         1999         1998
                                                     ------------  -----------
                                                           (unaudited)
   Net sales........................................ $ 30,576,210  $26,070,392
   Net loss attributable to common stockholders.....  (19,862,496)  (2,412,050)
   Basic and diluted net loss per share............. $      (1.80) $      (.40)

5. Accrued Expenses:

   Accrued expenses consisted of the following at December 31:

                                                               1999      1998
                                                            ---------- --------
   Accrued payroll and related expenses.................... $  395,994 $ 56,946
   Accrued taxes...........................................    104,287   14,453
   Accrued professional fees...............................    275,000   18,000
   Frequent buyer program liability........................    320,994      --
   Other accrued liabilities...............................    172,423   55,735
                                                            ---------- --------
   Total................................................... $1,268,698 $145,134
                                                            ========== ========

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. Income Taxes:

   The Company did not provide an income tax benefit for the period presented because, based on a number of factors, there is sufficient uncertainty regarding the realizability of carryforwards that a full valuation allowance has been recorded against the net deferred tax asset. The significant components of the net deferred tax asset at December 31, 1999, were as follows:

   Deferred tax assets:
     Coupon liability............................................... $  112,332
     Accrued payroll................................................     65,100
     Amortization...................................................     29,913
     Inventory......................................................     28,000
     Customer deposits..............................................     27,300
     Professional fees..............................................     36,750
     Other..........................................................      8,590
                                                                     ----------
   Gross deferred tax assets........................................    307,985
   Deferred tax liability:
   Depreciation and amortization....................................     (7,999)
   Net operating loss carryforward..................................  4,887,364
                                                                     ----------
   Net tax asset....................................................  5,187,350
   Valuation allowance.............................................. (5,187,350)
                                                                     ----------
                                                                        $   --
                                                                     ==========

   The Internal Revenue Code stipulates that the loss may be carried forward for a period of 20 years and may be used to offset future taxable income. Despite the net operating loss ("NOL") carryforward, the Company may have an income tax liability in future years due to the application of the alternative minimum tax rules. The NOL may also be limited in its ability to offset future income in the event that there is a change in the stock ownership as defined by federal tax regulations.

7. Commitments and Contingencies:

   Lease Commitments

   The Company leases its office and retail store facilities under noncancelable lease agreements ranging from three to ten years. Renewal options are available on the majority of the leases for one or more periods of five years each. The leases provide for minimum rent, with certain retail store leases providing for a pro rata share of common operating expenses and additional contingent rent based upon a percentage of sales. Certain of these lease agreements contain rent abatements and escalation clauses that are accrued to rent expense on a straight-line basis. Total rent expense was approximately $1,058,000, $529,000 and $94,017 for the years ended December 31, 1999, 1998 and 1997, respectively, of which approximately $902,000, $405,000 and $74,000 were for the minimum lease obligations. Rent expense is included in selling and administrative expenses. As of December 31, 1999, 1998 and 1997, the Company has property and equipment of approximately $429,000, $257,000 and $214,438, respectively, net of $194,000, $88,000 and $14,756, respectively, in accumulated amortization under capital lease obligations.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The following is a schedule of future minimum payments under capital lease obligations and noncancelable operating leases as of December 31, 1999:

                                                           Capital   Operating
   Fiscal Year                                              Lease      Leases
   -----------                                            ---------  ----------
   2000.................................................. $ 229,840  $1,197,145
   2001..................................................   167,853   1,202,421
   2002..................................................   124,326   1,218,145
   2003..................................................    66,547     841,438
   2004..................................................    30,559     289,785
   Thereafter............................................       --      697,817
                                                          ---------  ----------
   Total.................................................   619,125  $5,446,751
                                                                     ==========
   Less--Imputed interest................................  (111,478)
                                                          ---------
   Present value of net minimum lease payments...........   507,647
   Less--Current maturities..............................  (178,560)
                                                          ---------
   Long-term capital lease obligations................... $ 329,087
                                                          =========

   Included in future minimum lease payments are commitments of approximately $1,287,000 through 2003 due to a related entity for an operating lease for the Company's fulfillment and warehouse space. Rent expense under the Company's related-party lease was approximately $111,000 for the year ended December 31, 1999.

   Contingencies

   The Company, like other retailers of products that are ingested, faces an inherent risk of exposure to product liability claims in the event that, among other things, the use of its products results in injury. With respect to product liability coverage, the Company currently has a general liability policy, followed by additional umbrella liability insurance coverage. There can be no assurance that such insurance will continue to be available at a reasonable cost, or if available, that it will be adequate to cover liabilities.

8. Segment Information:

   The Company operates in a single industry segment, retail sales of vitamins and nutritional supplements. In 1999, the Company began to provide multiple methods, or channels, for product sales. The channels consist of, an Internet website, a catalog, and retail stores. Prior to 1999, the Company only operated in retail stores. The Company's management team monitors the Company's performance according to this multi-channel approach. For the year ended December 31, 1999, the net sales, cost of sales, and gross profit for each of the channels were as follows:

                                    Website     Catalog     Stores      Total
                                  -----------  ---------- ---------- -----------
   Net Sales..................... $ 1,570,531  $7,434,094 $7,936,352 $16,940,977
   Cost of sales.................   2,930,078   3,993,549  4,873,472  11,797,099
   Gross profit.................. $(1,359,547) $3,440,545 $3,062,880 $ 5,143,878

   There are a number of shared expenses and assets related to managing the different channels. Management does not allocate such amounts for internal use.

                               VITAMINS.COM, INC.
                       (formerly Vitamin Superstore, LLC)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9. Subsequent Event:

   On March 15, 2000, the Company entered into the Agreement and Plan of Reorganization and Merger (the "Agreement") with HealthCentral.com. Pursuant to the Agreement, HealthCentral.com will acquire all of the shares of capital stock of the Company for $103,500,000 in HealthCentral.com common stock. Vitamins.com will become a wholly owned subsidiary of HealthCentral.com. The completion of the merger is contingent upon the approval of the HealthCentral.com stockholders.

                                                                      APPENDIX A


                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

                                     Among

                    HEALTHCENTRAL.COM, HCC ACQUISITION CORP.

                             and VITAMINS.COM, INC.



                                 March 15, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 Article I DEFINITIONS....................................................  A-1
   1.1     Acquisition Proposal...........................................  A-1
   1.2     Affiliate Agreement............................................  A-1
   1.3     Affiliates.....................................................  A-1
   1.4     Cause..........................................................  A-1
   1.5     Certificates...................................................  A-1
   1.6     Closing........................................................  A-1
   1.7     Closing Date...................................................  A-2
   1.8     Code...........................................................  A-2
   1.9     Dissenting VCI Shares..........................................  A-2
   1.10    Effective Time.................................................  A-2
   1.11    Effectiveness Period...........................................  A-2
   1.12    Escrow Agreement...............................................  A-2
   1.13    Escrow Fund....................................................  A-2
   1.14    Escrow Holder..................................................  A-2
   1.15    Exchange Act...................................................  A-2
   1.16    Exchange Agent.................................................  A-2
   1.17    Exchange Ratio.................................................  A-2
   1.18    GAAP...........................................................  A-2
   1.19    Governmental Entity............................................  A-2
   1.20    Hazardous Material.............................................  A-2
   1.21    Hazardous Materials Activities.................................  A-2
   1.22    HCC Disclosure Schedule........................................  A-2
   1.23    HCC Employee Benefit Plans.....................................  A-2
   1.24    HCC ERISA Affiliate............................................  A-2
   1.25    HCC Parties....................................................  A-2
   1.26    HCC SEC Reports................................................  A-2
   1.27    Holders........................................................  A-3
   1.28    HSR Act........................................................  A-3
   1.29    Indemnified Party..............................................  A-3
   1.30    Indemnifying Party.............................................  A-3
   1.31    Intellectual Property..........................................  A-3
   1.32    Loss or Losses.................................................  A-3
   1.33    Material Adverse Effect........................................  A-3
   1.34    Merger.........................................................  A-3
   1.35    Merger Agreement...............................................  A-3
   1.36    Merger Shares..................................................  A-3
   1.37    Most Recent VCI Balance Sheet..................................  A-3
   1.38    Most Recent HCC Balance Sheet..................................  A-3
   1.39    1933 Act.......................................................  A-3
   1.40    Numerator......................................................  A-3
   1.41    Ordinary Course of Business....................................  A-3
   1.42    Permits........................................................  A-3
   1.43    Proxy Statement................................................  A-3
   1.44    Registrable Securities.........................................  A-4
   1.45    Registration Expenses..........................................  A-4
   1.46    Registration Statement.........................................  A-4
   1.47    Rule 145 Affiliate.............................................  A-4
   1.48    SEC............................................................  A-4

                                                                            Page
                                                                            ----
    1.49     Security Interest............................................   A-4
    1.50     Selling Expenses.............................................   A-4
    1.51     Stockholder Representative...................................   A-4
    1.52     Subsidiary...................................................   A-4
    1.53     Taxes........................................................   A-4
    1.54     Tax Returns..................................................   A-4
    1.55     Underwritten Offering........................................   A-4
    1.56     VCI Disclosure Schedule......................................   A-4
    1.57     VCI Employee Benefit Plans...................................   A-4
    1.58     VCI ERISA Affiliate..........................................   A-4
    1.59     VCI Parties..................................................   A-4
    1.60     Voting Agreement.............................................   A-5
    1.61     Written Consent and Agreement................................   A-5
 Article II  MERGER, CLOSING AND CONVERSION OF SHARES.....................   A-5
    2.1      Merger.......................................................   A-5
    2.2      Closing......................................................   A-5
    2.3      Conversion of Shares.........................................   A-5
    2.4      Escrow.......................................................   A-6
    2.5      VCI Options..................................................   A-6
    2.6      Exchange of Certificates.....................................   A-7
    2.7      Dissenting VCI Shares........................................   A-8
    2.8      Tax Free Reorganization......................................   A-8
    2.9      Voting Agreement.............................................   A-8
    2.10     Representation on HCC Board of Directors.....................   A-8
    2.11     Affiliate Agreements.........................................   A-8
    2.12     Escrow Agreement.............................................   A-8
    2.13     Securities Exemption; Stockholders Letter....................   A-8
    2.14     Employment and Noncompetition Agreement......................   A-8
 Article III REPRESENTATIONS OF VCI.......................................   A-9
    3.1      Organization.................................................   A-9
    3.2      Capitalization of VCI........................................   A-9
    3.3      Subsidiaries.................................................   A-9
    3.4      Authorization................................................   A-9
    3.5      Compliance with Laws and Other Instruments...................  A-10
    3.6      VCI Financial Statements.....................................  A-10
    3.7      No Undisclosed Liabilities...................................  A-10
    3.8      Absence of Certain Changes or Events.........................  A-11
    3.9      Tax Matters..................................................  A-11
    3.10     Assets.......................................................  A-12
    3.11     Intellectual Property........................................  A-13
    3.12     Contracts....................................................  A-13
    3.13     Accounts Receivable..........................................  A-14
    3.14     Insurance....................................................  A-14
    3.15     Litigation...................................................  A-15
    3.16     Employees and Consultants....................................  A-15
    3.17     Employee Benefits............................................  A-15
    3.18     Environmental and OSHA.......................................  A-17
    3.19     Permits......................................................  A-17
    3.20     Certain Business Relationships with Affiliates...............  A-17

                                                                            Page
                                                                            ----
    3.21    Brokers' Fees.................................................  A-18
    3.22    Minute Books..................................................  A-18
    3.23    Customers and Suppliers.......................................  A-18
    3.24    Year 2000.....................................................  A-18
    3.25    Disclosure....................................................  A-18
 Article IV REPRESENTATIONS OF HCC AND ACQUISITION CORP. .................  A-18
    4.1     Organization..................................................  A-18
    4.2     HCC Capital Structure.........................................  A-18
    4.3     Subsidiaries..................................................  A-19
    4.4     HCC's Authorization...........................................  A-19
    4.5     SEC Filings; Financial Statements.............................  A-19
    4.6     No Undisclosed Liabilities....................................  A-20
    4.7     Tax Matters...................................................  A-20
    4.8     Assets........................................................  A-21
    4.9     Intellectual Property.........................................  A-21
    4.10    Contracts.....................................................  A-21
    4.11    Accounts Receivable...........................................  A-22
    4.12    Litigation....................................................  A-22
    4.13    Employee Benefits.............................................  A-22
    4.14    Environmental and OSHA........................................  A-24
    4.15    Brokers' Fees.................................................  A-24
    4.16    Customers and Suppliers.......................................  A-24
    4.17    Year 2000.....................................................  A-24
    4.18    Disclosure....................................................  A-24
 Article V  CERTAIN COVENANTS OF VCI......................................  A-24
    5.1     Conduct of Business and Certain Key Employees.................  A-24
    5.2     Absence of Material Changes...................................  A-25
    5.3     Reports, Taxes................................................  A-25
    5.4     Non-Solicitation..............................................  A-25
    5.5     Option Plans..................................................  A-26
 Article VI ADDITIONAL COVENANTS..........................................  A-26
    6.1     Proxy Statement...............................................  A-26
    6.2     Access to Information.........................................  A-26
    6.3     Stockholders Meetings.........................................  A-26
    6.4     Legal Conditions to Merger....................................  A-26
    6.5     Public Disclosure.............................................  A-26
    6.6     Tax-Free Reorganization.......................................  A-26
    6.7     Pooling Accounting............................................  A-27
    6.8     Nasdaq Quotation..............................................  A-27
    6.9     Consents......................................................  A-27
    6.10    FIRPTA........................................................  A-27
    6.11    Securities Laws...............................................  A-27
    6.12    Expenses......................................................  A-27
    6.13    Commercially Reasonable Efforts and Further Assurances........  A-27
    6.14    Registration of Shares issued to VCI Shareholders.............  A-27
    6.15    Tax Matters...................................................  A-35
    6.16    Interim Operations of VCI.....................................  A-36
    6.17    Issuance of Additional Shares by HCC..........................  A-36
    6.18    Payment of Dividends by HCC...................................  A-36

                                                                              Page
                                                                              ----
 Article VII  CONDITIONS TO THE MERGER.....................................   A-36
     7.1      Conditions to Obligations of Each Party to Effect the
              Merger.......................................................   A-36
     7.2      Additional Conditions to Obligations of HCC and Acquisition
              Corp. .......................................................   A-37
     7.3      Additional Conditions to Obligations of VCI..................   A-37
 Article VIII TERMINATION..................................................   A-38
     8.1      Termination..................................................   A-38
     8.2      Effect of Termination........................................   A-38
     8.3      HCC Obligation to Purchase VCI Shares........................   A-38
 Article IX   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION..   A-39
     9.1      Survival of Representations and Warranties...................   A-39
     9.2      Indemnification by Holders...................................   A-39
     9.3      Indemnification by HCC.......................................   A-39
     9.4      Limitation...................................................   A-39
     9.5      Claims for Indemnification...................................   A-40
     9.6      Defense by Indemnifying Party................................   A-40
     9.7      Arbitration..................................................   A-41
     9.8      Subrogation..................................................   A-41
     9.9      Section 6.14(f) Indemnification..............................   A-41
 Article X    MISCELLANEOUS................................................   A-42
    10.1      Amendment....................................................   A-42
    10.2      Entire Agreement.............................................   A-42
    10.3      Governing Law................................................   A-42
    10.4      Headings.....................................................   A-42
    10.5      Notices......................................................   A-42
    10.6      Severability.................................................   A-43
    10.7      Waiver.......................................................   A-43
    10.8      Assignment...................................................   A-43
    10.9      Counterparts.................................................   A-43
    10.10     Third Party Beneficiaries....................................   A-43
    10.11     Attorneys' Fees..............................................   A-43

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
                AMONG HEALTHCENTRAL.COM, HCC ACQUISITION CORP.
                            AND VITAMINS.COM, INC.

   This Agreement and Plan of Reorganization and Merger ("Agreement") is made as of March 15, 2000 among HealthCentral.com, a Delaware corporation ("HCC"), HCC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of HCC ("Acquisition Corp."), and Vitamins.com, Inc., a Delaware corporation ("VCI").

                                   RECITAL:

   The parties hereto desire that Acquisition Corp. be merged with and into VCI; that VCI be the surviving corporation and become a wholly-owned subsidiary of HCC; and that the shares of capital stock of VCI outstanding immediately prior to the Effective Time of the merger, other than those shares subject to a demand for appraisal pursuant to Section 262 of the Delaware General Corporation Law (the "DCL"), be converted as set forth in this Agreement into shares of common stock of HCC ("HCC common stock").

   NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   The terms defined in this Article I shall, for purposes of this Agreement, have the meanings specified in this Article I unless the context requires otherwise:

   1.1 Acquisition Proposal. "Acquisition Proposal" shall have the meaning set forth in Section 5.4(a) of this Agreement.

   1.2 Affiliate Agreement. "Affiliate Agreement" shall mean the Affiliate Agreement in the form of Exhibit F attached to this Agreement.

   1.3 Affiliates. "Affiliates" of any party to the Agreement shall be persons that directly or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, such party.

   1.4 Cause. "Cause" shall mean for purposes of Section 2.10, (i) intentional failure to perform duties as a director of HCC after written notice thereof from HCC to the director and the failure to cure within thirty (30) days of receipt of such notice; (ii) intentional misrepresentation or the commission of an act of fraud in the performance of duties as a director of HCC; (iii) breach of fiduciary duty involving personal profit including, without limitation, embezzlement, misrepresentation or conversion of assets or opportunities of HCC; (iv) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) in connection with the performance of duties as a director; or (v) a director, together with his or her Affiliates, owns less than fifty percent (50%) of the total number of shares of HCC Common Stock owned by them immediately following consummation of the Merger and the related transactions contemplated under this Agreement.

   1.5 Certificates. "Certificates" shall have the meaning set forth in
Section 2.6(c) of this Agreement.

   1.6 Closing. "Closing" shall mean the delivery by the parties hereto of the various documents contemplated by this Agreement or otherwise required in order to consummate the Merger.

   1.7 Closing Date. "Closing Date" shall have the meaning set forth in
Section 2.2 of this Agreement.

   1.8 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

   1.9 Dissenting VCI Shares. "Dissenting VCI Shares" shall mean all shares, if any, of the outstanding capital stock of VCI for which appraisal rights shall be perfected under Section 262 of the DCL.

   1.10 Effective Time. "Effective Time" shall mean the time when the Merger becomes effective under the DCL.

   1.11 Effectiveness Period. "Effectiveness Period" shall have the meaning set forth in Section 6.14(a) of this Agreement.

   1.12 Escrow Agreement. "Escrow Agreement" shall mean the Agreement relating to an escrow of certain shares of HCC common stock pursuant to Section 2.4 of this Agreement, in the form attached to this Agreement as Exhibit C.

   1.13 Escrow Fund. "Escrow Fund" shall have the meaning set forth in Section
2.4 of this Agreement.

   1.14 Escrow Holder. "Escrow Holder" shall mean U.S. Bank Trust National Association.

   1.15 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   1.16 Exchange Agent. "Exchange Agent" shall have the meaning set forth in
Section 2.6(a) of this Agreement.

   1.17 Exchange Ratio. "Exchange Ratio" shall have the meaning set forth in
Section 2.3 of this Agreement.

   1.18 GAAP. "GAAP" shall mean United States generally accepted accounting principles.

   1.19 Governmental Entity. "Governmental Entity" means any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

   1.20 Hazardous Material. "Hazardous Material" shall have the meaning set forth in Section 3.18(a) of this Agreement.

   1.21 Hazardous Materials Activities. "Hazardous Materials Activities" shall have the meaning set forth in Section 3.18(b) of this Agreement.

   1.22 HCC Disclosure Schedule. "HCC Disclosure Schedule" shall have the meaning set forth in Article IV of this Agreement.

   1.23 HCC Employee Benefit Plans. "HCC Employee Benefit Plans" shall have the meaning set forth in Section 4.13 of this Agreement.

   1.24 HCC ERISA Affiliate. "HCC ERISA Affiliate" shall have the meaning set forth in Section 4.13(a) of this Agreement.

   1.25 HCC Parties. "HCC Parties" shall have the meaning set forth in Section 9.2(a) of this Agreement.

   1.26 HCC SEC Reports "HCC SEC Reports" shall have the meaning set forth in
Section 4.5(a) of this Agreement.

   1.27 Holders. "Holders" shall mean the holders of VCI capital stock immediately prior to the Effective Time.

   1.28 HSR Act. "HSR Act" means The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   1.29 Indemnified Party. "Indemnified Party" shall mean the HCC Parties or the VCI Parties, as the case may be, who or which are asserting a claim for indemnification under Section 9.2 or 9.3 hereof.

   1.30 Indemnifying Party. "Indemnifying Party" shall mean the HCC Parties or the VCI Parties, as the case may be, against whom or which an indemnification claim has been asserted under Section 9.2 or 9.3 hereof.

   1.31 Intellectual Property. "Intellectual Property" shall have the meaning set forth in Section 3.11(a) of the Agreement.

   1.32 Loss or Losses. "Loss" or "Losses" shall have the meaning set forth in
Section 9.2(a) of this Agreement.

   1.33 Material Adverse Effect. "Material Adverse Effect" means, with respect to a party, a material adverse change in the assets, liabilities, business, financial condition or the results of operations of such party and its Subsidiaries, taken as a whole. The parties acknowledge and agree that (i) VCI and HCC are both engaged in Internet-based start-up enterprises that are in highly competitive and dynamic markets; (ii) because of the volatility in these markets, VCI and HCC are each subject to a variety of external factors that can impact their businesses in a very quick time frame with potential significant effects on their assets, liabilities, business, financial conditions and results of operations; and (iii) accordingly, changes in the assets, liabilities, business, financial conditions or results of operations of either VCI or HCC arising out of external factors or economic conditions that affect the industry generally shall not be a "Material Adverse Effect" for purposes of this Agreement.

   1.34 Merger. "Merger" shall mean the merger of Acquisition Corp. with and into VCI.

   1.35 Merger Agreement. "Merger Agreement" shall mean the Agreement of Merger in the form attached to this Agreement as Exhibit A.

   1.36 Merger Shares. "Merger Shares" shall have the meaning set forth in
Section 6.14(a) of this Agreement.

   1.37 Most Recent VCI Balance Sheet. "Most Recent VCI Balance Sheet" shall have the meaning set forth in Section 3.6 of this Agreement.

   1.38 Most Recent HCC Balance Sheet. "Most Recent HCC Balance Sheet" shall have the meaning set forth in Section 4.5(b) of this Agreement.

   1.39 1933 Act. "1933 Act" shall mean the Securities Act of 1933, as amended.

   1.40 Numerator. "Numerator" shall have the meaning set forth in Section 2.3(a) of this Agreement.

   1.41 Ordinary Course of Business. "Ordinary Course of Business" shall have the meaning set forth in Section 3.7 of this Agreement.

   1.42 Permits. "Permits" shall have the meaning set forth in Section 3.19 of this Agreement.

   1.43 Proxy Statement. "Proxy Statement" shall mean the proxy statement to be mailed to the stockholders of HCC in connection with the Merger in order to obtain the approval of the stockholders of HCC as required by the rules of the Nasdaq National Market.

   1.44 Registrable Securities. "Registrable Securities" shall have the meaning set forth in Section 6.14(b)(ii) of this Agreement.

   1.45 Registration Expenses. "Registration Expenses" shall have the meaning set forth in Section 6.14(c) of this Agreement.

   1.46 Registration Statement. "Registration Statement" shall have the meaning set forth in Section 6.14(a) of this Agreement.

   1.47 Rule 145 Affiliate. "Rule 145 Affiliate" shall have the meaning set forth in Section 6.8 of this Agreement.

   1.48 SEC. "SEC" shall mean the Securities and Exchange Commission.

   1.49 Security Interest. "Security Interest" shall have the meaning set forth in Section 3.10 of this Agreement.

   1.50 Selling Expenses. "Selling Expenses" shall have the meaning set forth in Section 6.14(c) of this Agreement.

   1.51 Stockholder Representative. "Stockholder Representative" shall mean the individual authorized by the stockholders of VCI to act as the representative of the stockholders of VCI under this Agreement and in connection with the transactions contemplated herein, and any substitute representatives selected in accordance with the Written Consent and Agreement.

   1.52 Subsidiary. "Subsidiary" shall mean, with respect to a particular party hereto, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests are directly or indirectly owned by such party or by one or more Subsidiaries of such party.

   1.53 Taxes. "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

   1.54 Tax Returns. "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

   1.55 Underwritten Offering. "Underwritten Offering" shall mean an offering of Merger Shares pursuant to a Registration Statement that is effected in the form of a registration statement pursuant to which the Merger Shares are sold to an underwriter for reoffering to the public.

   1.56 VCI Disclosure Schedule. "VCI Disclosure Schedule" shall have the meaning set forth in Article III of this Agreement.

   1.57 VCI Employee Benefit Plans. "VCI Employee Benefit Plans" shall have the meaning set forth in Section 3.17 of this Agreement.

   1.58 VCI ERISA Affiliate. "VCI ERISA Affiliate" shall have the meaning set forth in Section 3.17(a) of this Agreement.

   1.59 VCI Parties. "VCI Parties" shall have the meaning set forth in Section
9.3 of this Agreement.

   1.60 Voting Agreement. "Voting Agreement" shall have the meaning set forth in Section 2.9 of this Agreement.

   1.61 Written Consent and Agreement. "Written Consent and Agreement" shall mean the Written Consent and Agreement in the form of Exhibit E attached hereto.

                                   ARTICLE II

                    MERGER, CLOSING AND CONVERSION OF SHARES

   2.1 Merger. Subject to and in accordance with the terms and conditions of this Agreement and the Merger Agreement, HCC, Acquisition Corp. and VCI shall execute and file the Merger Agreement with the Secretary of State of Delaware, and Acquisition Corp. shall, pursuant to the terms thereof, be merged with and into VCI pursuant to Section 251 of the DCL.

   2.2 Closing. The Closing shall take place at the offices of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, at 10:00 a.m., within 5 business days following the date on which the Merger has been approved by the stockholders of HCC or on such other day and time as shall be agreed to by the parties (the "Closing Date").

   2.3 Conversion of Shares.

     (a) In accordance with the Merger Agreement, (i) each share of Acquisition Corp. common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at and as of the Effective Time into one share of common stock of VCI, and (ii) each share of capital stock of VCI issued and outstanding immediately prior to the Effective Time (except those shares which are Dissenting VCI Shares) shall, by virtue of the Merger and without any action on the part of the Holders, be converted at and as of the Effective Time into the right to receive that number of shares of HCC common stock, as illustrated on Exhibit B attached hereto, equal to the amount determined by dividing the (1) lesser of (A) $103,500,000 (less any adjustments required by Section 6.12 hereof) (the "Numerator") divided by the average closing price of HCC common stock on the Nasdaq National Market (or if not so listed, the average closing bid price on such other market in which such prices are regularly quoted) for the ten consecutive trading days immediately preceding the business day prior to the Closing Date as reported in The Wall Street Journal, and (B) the number of shares that is equal to the number of shares of HCC common stock outstanding immediately prior to the Effective Time less one share, by (2) the total number of shares of capital stock of VCI outstanding immediately prior to the Closing (including for this purpose any capital stock of VCI issuable under then outstanding options, warrants or other convertible securities, in each case whether or not vested or exercisable) and carrying the quotient thereof out to three decimal places (the "Exchange Ratio"). The Holders shall receive only whole shares of HCC common stock (or if the provisions of Section 2.3(b)(ii) are applicable, the surviving corporation's or acquiring corporation's capital stock) and, in lieu of any fractional share of HCC common stock, Holders shall receive in cash the fair market value of such fractional share (rounded up or down to the nearest whole number, with a fractional interest equal to .5 rounded to the next whole number), valuing HCC common stock (or if the provisions of Section 2.3(b)(ii) are applicable, the surviving corporation's or acquiring corporation's capital stock) at the closing price for such stock on the Nasdaq National Market on the trading day immediately preceding the Closing Date.

     (b) If on or before the Effective Time (i) the issued and outstanding shares of HCC common stock are changed into a different number of shares by reason of any recapitalization, stock split or stock dividend, then the number of shares of HCC common stock received by the Holders pursuant to
  Section 2.3(a) above (the "Conversion Stock") shall be adjusted to that number and class of shares of common stock of HCC, that would have been issued to the Holders if the Conversion Stock had been issued to the Holders immediately prior to such recapitalization, stock split or stock dividend; or (ii) there shall be a merger, share exchange or consolidation of HCC with or into another corporation or entity, as part of such merger, share exchange or consolidation, then the Conversion Stock shall be adjusted to that number and class of shares of stock of the surviving corporation resulting from such merger or consolidation or the acquiring corporation in such share exchange, that would have been issued to the Holders if the Conversion Stock had been issued to the Holders immediately prior to such merger, share exchange or consolidation. For purposes of this Section 2.3(b), (i) the determination of the adjustment to the number and class of shares shall be based on the formula set forth in
  Section 2.3(a)(ii), assuming that the Effective Time is the day immediately prior to the subject recapitalization, stock split, stock dividend, merger, share exchange or consolidation and (ii) in the event of a merger, share exchange or consolidation of HCC prior to the Effective Time, the shares of VCI common stock being converted under Section 2.3(a) shall be converted into shares of the surviving corporation's or the acquiring corporation's capital stock.

   2.4 Escrow. In order to provide indemnification in accordance with Article IX of this Agreement and with the Escrow Agreement, at the Effective Time or as soon thereafter as possible, stock certificates representing in the aggregate 10% of the shares of HCC common stock (rounded to the nearest whole share) into which the Holders' shares of capital stock of VCI were converted pursuant to
Section 2.3 of this Agreement (the "Escrow Fund") shall be delivered to the Escrow Holder (which shares shall be withheld from each Holder ratably based on the number of shares of capital stock of VCI held by such Holder immediately prior to the Effective Time). The Stockholder Representative is authorized to act hereunder and under the Escrow Agreement with the powers and authority provided for herein and therein, as the representative of the Holders and their successors. Approval of this Agreement and the Merger by the Holders shall constitute approval of the terms and conditions of the Escrow Agreement and ratification of the selection of the Stockholder Representative and of his authority to act hereunder and under the Escrow Agreement on behalf of the Holders and their successors. Any rights of the Holders to receive any shares placed in such escrow shall in no circumstances be sold, assigned or otherwise transferred by them other than by will or pursuant to the laws of descent and distribution. All certificates representing securities delivered to the Escrow Holder shall be accompanied by separate stock powers endorsed in blank by the Stockholder Representative on behalf of the Holders. Subject to the Escrow Agreement, the Holders shall retain their voting rights with respect to securities deposited with the Escrow Holder in accordance with this Section 2.4.

   2.5 VCI Options.

     (a) At the Effective Time, each of the outstanding options to purchase common stock of VCI shall be assumed by HCC and shall automatically be converted into options to purchase the number of shares of HCC common stock determined by multiplying the number of shares of common stock of VCI covered by the option by the Exchange Ratio, at an exercise price for each full share of HCC common stock equal to the quotient obtained by dividing
  (a) the exercise price per share of VCI common stock with respect to such option by (b) the Exchange Ratio, which exercise price per share shall be rounded to the nearest whole cent, as illustrated on Exhibit B attached hereto. The number of shares of HCC common stock that may be purchased by a holder under any option assumed by HCC hereunder shall not include any fractional share of HCC common stock but shall be rounded up to the next higher whole share of HCC common stock. Notwithstanding the foregoing, VCI stock options which meet the requirements of Section 422 of the Code will be converted into HCC stock options in a manner which complies with Section 424(a) of the Code. The assumption by HCC of the options hereunder shall not terminate or modify (except as required hereunder) (i) the VCI 1999 Stock Incentive Plan, dated August 15, 1999 (the "VCI Plan"), any Stock Option Agreement issued pursuant to the VCI Plan or the terms of any stock option agreements issued by VCI other than under the VCI Plan; (ii) any right, vesting schedule, or other restriction on transferability relating to the VCI Plan, any Stock Option Agreement issued pursuant to the VCI Plan or any stock option agreement issued by VCI other than under the VCI Plan; or (iii) give the holders of such options any additional benefits which they did not have immediately prior to the Effective Time. Continuous employment with VCI shall be credited to an optionee for vesting purposes after the

  Effective Time. Nothing contained in this Section 2.5(a) shall require HCC to offer or sell shares of HCC common stock upon the exercise of options assumed by HCC hereunder if, in the reasonable judgment of HCC or its counsel, such offer or sale would not be in accordance with the applicable federal or state securities laws, provided that HCC shall use its reasonable best efforts to take such actions, if any, as are necessary for such offer or sale to be in accordance with such laws, including without limitation the filing with the SEC within 45 days following the Effective Time of a registration statement on Form S-8 under the 1933 Act covering the shares of HCC common stock issuable upon exercise of options assumed hereunder by HCC.

     (b) If on or before the Effective Time (i) the issued and outstanding shares of HCC common stock are changed into a different number of shares by reason of any recapitalization, stock split or stock dividend, then the number of shares of HCC common stock issuable upon exercise of VCI options assumed and converted pursuant to Section 2.5(a) above shall be correspondingly adjusted to that number and class of shares of common stock of HCC, if such options had been converted into options to acquire HCC common stock immediately before such recapitalization, stock split or stock dividend and the exercise price thereof shall be correspondingly adjusted; or (ii) there shall be a merger, share exchange or consolidation of HCC with or into another corporation or entity, then, as part of such merger, share exchange or consolidation, the VCI options to be assumed and converted pursuant to Section 2.3(a) above shall be equitably converted into options to acquire that number and class of shares of stock of the surviving corporation resulting from such merger or consolidation or the acquiring corporation in such share exchange, as if such VCI options had been converted into options to acquire HCC shares of common stock immediately prior to such merger, share exchange or consolidation, and the exercise price thereof shall be correspondingly and equitably adjusted.

   2.6 Exchange of Certificates.

     (a) Prior to the Closing Date, HCC shall appoint U.S. Stock Transfer Corporation to act as exchange agent (the "Exchange Agent") in the Merger.

     (b) Promptly after the Closing Date, but in no event later than three business days thereafter, HCC shall give instructions to the Exchange Agent to make available within three business days thereafter for exchange in accordance with this Section 2.6, the shares of HCC common stock issuable pursuant to Section 2.3 in exchange for outstanding shares of capital stock of VCI, subject to the issuance of 10% of the shares of HCC common stock issuable to the Holders into escrow pursuant to Section 2.4 hereof.

     (c) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each Holder of record of a stock certificate that, immediately prior to the Effective Time, represented outstanding shares of capital stock of VCI (a "Certificate"), whose shares are being converted into HCC common stock pursuant to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as HCC may reasonably specify) and
  (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing HCC common stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor and HCC shall cause the Exchange Agent to deliver to such Holder the number of shares of HCC common stock and payments in lieu of fractional shares to which the Holder is entitled pursuant to Section 2.3 hereof, subject to the provisions of
  Section 2.4 hereof. Until surrendered as contemplated by this Section 2.6(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such whole number of shares of HCC common stock and payments for fractional shares as is provided for in Section 2.3.

     (d) No dividends or distributions payable to holders of record of HCC common stock after the Effective Time, or cash payable in lieu of fractional shares, shall be paid to the Holder of any unsurrendered Certificate until the Holder of the Certificate shall surrender such Certificate.

   2.7 Dissenting VCI Shares. Holders of Dissenting VCI Shares shall have those rights, but only those rights, of holders who perfect their appraisal rights under Section 262 of the DCL. VCI shall give HCC prompt notice of any demand, purported demand, objection, notice, petition, or other communication received from stockholders or provided to stockholders by VCI with respect to any Dissenting VCI Shares or shares claimed to be Dissenting VCI Shares, and HCC shall have the right to participate in all negotiations and proceedings with respect to such shares. VCI agrees that, without the prior written consent of HCC, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

   2.8 Tax Free Reorganization. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code.

   2.9 Voting Agreement. Concurrently with the execution of this Agreement, the holders of at least forty percent (40%) of the outstanding voting capital stock of HCC shall enter into Voting Agreements with VCI in the form attached hereto as Exhibit D, pursuant to which they shall agree, subject to the terms and conditions of the Voting Agreement, to vote all the shares of capital stock of HCC or VCI, as applicable, held by them or by the entities they represent in favor of the Merger. HCC agrees to use its reasonable best efforts to maintain the percentage of outstanding voting capital stock of HCC subject to the Voting Agreements at no less than 40% through the date of the HCC stockholders' meeting for the purpose of approving the Merger. In addition, concurrently with the execution of this Agreement, Holders of at least ninety-eight percent (98%) of the outstanding voting capital stock of VCI shall execute and deliver a Written Consent and Agreement in the form attached hereto as Exhibit E, pursuant to which the Holders shall authorize and approve the Merger and agree to certain other terms and conditions. There shall be no amendments or modifications to the Voting Agreement or the Written Consent and Agreement without the written consent of VCI and HCC, respectively.

   2.10 Representation on HCC Board of Directors. At the Effective Time, HCC shall take all necessary actions so that, immediately following the Effective Time, the following persons shall be appointed to three-year terms on the Board of Directors of HCC: Robert M. Haft and Sage Givens. The approval by the HCC stockholders of the Merger shall constitute their vote in favor of the appointment of Robert M. Haft and Sage Givens as members of the HCC Board of Directors. Robert M. Haft and Sage Givens may not be removed as a member of the Board of Directors during their three-year terms for any reason other than Cause.

   2.11 Affiliate Agreements. Concurrently with the execution of this Agreement, each affiliate of VCI, within the meaning of Rule 145 promulgated under the 1933 Act ("Rule 145 Affiliates"), shall execute and deliver an Affiliate Agreement, in the form of Exhibit F attached hereto, which shall be effective as of the Closing Date, under which each Rule 145 Affiliate of VCI agrees to comply with the applicable requirements of Rule 145 and any requirements under the rules applicable to pooling of interests accounting treatment. HCC shall be entitled to place appropriate legends on the certificates evidencing any HCC common stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the HCC common stock, consistent with the terms of the Affiliate Agreements.

   2.12 Escrow Agreement. Concurrently with the execution of this Agreement, HCC, the Stockholder Representative and the Escrow Holder shall have executed the Escrow Agreement, which shall be effective as of the Closing Date.

   2.13 Securities Exemption; Stockholders Letter. Concurrently with the execution of this Agreement, each stockholder of VCI shall have executed and delivered a Stockholder's letter in the form of Exhibit G hereto, which shall be effective no later than the date hereof.

   2.14 Employment and Noncompetition Agreement. Concurrently with the execution of this Agreement, HCC shall have received an Employment Agreement and a Noncompetition Agreement in the forms of Exhibits H and I hereto executed by Robert M. Haft and Bruce Kudeviz, each of which shall be effective as of the Closing Date.

                                  ARTICLE III

                             REPRESENTATIONS OF VCI

   VCI represents and warrants to HCC that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by the Chief Executive Officer of VCI (the "VCI Disclosure Schedule"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be specifically enough stated to make it clear that it is also relevant to such Section:

   3.1 Organization. VCI and each of its Subsidiaries are corporations or limited liability companies duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation or formation (as the case may be), and have all requisite power and authority to own their properties and to carry on their businesses as now being conducted. VCI has all requisite power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. VCI and its Subsidiaries are duly qualified to do business and in good standing in all jurisdictions in which ownership of property or the character of their business requires such qualification and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Copies of the Certificates of Incorporation and Bylaws or Certificate of Formation and limited liability company agreement (as applicable) of VCI and its Subsidiaries, as amended to date, have been previously delivered to HCC, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

   3.2 Capitalization of VCI. VCI's authorized capital stock consists of 66,650,000 shares of common stock, of which 12,974,414 shares are issued and outstanding on the date hereof, and 49,666,498 shares of Preferred Stock, classified into three series, as follows: 11,627,573 shares of Series A Convertible Preferred Stock, of which 11,627,573 shares are issued and outstanding on the date hereof; 10,038,925 shares of Series B Convertible Preferred Stock, of which 10,038,925 shares are issued and outstanding as of the date hereof; and 28,000,000 shares of Series C Convertible Preferred Stock, of which 23,325,000 shares are issued and outstanding as of the date hereof.
Section 3.2(a) of the VCI Disclosure Schedule sets forth the number of authorized shares of each class of VCI capital stock and the number of issued and outstanding shares of each class of capital stock and the record owner thereof. Shares of Preferred Stock are convertible into shares of Common Stock on a one share-for-one share basis. All issued and outstanding shares of VCI's capital stock are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with applicable federal and state securities laws. There are options outstanding covering 969,016 shares of common stock of VCI; all of such options, to the extent not exercised prior to the Effective Time, shall be assumed by HCC and converted into options to purchase HCC common stock pursuant to the provisions of Section 2.5 hereof and no consents of optionholders are required with respect to such assumption. Except for such Preferred Stock and outstanding options and except as set forth in Section 3.2(b) of the VCI Disclosure Schedule, there are not outstanding (i) any options, warrants or other rights to purchase from VCI any capital stock of VCI; (ii) any securities convertible into or exchangeable for shares of capital stock of VCI; or (iii) any other commitments or rights of any kind for the issuance by VCI of additional shares of capital stock or options, warrants or other securities of VCI.

   3.3 Subsidiaries. The only Subsidiaries of VCI are those listed in Section
3.3 of the VCI Disclosure Schedule. All of the outstanding shares of capital stock of each of VCI's Subsidiaries which is a corporation are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by VCI or another Subsidiary of VCI free and clear of all security interests, liens, claims, pledges, agreements, limitations on VCI's voting rights, charges or other encumbrances of any nature. VCI owns all of the membership interests in Vitamins.com, LLC, a Delaware limited liability company, free and clear of all security interests, liens, claims, pledges, agreements, limitations on VCI's voting rights, charges or other encumbrances of any nature.

   3.4 Authorization. The execution and delivery by VCI of this Agreement and the agreements provided for herein, and the consummation by VCI of all transactions contemplated hereunder and thereunder by VCI, have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by VCI. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which VCI is a party constitute the valid and legally binding obligations of VCI enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally and subject to equitable remedies.

   3.5 Compliance with Laws and Other Instruments. Except as set forth in
Section 3.5 of the VCI Disclosure Schedule, neither VCI nor any of its Subsidiaries is in violation or default (a) of any provision of its Certificate of Incorporation or Bylaws or Certificate of Formation or limited liability company agreement (as the case may be), or of any instrument, judgment, order, writ or decree, or (b) except for when any such violation or default would not reasonably be expected to have a Material Adverse Effect, of any lease, license, permit, contract or other arrangement to which it is a party or by which it is bound, of any copyright laws with respect to its use and posting of information on its website or of any other provision of any federal or state statute, rule or regulation applicable to VCI or any of its Subsidiaries. The execution, delivery and performance by VCI of this Agreement and the agreements provided for herein, and the consummation by VCI of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to VCI (assuming compliance with the requirements of the HSR Act), and which would reasonably be expected to have a Material Adverse Effect; (b) violate the provisions of the Certificate of Incorporation or Bylaws or Certificate of Formation or limited liability company agreement (as the case may be) of VCI or any of its Subsidiaries;
(c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to VCI; (d) except as set forth in Section 3.5 of the VCI Disclosure Schedule, conflict with, contravene, constitute a default or breach of, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any instrument, judgment, order, writ, decree, lease, license, permit, contract, lease, or other agreement or other arrangement to which VCI or any of its Subsidiaries is a party or by which VCI or any Subsidiaries is bound or to which its assets are subject and which would reasonably be expected to have a Material Adverse Effect; or (e) constitute an event that results in the creation of any lien, charge or encumbrance upon any assets of VCI or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization, or approval applicable to VCI or any of its Subsidiaries, their businesses or operations or any of their assets or properties and which would reasonably be expected to have a Material Adverse Effect.

   3.6 VCI Financial Statements. VCI has delivered to HCC the audited consolidated balance sheets of VCI as of December 31, 1999 ("Most Recent VCI Balance Sheet") and December 31, 1998 and the related statements of income, changes in shareholders' equity and cash flows. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of VCI as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of VCI.

   3.7 No Undisclosed Liabilities. Except as set forth in Section 3.7 of the VCI Disclosure Schedule, VCI and its Subsidiaries have no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, except for (a) liabilities shown on the Most Recent VCI Balance Sheet, (b) liabilities which have arisen since December 31, 1999 in the ordinary course of business consistent with past custom and practice for start up internet e-commerce enterprises ("Ordinary Course of Business"), (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet or disclosed in the notes thereto under GAAP, and (d) liabilities for accounting, investment banking and legal fees incurred in connection with the Merger and the transactions contemplated thereby; provided that any difference between the adjusted tax basis and the fair market value of any asset held by VCI or its Subsidiaries on the Closing Date shall not be treated as an existing condition, situation or set of circumstances for purposes of this Section 3.7.

   3.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement and as set forth in Section 3.8 of the Disclosure Schedule, since December 31, 1999, neither VCI nor any of its Subsidiaries has entered into any transaction that is not in the Ordinary Course of Business or has:

     (a) suffered any Material Adverse Effect or had any event occur which reasonably would be expected to result in a Material Adverse Effect;

     (b) incurred any material obligation or liability for borrowed money other than in the Ordinary Course of Business;

     (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than (i) current liabilities reflected in the Most Recent VCI Balance Sheet or (ii) those incurred in the Ordinary Course of Business since the date of the Most Recent VCI Balance Sheet;

     (d) made any material amendment to or termination of any contract or lease or done any act or omitted to do any act which would cause a breach of any contract or lease where such breach would reasonably be expected to have a Material Adverse Effect;

     (e) suffered any loss of personal or real property in excess of $50,000 in the aggregate, or waived any rights of any value;

     (f) authorized any declaration or payment of dividends, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever to any of its stockholders (other than payments or transfers by any Subsidiary of VCI to VCI);

     (g) made any material change in the terms, status or funding condition of any VCI Employee Benefit Plan;

     (h) made any capital expenditure in excess of $50,000 in any instance or $500,000 in the aggregate;

     (i) acquired or disposed of, or committed to acquire or dispose of, any asset, or entered or committed to enter into any contract, agreement or commitment, in any such case which involves the payment in the case of an acquisition of more than $50,000, or in the case of a disposition of more than $500,000, except agreements, commitments or transactions involving the purchase of inventory or supplies in the ordinary course of business consistent with past practice and which do not have a remaining term exceeding twelve months;

     (j) increased or agreed to increase the compensation or bonuses payable or to become payable to any employees with annual salaries exceeding $50,000, or increased any salaries or bonuses payable or to become payable to any employees in any manner not in the Ordinary Course of Business;

     (k) made or agreed to make any loan to any of its employees, officers, stockholders or directors, other than travel advances made in the Ordinary Course of Business;

     (l) granted or agreed to grant to any person any option, right or warrant or other commitment calling for the issuance or sale of any shares of capital stock, bonds or other corporate securities (other than options granted in the Ordinary Course of Business to employees, consultants and members of the Board of Directors of VCI and which are being assumed pursuant to Section 2.5 hereof); or

     (m) granted or voluntarily subjected any material asset to a lien or encumbrance (other than any purchase money security interest, conditional title retention arrangement, mechanic's lien, lien for taxes not yet due or lien arising by operation of law).

   3.9 Tax Matters.

     (a) VCI and its Subsidiaries have filed all Tax Returns that they were required to file and all such Tax Returns were correct and complete in all material respects. VCI and its Subsidiaries have paid all Taxes owed in respect of the periods covered by such Tax Returns whether or not shown as due on such Tax Return. The unpaid Taxes of VCI and its Subsidiaries for tax periods through December 31, 1999 do not exceed the accruals and reserves for Taxes set forth on the Most Recent VCI Balance Sheet. VCI has no actual or, to its knowledge, potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included VCI during a prior period) other than VCI or its Subsidiaries. Except as set forth in Section 3.9 of the VCI Disclosure Schedule, all Taxes that VCI is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

     (b) Except as set forth in Section 3.9 of the VCI Disclosure Schedule, none of VCI and its Subsidiaries has ever had any examination report issued or statement of deficiencies assessed against it which have not been resolved or satisfied. For taxable periods ending after December 31, 1994, except as set forth in Section 3.9 of the VCI Disclosure Schedule, no Tax Returns of VCI have been audited by any Governmental Entity. Except as set forth in Section 3.9 of the VCI Disclosure Schedule, no examination or audit of any Tax Returns of VCI by any Governmental Entity is currently in progress or, to the knowledge of VCI, threatened or contemplated. None of VCI and its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency, which is currently in effect.

     (c) VCI is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of VCI are subject to an election under Section 341(f) of the Code. VCI has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the preceding five (5) years. VCI is not a party to any Tax allocation or sharing agreement.

     (d) VCI is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code) other than the "affiliated group" of which VCI is the common parent corporation. VCI has not made an election under Treasury Reg. Section 1.1502-20(g). VCI is not and has not been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b), except as may be required if VCI does not join in the filing of Federal consolidated returns with HCC after the Closing Date.

     (e) As of the date of this Agreement and as of the Closing Date, VCI has not, and will not have, taken any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (f) None of VCI and its Subsidiaries will be required to report any amount in taxable income in any taxable period ending after the Closing pursuant to Section 481 of the Code by reason of a change of accounting method occurring in a taxable period ending on or before the Effective Time.

     (g) Since the date of its incorporation, VCI has been reporting its income in accordance with the accrual method of accounting.

   3.10 Assets. VCI and its Subsidiaries do not own any real property. VCI and its Subsidiaries have good and defensible title to all of their respective personal properties, as reflected in the Most Recent VCI Balance Sheet (except properties sold or otherwise disposed of since December 31, 1999 in the Ordinary Course of Business) or acquired after December 31, 1999, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Security Interests, except as listed in Section 3.10 of the VCI Disclosure Schedule. The plants, property and equipment of VCI and its Subsidiaries that are used in the operations of their respective businesses are in good operating condition and repair subject to ordinary wear and tear and to requirements for periodic maintenance. All properties used in the operations of VCI and its Subsidiaries, except for those acquired after December 31, 1999, are reflected in the Most Recent VCI Balance Sheet to the extent required by GAAP. Section 3.10 of the VCI Disclosure Schedule identifies all personal property leases of VCI and its Subsidiaries. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, and (iv) liens for Taxes not yet due and payable, in each case arising in the

Ordinary Course of Business of VCI or its Subsidiaries and not material to VCI and its Subsidiaries, as a whole.

   3.11 Intellectual Property.

     (a) VCI and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, Internet domain names, copyrights, and any applications for such patents, trademarks, trade names, service marks, Internet domain names and copyrights, schematics, technology, trade secrets, know-how, computer software programs or applications, processes and other tangible or intangible proprietary information or material that are used to conduct their respective businesses as currently conducted, including without limitation the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of any World Wide Web sites, except as set forth in Section 3.11 of the VCI Disclosure Schedule, free and clear of all liens, claims and encumbrances (including without limitation licensing and distribution rights), all of which are "Intellectual Property." Section 3.11 of the VCI Disclosure Schedule contains an accurate and complete (i) list of all patents and patent applications and all trademarks (indicating registered and unregistered trademarks) and applications therefor, registered copyrights, trade names, service marks and Internet domain names owned or licensed by VCI, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) list of all written licenses, sublicenses and other agreements to which VCI or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property rights of VCI or any of its Subsidiaries, and
  (iii) list of all written licenses, sublicenses and other agreements as to which VCI or any of its Subsidiaries is a party and pursuant to which VCI or any of its Subsidiaries is authorized to use any third party Intellectual Property. Neither VCI nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 3.11 of the VCI Disclosure Schedule under the terms of this Section 3.11(a).

     (b) All of the patents, copyrights, trademarks, trade names or Internet domain name registrations of VCI and its Subsidiaries related to their businesses are valid and in full force and effect and will not be altered or impaired by the consummation of the transactions contemplated hereby. Neither VCI nor any of its Subsidiaries is, and will not be as a result of the execution and delivery of this Agreement or the performance of VCI's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to VCI's Intellectual Property or third party Intellectual Property rights.

     (c) Except as set forth in Section 3.11 of the VCI Disclosure Schedule, neither VCI or any of its Subsidiaries, nor to VCI's knowledge any of the employees of VCI or any of its Subsidiaries, has received a claim, or is aware of a reasonable basis for a claim, of infringement or violation of any Intellectual Property right of any third party. To VCI's knowledge, the manufacturing, marketing, licensing or sale of the products or performance of the service offerings of VCI and its Subsidiaries do not infringe or violate any Intellectual Property right of any third party; and, to the knowledge of VCI, the Intellectual Property rights of VCI and its Subsidiaries are not being infringed or violated by activities, products or services of any third party.

   3.12 Contracts. Section 3.12 of the VCI Disclosure Schedule lists all material written agreements to which VCI or any of its Subsidiaries is a party or by which it is bound, including but not limited to:

     (a) any written arrangement for the provision of products or services to customers or other third parties;

     (b) any written arrangement for the purchase of raw materials, commodities, supplies, products or other personal property or for the receipt of consulting or other services;

     (c) any written arrangement establishing a partnership, joint venture development, marketing or distribution arrangement;

     (d) any written arrangement under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

     (e) any written arrangement concerning confidentiality or noncompetition (other than standard confidentiality agreements with employees, consultants or directors);

     (f) any written agreement, contract or commitment that calls for fixed and/or contingent payments or expenditures (including without limitation any advertising or revenue sharing arrangement);

     (g) any written outstanding sales or advertising contract, commitment or proposal (including, without limitation, insertion orders, slotting agreements or other agreements under which VCI or any of its Subsidiaries has allowed third parties to advertise on or otherwise be included in World Wide Web sites of VCI or any of its Subsidiaries)

     (h) any written agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable "at will" and without liability, penalty or premium.

     (i) any written employment, independent contractor or similar agreement, contract or commitment that is not terminable on thirty (30) days' notice or less without penalty, liability or premium of any type, including, without limitation, severance or termination pay.

     (j) any written arrangement involving any VCI shareholders or their Affiliates.

   Neither VCI nor any of its Subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.12 of the VCI Disclosure Schedule. All of the agreements listed in the VCI Disclosure Schedule to which VCI or any of its Subsidiaries is a party are valid, binding, in full force and effect and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity). Except as set forth in Section 3.12 of the VCI Disclosure Schedule, no such contract contains any liquidated damages, penalty or similar provision. To VCI's knowledge, no party to any such contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. Except as set forth in Section 3.12 of the VCI Disclosure Schedule, neither VCI nor any of its Subsidiaries is in default under or in breach or violation of, nor, to VCI's knowledge, is there any valid basis for any claim of default by VCI or any of its Subsidiaries under, or breach or violation by VCI or any of its Subsidiaries of, any material provision of any contract listed on the VCI Disclosure Schedule. Except as set forth in Section
3.12 of the VCI Disclosure Schedule, to VCI's knowledge no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any such contract.

   3.13 Accounts Receivable. All accounts receivable reflected on the Most Recent VCI Balance Sheet are valid receivables, and, to VCI's knowledge, are subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent VCI Balance Sheet. All accounts receivable reflected in the financial or accounting records of VCI and its Subsidiaries that have arisen since the Most Recent VCI Balance Sheet Date are valid receivables, and to VCI's knowledge, subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent VCI Balance Sheet.

   3.14 Insurance. Section 3.14 of the VCI Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, software errors and omissions, employees, officers and directors of VCI and its Subsidiaries and all claims made under any insurance policy since January 1, 1998. Except as set forth in Section 3.14 of the VCI

Disclosure Schedule, there is no claim by VCI or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and VCI and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. VCI has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

   3.15 Litigation. Section 3.15 of the VCI Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction issued by or enforceable by a Governmental Entity,
(b) any written claim, demand, complaint, action, suit, proceeding, or hearing or, to VCI's knowledge any investigation of or in, any Governmental Entity or before any arbitrator to which VCI or any of its Subsidiaries or is a party or, to the knowledge of VCI, is threatened to be made a party, and (c) any written claims by third persons of which VCI is aware and any reasonable basis for any third party claims. None of the demands, claims, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.15 of the VCI Disclosure Schedule would reasonably be expected to have a Material Adverse Effect.

   3.16 Employees and Consultants. Section 3.16 of the VCI Disclosure Schedule contains a list of all current employees and consultants of VCI and its Subsidiaries, along with the position and the annual rate of compensation of each such person. Except as specified in Section 3.16 of the VCI Disclosure Schedule, each current management level employee, key employee and consultant to VCI and its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with VCI, a copy of each of which has previously been delivered to HCC. To the knowledge of VCI, no key employee or consultant or group of employees or consultants has any plans to terminate employment or the provision of consulting services with VCI or any of its Subsidiaries. Except as set forth in Section 3.16 of the VCI Disclosure Schedule, neither VCI nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, and claims of unfair labor practices or other collective bargaining disputes. Except as set forth in
Section 3.16 of the VCI Disclosure Schedule, VCI has no knowledge of any organizational effort made or threatened, either currently or since its inception, by or on behalf of any labor union with respect to employees of VCI or any of its Subsidiaries. Neither VCI nor any of its Subsidiaries has any agreements or arrangements with persons titled as independent contractors or consultants, as a result of which, by virtue of the control exercised by VCI or any of its Subsidiaries, the type of work performed by the persons or any other circumstances, such persons could reasonably be deemed to be employees of VCI or any of its Subsidiaries. VCI and its Subsidiaries have complied in all material respects with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to VCI or any of its Subsidiaries.

   3.17 Employee Benefits.

     (a) Section 3.17 of the VCI Disclosure Schedule contains a complete and accurate list of all VCI Employee Benefit Plans (as defined below) which are maintained, or contributed to, by VCI, or any VCI ERISA Affiliate (as defined below). For purposes of this Agreement, "VCI Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained, or contributed to, by VCI or any VCI ERISA Affiliate. For purposes of this Agreement, "VCI ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes VCI. Complete and accurate copies of (i) all VCI Employee Benefit Plans which have been reduced to writing, (ii) written summaries, if any, of all unwritten VCI Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, if any, and (iv) the most recent annual report filed, if any, on IRS Form 5500, 5500C or 5500R for each VCI Employee Benefit Plan, have been delivered to the Buyer. Each VCI Employee Benefit Plan has been administered in all material respects in accordance with its terms, and each of VCI and the VCI ERISA Affiliates has in all material respects met its obligations with respect to such VCI Employee Benefit Plan and has made all contributions thereto which are required to be made prior to the date hereof. To the knowledge of VCI, VCI and all VCI Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

     (b) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of VCI Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) suits or proceedings and, to VCI's knowledge, there are no investigations by any Governmental Entity, against or involving any VCI Employee Benefit Plan or asserting any rights or claims to benefits under any VCI Employee Benefit Plan that could give rise to any material liability.

     (c) All VCI Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such VCI Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, revocation has not been threatened, and no such VCI Employee Benefit Plan has been amended since the date of its most recent determination letter in any respect which would adversely affect such letter, and, to VCI's knowledge, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

     (d) Except as set forth in Section 6.17 of the VCI Disclosure Schedule, neither VCI nor any VCI ERISA Affiliate has ever maintained a VCI Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

     (e) At no time has VCI or any VCI ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

     (f) Except as set forth in Section 3.17 of the VCI Disclosure Schedule, there are no unfunded obligations under any VCI Employee Benefit Plan providing benefits after termination of employment to any employee of VCI or any VCI ERISA Affiliate (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

     (g) To the knowledge of VCI, no act or omission has occurred and no condition exists with respect to any VCI Employee Benefit Plan that would subject VCI or any VCI ERISA Affiliate to any material fine, penalty, tax or fiduciary liability imposed under ERISA or the Code.

     (h) No VCI Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     (i) Except as set forth in Section 3.17 of the VCI Disclosure Schedule, no VCI Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits VCI or any VCI ERISA Affiliate from amending or terminating any such VCI Employee Benefit Plan.

     (j) Section 3.17 or 3.12 of the VCI Disclosure Schedule discloses each:
  (i) written, and, to VCI's knowledge, oral, agreement with any director, officer or other employee of VCI and Affiliates (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving VCI or its Affiliates of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; (ii) agreement, plan or arrangement under which any person may as a result of the Merger receive payments from VCI or its affiliates that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding VCI or its affiliates, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any VCI Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

   3.18 Environmental and OSHA.

     (a) Hazardous Material. Except as set forth in Section 3.18 of the VCI Disclosure Schedule, no material amount of any substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, urea-formaldehyde and all substances listed pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and the United States Resource Recovery and Conservation Act of 1976, as amended from time to time, and the regulations and publications promulgated pursuant to said laws (a "Hazardous Material"), is, to the knowledge of VCI, present as a result of the actions of VCI or any of its Subsidiaries (or, to the knowledge of VCI, as a result of any actions of any third party or otherwise) in violation of any law in effect on or before the Closing Date, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that VCI or any of its Subsidiaries has at any time operated, occupied or leased.

     (b) Hazardous Materials Activities. Neither VCI nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has VCI or any of its Subsidiaries disposed of, transferred, sold or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Recovery and Conservation Act of 1976, the Toxic Substances Control Act of 1976, and other applicable state or federal acts (including the rules and regulations thereunder) as in effect on or before the Closing Date.

     (c) Permits. VCI currently holds no environmental approvals, permits, licenses, clearances and consents and none are necessary for the conduct of VCI's Hazardous Material Activities, if any, and other business activities of VCI as such activities are currently being conducted.

   3.19 Permits. Section 3.19 of the VCI Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by VCI that are material to the operation of its business. Such listed Permits are the only Permits that are required for VCI to conduct its business as conducted, except for those the absence of which could not reasonably be expected to have any Material Adverse Effect. Each such Permit is in full force and effect.

   3.20 Certain Business Relationships with Affiliates. Except as set forth in
Section 3.20 of the VCI Disclosure Schedule, no Affiliate of VCI (a) owns any property or right, tangible or intangible, which is used in the business of VCI, (b) has any claim or cause of action against VCI, (c) owes any money to VCI, or (d) has loaned any money to VCI. Section 3.20 of the VCI Disclosure Schedule describes any transactions or relationships between VCI and any Affiliate thereof.

   3.21 Brokers' Fees. VCI has no liability or obligation to pay any fees or commissions to any broker, investment banker, finder or agent with respect to the transactions contemplated by this Agreement other than to Donaldson, Lufkin & Jenrette.

   3.22 Minute Books. The minute books and other similar records of VCI and its Subsidiaries which are corporations contain true and materially complete records of all actions taken at any meetings of VCI's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting, and all charter and bylaw documents and amendments thereto.

   3.23 Customers and Suppliers. No material licensor to or supplier of VCI or any of its Subsidiaries has indicated that it will stop, or decrease the rate of, licensing intellectual property or supplying materials, products or services to VCI or any of its Subsidiaries and no material customer of VCI or any of its Subsidiaries has indicated that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from VCI or any of its Subsidiaries. Section 3.23 of the VCI Disclosure Schedule sets forth a list of each supplier of vitamins, nutritional supplements and minerals that is the sole supplier of any such significant product to VCI or to any of its Subsidiaries.

   3.24 Year 2000. To VCI's knowledge, the systems and facilities operated by or on behalf of VCI or any of its Subsidiaries in the conduct of their respective businesses are capable of providing uninterrupted and error-free recordation, storage, processing, output and presentation of data, including calendar dates falling before, on or after January 1, 2000. As of the date hereof, VCI and its Subsidiaries have operated without any material Year 2000 problems.

   3.25 Disclosure. No representation or warranty by VCI contained in this Agreement, and no statement contained in the VCI Disclosure Schedule or in any other transaction document delivered to or to be delivered by VCI pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, as a whole.

                                   ARTICLE IV

                  REPRESENTATIONS OF HCC AND ACQUISITION CORP.

   HCC and Acquisition Corp. represent and warrant to VCI and the Holders that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by the Chief Executive Officer of HCC (the "HCC Disclosure Schedule"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates or be specifically enough stated to make it clear that it is also relevant to such Section:

   4.1 Organization. HCC and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdictions of their incorporation, and have all requisite power and authority to own their properties and to carry on their business as now being conducted. HCC has all requisite power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. HCC and its Subsidiaries are duly qualified to do business and in good standing in all jurisdictions in which their ownership of property or the character of their business requires such qualification and where failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Certified copies of the Certificates of Incorporation and the Bylaws of HCC and Acquisition Corporation, as amended to date, have been previously delivered to VCI, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

   4.2 HCC Capital Structure. The authorized capital stock of HCC consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of March 14, 2000, (i) 22,651,630 shares of HCC common stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of HCC preferred stock were outstanding, and
(iii) 7,637,395 shares of HCC
common stock were reserved for future issuance pursuant to HCC's stock option plans and outstanding warrants. Section 4.2 of the HCC Disclosure Schedule sets forth the outstanding shares of common stock that were not covered by the S-1 registration statement that became effective on December 7, 1999 and the record owners thereof. All of the outstanding shares of capital stock of each of HCC's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by HCC free and clear of all security interests, liens, claims, pledges, agreements, limitations on HCC's voting rights, charges or other encumbrances of any nature. The shares of HCC common stock issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable. The shares of HCC common stock owned of record and beneficially by the HCC stockholders executing the Voting Agreement comprise not less than forty percent (40%) of the total voting power of HCC as of the date of this Agreement.

   4.3 Subsidiaries. The only Subsidiaries of HCC are those listed in the HCC Disclosure Schedule. All of the outstanding shares of capital stock of each of HCC's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by HCC free and clear of all security interests, liens, claims, pledges, agreements, limitations on HCC's voting rights, charges or other encumbrances of any nature. Acquisition Corp. has been formed by HCC for the purpose of effecting the Merger and has no significant assets or liabilities (other than its obligations under this Agreement) and has not engaged in any material activities except as are related to the Merger.

   4.4 HCC's Authorization. Subject to the obtaining of the approval of HCC's stockholders, the execution and delivery by HCC and Acquisition Corp. of this Agreement, and the agreements provided for herein, and the consummation by HCC and Acquisition Corp. of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by HCC and Acquisition Corp. Subject to the obtaining of approval of HCC's stockholders, this Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of HCC and Acquisition Corp., enforceable against them in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the rights of creditors generally and subject to equitable remedies. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by HCC and Acquisition Corp. of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice of the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to HCC (assuming compliance with the requirements of the HSR Act) and which would reasonably be expected to have a Material Adverse Effect; (b) violate the provisions of the Certificates of Incorporation or Bylaws of HCC or Acquisition Corp.;
(c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of HCC or of any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which HCC or any of its Subsidiaries is a party or by which HCC or any of its Subsidiaries is or may be bound and which would reasonably be expected to have a Material Adverse Effect.

   4.5 SEC Filings; Financial Statements.

     (a) HCC has filed and provided to VCI all forms, reports and documents, including all exhibits thereto, required to be filed by HCC with the SEC since December 7, 1999 (the date on which its initial public offering became effective), including its Form 10-K filed for the year ended December 31, 1999 (collectively, the "HCC SEC Reports"). The HCC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such HCC SEC Reports or necessary in order to make the statements in such HCC SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the HCC SEC Reports, including HCC's audited consolidated balance sheet as of December 31, 1999 ("Most Recent HCC Balance Sheet") complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented in all material respects the consolidated financial position of HCC as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated.

     (c) Since December 31, 1999, HCC has not suffered any Material Adverse Effect, and no event has occurred which reasonably would be expected to result in a Material Adverse Effect.

   4.6 No Undisclosed Liabilities. HCC and its Subsidiaries have no liability whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, except for (a) liabilities shown on the Most Recent HCC Balance Sheet, (b) liabilities which have arisen since December 31, 1999 in the Ordinary Course of Business, (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet or disclosed in the notes thereto under GAAP, and (d) liabilities for accounting, investment banking and legal fees incurred in connection with the Merger and the transactions contemplated thereby.

   4.7 Tax Matters. Except as disclosed on the HCC Disclosure Schedule:

     (a) HCC and each of its Subsidiaries (together the "HCC Group") have filed all Tax Returns (as defined below) that they were required to file and all such Tax Returns were correct and complete in all material respects. The HCC Group has paid all Taxes owed in respect of the periods covered by such Tax Returns whether or not shown as due on such Tax Return. The unpaid Taxes of the HCC Group for tax periods through December 31, 1999 do not exceed the accruals and reserves for Taxes set forth on the Most Recent HCC Balance Sheet. The HCC Group has no actual or, to HCC's knowledge, potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included any member of the HCC Group during a prior period) other than members of the HCC Group. All Taxes that any member of the HCC Group is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

     (b) The HCC Group has never had any examination report issued or statements of deficiencies assessed against it which have not been resolved or satisfied. No Tax Returns of the HCC Group have been audited by any Governmental Entity. No examination or audit of any Tax Returns of the HCC Group by any Governmental Entity is currently in progress or, to the knowledge of HCC, threatened or contemplated. The HCC Group has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

     (c) The HCC Group is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the HCC Group are subject to an election under Section 341(f) of the Code. HCC has not been a United States real property holding corporation within the meaning of
  Section 897(c)(2) of the Code during the applicable period specified in
  Section 897(c)(l)(A)(ii) of the Code. The HCC Group is not a party to any Tax allocation or sharing agreement.

     (d) The HCC Group is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group of which HCC was the common parent. The HCC Group has not made an election under Treasury Reg. Section 1.1502-20(g). HCC is not and has not been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

     (e) As of the date of this Agreement and as of the Closing Date, HCC and its Affiliates are not aware of any existing condition or circumstance (and have not, and will not have, taken any action) that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

   4.8 Assets. HCC and its Subsidiaries do not own any real property. HCC and its Subsidiaries have good and defensible title to all of their respective properties as reflected in the Most Recent HCC Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since December 31, 1999 in the Ordinary Course of Business) or acquired after December 31, 1999, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Security Interest, except as listed in Section 4.8 of the HCC Disclosure Schedule. The plants, property and equipment of HCC and its Subsidiaries that are used in the operations of their respective businesses are in good operating condition and repair subject to ordinary wear and tear and to requirements for periodic maintenance. All properties used in the operations of HCC and its Subsidiaries, except for those acquired after the Most Recent Balance Sheet Date, are reflected in HCC's Most Recent Balance Sheet to the extent required by GAAP. Section 4.8 of the HCC Disclosure Schedule identifies all personal property leases of HCC.

   4.9 Intellectual Property.

     (a) HCC and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property free and clear of all liens, claims and encumbrances (including, without limitation, licensing and distribution rights). Section 4.9 of the HCC Disclosure Schedule contains an accurate and complete (i) list of all patents and patent applications and all trademarks (indicating registered and unregistered trademarks) and applications therefor, registered copyrights, trade names, service marks and Internet domain names owned or licensed by HCC or any of its Subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) list of all written licenses, sublicenses and other agreements to which HCC or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Intellectual Property rights of HCC or any of its Subsidiaries, and (iii) list of all written licenses, sublicenses and other agreements as to which HCC or any of its Subsidiaries is a party and pursuant to which HCC or any of its subsidiaries is authorized to use any third party Intellectual Property. Neither HCC nor any of its Subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 4.9 of the HCC Disclosure Schedule under the terms of this Section 4.9(a).

     (b) All of the patents, copyrights, trademarks, trade names or Internet domain name registrations of HCC and its Subsidiaries related to their current or currently proposed businesses are valid and in full force and effect and will not be altered or impaired by the consummation of the transactions contemplated hereby. Neither HCC nor any of its Subsidiaries is, and will not be as a result of the execution and delivery of this Agreement or the performance of HCC's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to HCC's Intellectual Property or third party Intellectual Property rights.

     (c) Neither HCC or any of its Subsidiaries, nor to HCC's knowledge any of the employees of HCC or any of its Subsidiaries has received a claim, or is aware of a reasonable basis for a claim, of infringement or violation of any Intellectual Property right of any third party. To HCC's knowledge, the manufacturing, marketing, licensing or sale of the products or performance of the service offerings of HCC and its Subsidiaries do not infringe or violate any Intellectual Property right of any third party and, to the knowledge of HCC, the Intellectual Property rights of HCC and its Subsidiaries are not being infringed or violated by activities, products or services of any third party.

   4.10 Contracts. All material written agreements to which HCC or any of its Subsidiaries is a party or by which it is bound are listed in HCC's Form 10-K for the year ended December 31, 1999 or set forth in Section 4.10 of the HCC Disclosure Schedule. All of the agreements so listed are valid, binding, in full force and effect and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity). No such contract contains any liquidated damages, penalty or similar provision. To HCC's knowledge, no party to any such contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. Neither HCC nor any of its Subsidiaries is in default under or in breach or violation of, nor, to HCC's knowledge, is there any valid basis for any claim of default by HCC or any of its Subsidiaries under, or breach or violation by HCC or any of its Subsidiaries of, any material provision of any contract so listed. To HCC's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any such contract.

   4.11 Accounts Receivable. All accounts receivable reflected on the Most Recent HCC Balance Sheet are valid receivables, and, to HCC's knowledge, are subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent HCC Balance Sheet. All accounts receivable reflected in the financial or accounting records of HCC and its Subsidiaries that have arisen since the Most Recent HCC Balance Sheet Date are valid receivables, and to HCC's knowledge, subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent HCC Balance Sheet.

   4.12 Litigation. Section 4.12 of the HCC Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction issued by or enforceable by a Governmental Entity,
(b) any written claim, demand, complaint, action, suit, proceeding, or hearing or, to HCC's knowledge any investigation of or in, any Governmental Entity or before any arbitrator to which HCC or any of its Subsidiaries or is a party or, to the knowledge of HCC, is threatened to be made a party, and (c) any written or oral claims by third persons of which HCC is aware and any reasonable basis for any third party claims. None of the demands, claims, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 4.12 of the HCC Disclosure Schedule would reasonably be expected to have a Material Adverse Effect.

   4.13 Employee Benefits.

     (a) Section 4.13 of the HCC Disclosure Schedule contains a complete and accurate list of all HCC Employee Benefit Plans (as defined below) which are maintained, or contributed to, by HCC, or any HCC ERISA Affiliate (as defined below). For purposes of this Agreement, "HCC Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained, or contributed to, by HCC or any HCC ERISA Affiliate. For purposes of this Agreement, "HCC ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes HCC. Complete and accurate copies of (i) all HCC Employee Benefit Plans which have been reduced to writing, (ii) written summaries, if any, of all unwritten HCC Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, if any, and (iv) the most recent annual report filed, if any, on IRS Form 5500, 5500C or 5500R since HCC's inception for each HCC Employee Benefit Plan, have been delivered to the Buyer. Each HCC Employee Benefit Plan has been administered in all material respects in accordance with its terms, and each of HCC, and HCC ERISA Affiliates has in all material respects met its obligations with respect to such HCC Employee Benefit Plan and has made all contributions thereto which are required to be made prior to the date hereof. To the knowledge of HCC, HCC and all HCC Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

     (b) There are no termination proceedings or other claims (except claims for benefits payable in the normal operation of HCC Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) suits or proceedings and, to HCC's knowledge, there are no investigations by any Governmental Entity, against or involving any HCC Employee Benefit Plan or asserting any rights or claims to benefits under any HCC Employee Benefit Plan that could give rise to any material liability.

     (c) All HCC Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such HCC Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, revocation has not been threatened, and no such HCC Employee Benefit Plan has been amended since the date of its most recent determination letter in any respect which would adversely affect such letter, and, to HCC's knowledge, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

     (d) Neither HCC nor any HCC ERISA Affiliate has ever maintained an HCC Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

     (e) At no time has HCC or any HCC ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

     (f) There are no unfunded obligations under any HCC Employee Benefit Plan providing benefits after termination of employment to any employee of HCC or any HCC ERISA Affiliate (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

     (g) To the knowledge of HCC, no act or omission has occurred and no condition exists with respect to any HCC Employee Benefit Plan that would subject HCC, or any HCC ERISA Affiliate to any material fine, penalty, tax or fiduciary liability imposed under ERISA or the Code.

     (h) No HCC Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     (i) No HCC Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits HCC or any HCC ERISA Affiliate from amending or terminating any such HCC Employee Benefit Plan.

     (j) Section 4.13 of the HCC Disclosure Schedule discloses each: (i) written, and, to HCC's knowledge, oral, agreement with any director, officer or other employee of HCC and affiliates (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving HCC or its Affiliates of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from HCC or its Affiliates that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding HCC or its affiliates, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any HCC Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

   4.14 Environmental and OSHA.

     (a) Hazardous Material. No material amount of any Hazardous Material is, to the knowledge of HCC, present as a result of the actions of HCC or any of its Subsidiaries (or, to the knowledge of HCC, as a result of any actions of any third party or otherwise) in violation of any law in effect on or before the Closing Date, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that HCC or any of its Subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Neither HCC nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has HCC or any of its Subsidiaries engaged in any "Hazardous Materials Activities") in violation of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Recovery and Conservation Act of 1976, the Toxic Substances Control Act of 1976, and other applicable state or federal acts (including the rules and regulations thereunder) as in effect on or before the Closing Date.

     (c) Permits. HCC currently holds no environmental approvals, permits, licenses, clearances and consents and none are necessary for the conduct of HCC's Hazardous Material Activities, if any, and other business activities of HCC as such activities are currently being conducted.

   4.15 Brokers' Fees. HCC has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement other than Pacific Growth.

   4.16 Customers and Suppliers. No material licensor to or supplier of HCC has indicated that it will stop, or decrease the rate of, licensing intellectual property or supplying materials, products or services to HCC and no material customer of HCC has indicated that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from HCC. Section
4.16 of the HCC Disclosure Schedule sets forth a list of each supplier that is the sole supplier of any significant product, component or service to HCC.

   4.17 Year 2000. To HCC's knowledge, the systems and facilities operated by or on behalf of HCC or any of its Subsidiaries in the conduct of their respective businesses are capable of providing uninterrupted and error-free recordation, storage, processing, output and presentation of data, including calendar dates falling before, on or after January 1, 2000. As of the date hereof, HCC and its Subsidiaries have operated without any material Year 2000 problems.

   4.18 Disclosure. No representation or warranty by HCC contained in this Agreement, and no statement contained in the HCC Disclosure Schedule or in any other transaction document delivered to or to be delivered by HCC pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading, as a whole.

                                   ARTICLE V

                            CERTAIN COVENANTS OF VCI

   From and after the date hereof and until the earlier of the Closing Date or termination of this Agreement pursuant to Article VIII hereof and subject to
Section 6.17 hereof:

   5.1 Conduct of Business and Certain Key Employees. VCI and its Subsidiaries shall carry on their businesses in the Ordinary Course of Business. All of the property of VCI and its Subsidiaries shall be used, operated, repaired and maintained in a manner consistent with past practice. VCI will use its commercially reasonable efforts to maintain the relationships of VCI and its Subsidiaries with their employees, customers and suppliers.

   5.2 Absence of Material Changes. Without the prior written consent of HCC, which consent shall not be unreasonably delayed, conditioned or withheld, neither VCI nor any of its Subsidiaries shall:

     (a) take any action to amend its charter documents or bylaws;

     (b) issue any stock (except upon the exercise of outstanding options or warrants to purchase common stock in exchange for full payment), bonds or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities;

     (c) incur any obligation or liability (absolute or contingent), except in the Ordinary Course of Business;

     (d) declare or make any payment or distribution to its stockholders or purchase or redeem any shares of its capital stock;

     (e) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of their assets or properties, other than mechanic's liens or liens arising by operation of law;

     (f) sell, assign, or transfer any of their assets, except in the Ordinary Course of Business;

     (g) cancel any material debts or claims, except in the Ordinary Course of Business;

     (h) merge or consolidate with or into any corporation or other entity;

     (i) make any election or give any consent under the Code or the tax statutes of any state or other jurisdiction, except that on or before the Closing VCI may make an election under Section 1501 of the Code to file a consolidated tax return without the prior written consent of HCC, or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present tax due; or

     (j) enter into any lease, contract, agreement or understanding, other than those entered into in the ordinary course of business calling for payments by VCI and its Subsidiaries which in the aggregate do not exceed $50,000 for each such lease, contract, agreement or understanding or extend for more than one year from the date hereof.

   5.3 Reports, Taxes. VCI and its Subsidiaries shall duly and timely file all reports or returns required to be filed with federal, state, local and foreign authorities on or prior to the Closing Date and will promptly pay all federal, state, local and foreign taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting such in good faith and adequate provision has been made therefor).

   5.4 Non-Solicitation.

     (a) VCI shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, or sale of shares of capital stock, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

     (b) VCI shall notify HCC immediately (and no later than 24 hours) after receipt by VCI (or its advisors), of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of VCI by any person or entity that informs VCI that it is considering making an Acquisition Proposal. Such notice to HCC shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

   5.5 Option Plans. VCI agrees to take all actions necessary to ensure that all outstanding options to acquire capital stock of VCI can be assumed by HCC and converted into options to purchase HCC common stock pursuant to Section 2.6 of this Agreement. VCI also agrees not to take any action that would result in acceleration of vesting of any such options beyond any acceleration that is presently required by the options.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

   6.1 Proxy Statement.

     (a) As promptly as practical after the execution of this Agreement, HCC shall prepare, and VCI shall reasonably cooperate with the preparation of, the Proxy Statement and HCC shall file the Proxy Statement with the SEC.

     (b) The information supplied by HCC and VCI for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in the light of the circumstances under which they were made, not misleading.

   6.2 Access to Information. Upon reasonable notice, HCC and VCI shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all information concerning its business, properties and personnel as may reasonably be requested. Unless otherwise required by law, the parties will hold any such information that is nonpublic in confidence. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty construed in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

   6.3 Stockholders Meetings. HCC shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement as required by the rules of the Nasdaq Market. Subject to satisfaction of the conditions contained in this Agreement, and except as otherwise required based upon the exercise of applicable fiduciary duties in reliance upon the advice of counsel, HCC will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger, and shall use its commercially reasonable efforts to hold such meeting as soon as practicable after the date hereof.

   6.4 Legal Conditions to Merger. Each of HCC and VCI shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR
Act) and in connection with approvals of or filings with any other governmental entity and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed in connection with the Merger.

   6.5 Public Disclosure. HCC and VCI shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

   6.6 Tax-Free Reorganization. HCC and VCI shall each use commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. If HCC or VCI shall at any time before the Closing become aware of any event, circumstance or other condition which may cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, HCC or VCI, as the case may be, shall immediately give notice thereof to the other. After the Closing, each of HCC and its Affiliates shall not take any action (or fail to take any action) which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. HCC, VCI and each of the Holders agree that they will report in their respective income Tax Returns that the Merger qualified as a reorganization under Section 368(a) of the Code (unless there is no reasonable basis for such a reporting position), and will properly file with their federal income Tax Returns all information required by Treas. Regs. (S)1.368-3.

   6.7 Pooling Accounting. HCC and VCI shall each use their reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests.

   6.8 Nasdaq Quotation. HCC shall use its reasonable best efforts to cause the shares of HCC common stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

   6.9 Consents. Each of HCC and VCI shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of their material agreements, contracts, licenses or leases in connection with the Merger.

   6.10 FIRPTA. VCI shall, prior to the Closing Date, provide HCC with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, which states that shares of capital stock of VCI do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying HCC's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, VCI shall have provided to HCC, as agent for VCI, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), hereto along with written authorization for HCC to deliver such notice form to the Internal Revenue Service on behalf of VCI upon the Closing of the Merger.

   6.11 Securities Laws. HCC shall take such steps as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the HCC common stock in connection with the Merger. VCI shall use its commercially reasonable efforts to assist HCC as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of HCC Common Stock in connection with the Merger. The HCC common stock will be issued under a Section 4(2) "private placement" exemption from the registration requirements of federal securities laws.

   6.12 Expenses. Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such fee, cost or expense; provided, however, that any transaction fees (including but not limited to legal, accounting, banking, investment banking and other advisory fees), costs and expenses (including but not limited to all filing fees and other non-fee disbursements and expenses such as copy, fax and word processing charges) in excess of $100,000 incurred in connection with the consummation of this Agreement on behalf of VCI (other than those that are paid directly by VCI stockholders or any of their affiliates or are reimbursed to VCI by VCI stockholders or any of their affiliates) shall reduce dollar for dollar the Numerator.

   6.13 Commercially Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

   6.14 Registration of Shares issued to VCI Shareholders.

     (a) Shelf Registration. Within thirty (30) days after the expiration of the 180 day period commencing as of the Effective Time (but in no event prior to December 7, 2000), HCC shall prepare and file with the SEC a "Shelf" registration statement (such registration statement including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement, a "Registration Statement") covering all of the shares of HCC common stock into which VCI's shares of common stock are converted as a result of the Merger (including any shares of HCC capital stock issued or issuable as a dividend on or in exchange for or otherwise with respect to such shares of HCC common stock, the "Merger Shares") for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if HCC is not then eligible to register for resale the Merger Shares on Form S-3, in which case such registration shall be on Form S-1 or another appropriate form in accordance herewith as the Holders, by vote of the Holders of a majority of the Merger Shares, may consent). HCC shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the date which is two (2) years after the date that such Registration Statement is declared effective by the SEC or such earlier date when all Merger Shares covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by the counsel to HCC pursuant to a written opinion letter to such effect (the "Effectiveness Period"). Anything to the contrary contained herein notwithstanding, HCC shall not voluntarily take any action that would result in the Holders not being able to sell the Merger Shares during the Effectiveness Period, unless such action is required under applicable law, as evidenced by an opinion of counsel to HCC or such other evidence as the Holders may deem acceptable, or HCC has, upon written advice of counsel, filed a post-effective amendment to the Registration Statement and the SEC has not declared it effective.

     (b) Piggyback Registration Rights. If at any time beginning after 180 days after the Effective Time and expiring on the third anniversary thereof, HCC shall determine to register any of its securities either for its own account or the account of a security holder or holders exercising demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form which does not permit secondary sales, HCC will:

       (i) promptly give to the Holders written notice thereof; and

       (ii) include in such registration the (A) the Merger Shares and (B) any other shares of HCC common stock held by HCC stockholders who have the right to and elect to sell shares in such offering ("Registrable Securities") specified in a written request made by the Holders within ten (10) days after receipt of the written notice from HCC described in clause (i) above, except as set forth in Section 6.14(b) below.

  Notwithstanding the foregoing, HCC shall not be required to include in any such registration shares a Holder requests be included in the registration if all of such shares could then be sold by such Holder pursuant to Rule 144 under the Securities Act or, if such registration will not cover an Underwritten Offering, pursuant to the "Shelf" registration statement provided for in Section 6.14(a) hereof.

     If the registration of which HCC gives notice is for a registered public offering involving an underwriting, HCC shall so advise the Holders as a part of the written notice given pursuant to this Section 6.14(b). In such event the right of the Holders to registration pursuant to this Section 6.14(b) shall be conditioned upon the Holders participation in such underwriting and the inclusion of the Holder's Registrable Securities in the underwriting to the extent provided herein. The Holder shall, if it proposes to distribute its securities through such underwriting (together with HCC and other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by HCC. Notwithstanding any other provision of this Section 6.14(b), if the representative of the underwriters advises HCC that marketing factors require a limitation or elimination on the number of shares to be underwritten, the representative may limit the number of Registrable Securities to be included in the registration and underwriting. HCC shall so advise all holders of securities that are entitled to be included in the registration and underwriting and participation shall be allocated first to HCC for securities being sold for its own account, and the balance, if any, of the number of shares that may be included in the registration statement and underwriting shall be allocated among the Holders and other shareholders in proportion, as nearly as practicable, to the respective amounts of shares which they had requested to be included in such registration at the time of filing the registration statement.

     (c) Expenses of Registration. HCC shall pay all Registration Expenses (as hereafter defined) in connection with any registration, qualification or compliance pursuant to this Section 6.14, and each Holder shall pay all Selling Expenses (as hereafter defined) and other expenses that are not Registration Expenses relating to the Registrable Securities resold by him or her. For purposes of this Section 6.14, "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by HCC in complying with Sections 6.14(a), 6.14(b) and 6.14(d), including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for HCC, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration and the reasonable fees and expenses of one counsel for all of the selling Holders up to a maximum of $25,000. For purposes of this Section 6.14(c), "Selling Expenses" shall mean all selling discounts, commissions and stock transfer or other Taxes applicable to the Registrable Securities and all fees and disbursements of counsel for any Holder.

     (d) Registration Procedures. In the case of any registration effected by HCC pursuant to this Section 6.14, HCC will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. HCC will:

       (i) Not less than ten (10) days prior to the filing of a Registration Statement or any related prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), (A) furnish to the Holders and their designated counsel, and any managing underwriters, copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, their counsel and such managing underwriters, and (B) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to such Holders and such underwriters, to conduct a reasonable investigation within the meaning of the Securities Act.

       (ii) (A) Prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective for the Effectiveness Period; (B) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force); (C) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Holders true and complete copies of all correspondence from and to the SEC relating to the Registration Statement; and (D) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Merger Shares covered by the Registration Statement during the Effectiveness Period.

       (iii) File such supplements or attach "stickers" to the Registration Statement or prospectus as and when required by the SEC to evidence a material amount of resales by a Holder pursuant to a prospectus.

       (iv) Notify the Holders of Merger Shares to be sold, their designated counsel and any managing underwriters as promptly as reasonably possible (and, in the case of (A)(1) below, not less than five (5) days (or, in the case of a supplement or "sticker" required to be filed or attached, within two (2) days) prior to such filing) and (if requested by any such person) confirm such notice in writing no later than two (2) days following the day (A)(1) when a prospectus or any prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (2) when the SEC notifies HCC whether there will be a "review" of such Registration Statement and whenever the SEC comments in writing on such Registration Statement (HCC shall provide true and complete copies thereof and all written responses thereto to each of the Holders and to their designated counsel); and (3) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement or prospectus or for additional information; (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Merger Shares or the initiation of any proceedings for that purpose; and (D) in the case of Underwritten Offerings, if at any time any of the representations and warranties of HCC contained in any agreement (including any underwriting agreement) contemplated hereby ceases to be true and correct in all material respects; (E) of the receipt by HCC of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Merger Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (F) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein or any statement made in the Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, prospectus or other documents so that, in the case of the Registration Statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       (v) Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (A) any order suspending the effectiveness of the Registration Statement, or (B) any suspension of the qualification (or exemption from qualification) of any of the Merger Shares for sale in any jurisdiction, at the earliest practicable moment.

       (vi) If requested by any managing underwriter or the Holders of a majority of the Merger Shares to be sold in connection with an Underwritten Offering, (A) promptly incorporate in a prospectus supplement or post-effective amendment to the Registration Statement such information as such managing underwriters and such Holders reasonably agree should be included therein, and (B) make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after HCC has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment; provided, however, that HCC shall not be required to take any action pursuant to this subsection (vi) that would, in the opinion of counsel for HCC, violate applicable law or be materially detrimental to the business prospects of HCC.

       (vii) Furnish to each Holder, their designated counsel and any managing underwriters, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

       (viii) Promptly deliver to each Holder, their designated counsel, and any underwriters, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such persons may reasonably request; and HCC hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the selling Holders and any underwriters in connection with the offering and sale of the Merger Shares covered by such prospectus and any amendment or supplement thereto.

       (ix) Prior to any public offering of Merger Shares, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders, any underwriters and their designated counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Merger Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder or underwriter requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Merger Shares covered by a Registration Statement; provided, however, that HCC shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject HCC to any material tax in any such jurisdiction where it is not then so subject.

       (x) Cooperate with the Holders and any managing underwriters to facilitate the timely preparation and delivery of certificates representing Merger Shares to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Merger Shares to be in such denominations and registered in such names as any such managing underwriters or Holders may request.

       (xi) Upon the occurrence of any event contemplated by Section
    (iv)(F) hereof, as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       (xii) Use its reasonable best efforts to cause all Merger Shares relating to such Registration Statement to be listed on each securities exchange or quotation system on which similar securities issued by HCC are then listed or quoted, and in connection therewith to file with the Nasdaq National Market (or such other exchange or quotation system as is then the principal trading market for HCC's common stock) an application for listing of additional shares with respect to the Merger Shares.

       (xiii) Provide a transfer agent and registrar for all Merger Shares registered pursuant to the Registration Statement and a CUSIP number for all such Merger Shares, in each case not later than the effective date of the Registration Statement.

       (xiv) Enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in Underwritten Offerings) and take all such other reasonable actions in connection therewith (including those reasonably requested by any managing underwriters and the Holders of a majority of the Merger Shares being sold) in order to expedite or facilitate the disposition of such Merger Shares, and whether or not an underwriting agreement is entered into,
    (A) make such representations and warranties to such Holders and such underwriters as are customarily made by issuers to underwriters in underwritten public offerings (subject to the scheduling of appropriate exceptions to insure such representations and warranties are accurate), and confirm the same if and when requested; (B) in the case of an Underwritten Offering obtain and deliver copies thereof to each Holder and the managing underwriters, if any, of opinions of counsel to HCC and updates thereof addressed to each Holder and each such underwriter, in form, scope and substance reasonably satisfactory to any such managing underwriters and the designated counsel of the selling Holders covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by such designated counsel and underwriters; (C) use its reasonable best efforts immediately prior to the effectiveness of the Registration Statement, and, in the case of an Underwritten Offering, at the time of delivery of any Merger Shares sold pursuant thereto, deliver copies to the Holders and the managing underwriters, if any, of "cold comfort" letters and updates thereof obtained from the independent certified public accountants of HCC (and, if necessary, any other independent certified public accountants of any subsidiary of HCC or of any business acquired by HCC for which financial statements and financial data is, or is required to be, included in the Registration Statement); (D) if an underwriting agreement is entered into, the same shall contain customary indemnification provisions and procedures acceptable to the managing underwriters, if any, and holders of a majority of Merger Shares participating in such Underwritten Offering); and (E) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Merger Shares being sold, their designated counsel and any managing underwriters to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by HCC.

       (xv) Make available for inspection by the selling Holders, any representative of such Holders, any underwriter participating in any disposition of Merger Shares, and any attorney or accountant retained by such selling Holders or underwriters, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of HCC and its subsidiaries, and cause the officers, directors, agents and employees of HCC and its subsidiaries to supply all information in each case reasonably requested by any such Holder, representative, underwriter, attorney or accountant in connection with the Registration Statement; provided, however, that any information that is determined in good faith by HCC in writing to be of a confidential nature at the time of delivery of such information shall be kept confidential by such Persons, unless (W) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities; (X) disclosure of such information, in the opinion of counsel to such person, is required by law; (Y) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such person; or (Z) such information becomes available to such person from a source other than HCC and such source is not known by such person to be bound by a confidentiality agreement with HCC.

       (xvi) Comply with all applicable rules and regulations of the SEC.

     (e) Information by Holder. Each Holder of Registrable Securities shall furnish to HCC such information regarding such Holder and the distribution proposed by such Holder as HCC may reasonably request in connection with any registration, qualification or compliance referred to in this Section 6.14, but only to the extent that such information is required in order for HCC to comply with its obligations under all applicable securities and other laws and to ensure that the Registration Statement relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. Each Holder covenants that it will promptly notify HCC of any changes in the information set forth in the Registration Statement or otherwise provided by such Holder to HCC regarding such Holder or such Holder's plan of distribution as a result of which the Registration Statement or any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact regarding such Holder or its intended method of distribution of such Registrable Securities or omits to state any material fact regarding such Holder or its intended method of distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein, not misleading.

     (f) Indemnification and Contribution.

       (i) HCC agrees to indemnify and hold harmless each Holder from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which such Holder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the

    Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus, or any violation or alleged violation by HCC of the Securities Act, the Exchange Act, any state law, rule or regulation promulgated thereunder, and HCC will, as incurred, reimburse such Holder for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the indemnity contained in this Section 6.14(f)(1) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of HCC (which consent shall not be unreasonably withheld), nor shall HCC be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon (A) an untrue statement or alleged untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to HCC by such Holder specifically furnished for use in preparation of the Registration Statement, (B) the failure of such Holder to comply with any of the covenants and agreements contained in this Section 6.14, or (C) any untrue statement in any prospectus that is corrected in any subsequent prospectus that was delivered to the Holder prior to the pertinent sale or sales by the Holder.

       (ii) Each Holder, severally and not jointly, agrees to indemnify and hold harmless HCC from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which HCC may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (A) an untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus in reliance upon and in conformity with written information furnished to HCC by such Holder in an instrument executed by such Holder and specifically stated to be for use in preparation of the Registration Statement, or any violation or alleged violation by Holder of the Securities Act, the Exchange Act, any state law, rule or regulation promulgated thereunder, provided, however, the indemnity contained in this Section 6.14(f)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Holder (which consent shall not be unreasonably withheld), and provided that no Holder shall be liable in any such case for any untrue statement included in any Prospectus which statement has been corrected in a writing delivered to HCC at least two business days before the sale from which such loss arose, (B) the failure of such Holder to comply with any of the covenants and agreements contained in Section 6.14, or (C) any untrue statement in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Holder prior to the pertinent sale or sales by the Holder; and each Holder, severally and not jointly, will, as incurred, reimburse HCC for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. In no event shall the amount payable by any Holder to HCC pursuant to this Section 6.14(f) by reason of a sale of HCC Common Stock by such Holder exceed the amount of the net proceeds to such Holder from the sale of HCC Common Stock from which such liability arose.

       (iii) Promptly after receipt by any indemnified person under subsections (i) or (ii) above of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 6.14(f), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action (provided, however, that no failure to provide such notice shall relieve any indemnifying person of any liability hereunder except to the extent that such indemnifying person is prejudiced thereby), and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person's election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that, if the indemnifying person shall propose that the same counsel represent it and the indemnified person, and if counsel for the indemnified person shall reasonably have concluded that there is an actual conflict of interest posed by the representation proposed by the indemnifying person, the indemnified person shall be entitled to retain its own counsel reasonably satisfactory to the indemnifying person at the expense of such indemnifying person; provided, however that if more than one indemnified person makes a claim against an indemnifying person based on substantially similar facts, the indemnifying person shall not be responsible for the fees of more than one counsel for all indemnified persons whose claims are based on substantially similar facts.

       (iv) if the indemnification provided for in this Section 6.14(f) is unavailable to or insufficient to hold harmless an indemnified party under subsection (i) or (ii) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof), in such proportion as is appropriate to reflect the relative fault of each such party, as well as any other relevant equitable considerations, provided, however, that any contribution by a Holder shall not exceed the net proceeds to such Holder for the sale of HCC Common Stock from which such liability arose, except in the case of willful fraud by such Holder. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by HCC on the one hand or a Holder on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. HCC and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 6.14(f) were determined by any method of allocation which does not take account of the equitable considerations referred to above in this Section 6.14(f)(iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above in this Section 6.14(f)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

       (v) The obligations of the HCC and the Holders under this Section 6.14(f) shall be in addition to any liability which HCC and the respective Holders may otherwise have and shall extend, upon the same terms and conditions, to each director and officer of HCC or any Holder, and to each person, if any, who controls HCC or any Holder within the meaning of the Securities Act or the Exchange Act.

     (g) Restrictive Legend. Each certificate representing Merger Shares shall bear substantially the following legend (in addition to any legends required under applicable securities laws):

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

  And with respect to Affiliates of VCI, shall bear the following additional legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT APPLIES, AND MAY ONLY BE TRANSFERRED (1) IN CONFORMITY WITH RULE 145, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (3) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE TO THE EFFECT THAT

      SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT
      OF 1933.

  The legends contained in this Section 6.14(g) shall be removed from a certificate in connection with any sale in compliance with the terms of this Agreement and pursuant to the Resale Registration Statement or a registration statement covered by Section 6.14(b), or pursuant to Rule 144 (if accompanied by any legal opinion reasonably required by the HCC), but shall not be removed in any other circumstance without HCC's prior written consent (which consent shall not be unreasonably withheld or delayed and shall be granted if such legend is no longer appropriate).

     (h) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, HCC agrees to use its reasonable best efforts to:

       (i) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Merger;

       (ii) File with the SEC in a timely manner all reports and other documents required of HCC under the Securities Act and the Exchange Act; and

       (iii) So long as a Holder owns any Registrable Securities, to furnish to that Holder forthwith upon request a written statement by HCC as to its compliance with the reporting requirements of said
    Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of HCC, and such other reports and documents of HCC as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such Registrable Securities without registration.

   6.15 Tax Matters.

     (a) HCC shall cause to be prepared and filed any required Tax Returns due to be filed by VCI or any of its Subsidiaries after the Closing Date. The Stockholder Representative shall be responsible for preparation and filing of Tax Returns of Vitamins.com, LLC for its final taxable year ended August 15, 1999. HCC shall timely pay or cause to be paid all Taxes shown to be due on such Tax Returns, without prejudice to any right to indemnity which the HCC Parties may have pursuant to Section 9.2 of this Agreement with respect to such Taxes.

     (b) For each Tax Return that HCC shall prepare (or cause to be prepared) with respect to VCI or any Subsidiary for any taxable period which includes any period ending on or prior to the Closing Date, HCC shall, not less than 30 days prior to the date on which each such Tax Return is required to be filed, provide a copy of such Tax Return to the Stockholder Representative for comment and review. The Stockholder Representative shall have the right to direct HCC to adopt any filing position in such Tax Return if (i) such position is supported by a "more likely than not" opinion of reputable tax counsel and (ii) the reporting position initially proposed by HCC on such Tax Return would result in Holders' liability for indemnification pursuant to Section 9.2 hereof. HCC shall cause all such Tax Returns to be prepared in a manner consistent with the methodology of VCI and its Subsidiaries used in prior taxable years, except as otherwise required by applicable law or regulations.

     (c) HCC shall not file, nor cause to be filed, on behalf of VCI or any Subsidiary any amended Tax Return with respect to a taxable period (or portion of a period) ending on or prior to the Closing Date without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed), unless (i) HCC agrees to release the Holders from liability for indemnification pursuant to Section
  9.2 hereof, if any, which results from such amended Tax Return, or
  (ii) such amendment is compelled by the relevant taxing authority.

     (d) HCC and VCI and the Stockholder Representative agree to cooperate with one another in the preparation of any Tax Return pursuant to this
  Section 6.15 and amendment of any Tax Return for periods referred to in Section 6.15(c) hereof, and to negotiate in good faith regarding the Tax reporting positions to be taken on such Tax Returns. Any costs of preparing an amended Tax Return at the request of the Stockholder Representative shall be subject to reimbursement or indemnification out of the Escrow Fund. VCI shall be entitled to direct an election to file consolidated, combined or unitary returns with its Subsidiaries for the taxable period ending on or before the Closing Date by notice to HCC on or before the Closing Date, unless HCC agrees to release the Holders from liability for indemnification pursuant to Section 9.2 hereof for any increase in tax liability attributable to the failure to file on a consolidated basis as requested by VCI.

   6.16 Interim Operations of VCI. HCC agrees that during the period commencing on the date of this Agreement and ending on the Closing Date it shall advance to or on behalf of VCI such amounts in cash, up to a maximum of $3,000,000, as may be reasonably requested by VCI from time to time in writing to allow VCI to operate in the Ordinary Course of Business. Each amount advanced by HCC to VCI shall be represented by a promissory note providing for interest at the rate of the Wells Fargo Bank prime rate plus 3% per annum and payment on the earlier of
(i) one year after the date thereof, or (ii) the closing by VCI of any financing that raises $10,000,000 or more.

   6.17 Issuance of Additional Shares by HCC. Commencing on the date of this Agreement and continuing through Closing, if HCC shall issue or sell any shares of its capital stock which, in the aggregate, exceeds two percent (2%) of the total issued and outstanding shares of HCC capital stock, as determined on the date of this Agreement, HCC shall use commercially reasonable efforts to obtain Voting Agreements with respect to such excess shares issued.

   6.18 Payment of Dividends by HCC. Between the date of this Agreement and the Closing Date, HCC agrees not to, without the consent of VCI (such consent not to be unreasonably withheld), declare or pay any dividend or otherwise make a distribution with respect to its capital stock, other than a stock dividend of shares of HCC common stock, or to repurchase or offer to repurchase any shares of HCC capital stock (other than repurchases of HCC capital stock pursuant to written agreements with its employees which were in existence on the date of this Agreement).

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

   7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or prohibition issued by any Governmental Entity shall be in effect, nor shall any action or proceeding seeking any of the foregoing be pending, that would prevent the consummation of the Merger or restrict the operation of the business of VCI.

     (b) Governmental Approval. HCC, VCI and Acquisition Corporation and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act under state blue sky laws and DCL.

     (c) HSR Act Compliance. All waiting, review and investigation periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

   7.2 Additional Conditions to Obligations of HCC and Acquisition Corp. The obligations of HCC and Acquisition Corp. to consummate the Merger are subject to the fulfillment, at or before the Closing of all the following conditions, any one or more of which may be waived by HCC.

     (a) Representations and Warranties. The representations and warranties of VCI contained in this Agreement shall be true in all material respects (except for such representations and warranties as are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing as though such representations were made on and as of such time; provided, however, that if as of the Closing Date the sum of (1) reasonably anticipated Losses arising out of the failure of the representations and warranties to be true and correct in all material respects as of the date of this Agreement and
  (2) reasonably anticipated Losses arising out of the failure of the representations and warranties that were true and correct in all material respects as of the date of this Agreement to be true and correct as of the Closing Date is no more than 10% of the Numerator, then in such event HCC shall not have the right to terminate this Agreement based upon the non-satisfaction of this condition but rather shall have recourse for such Losses against the Escrow Fund in accordance with the terms and procedures of the Escrow Agreement.

     (b) Covenants Performed. All of the obligations of VCI to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

     (c) Certificate. At the Closing, HCC shall have received a certificate signed by the Chief Executive Officer of VCI to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

     (d) Stockholder Approval. The stockholders of HCC shall have duly approved this Agreement and the Merger Agreement in accordance with the rules of the Nasdaq National Market.

     (e) Dissenting VCI Shares. The aggregate number of Dissenting VCI Shares shall not exceed 2 percent of the aggregate of the outstanding shares of capital stock of VCI.

     (f) Opinion of Counsel to VCI. Counsel to VCI, shall have issued an opinion in favor of HCC in the form of Exhibit J hereto.

     (g) Resignations. VCI shall have delivered to HCC signed resignations from the Board of Directors of VCI and its Subsidiaries.

     (h) Merger Agreement. The Merger Agreement shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

   7.3 Additional Conditions to Obligations of VCI. The obligations of VCI to consummate the Merger are subject to the fulfillment, at or before the Closing, of all of the following conditions, any one or more of which may be waived by
VCI:

     (a) Representations and Warranties True at Closing. The representations and warranties of HCC and Acquisition Corp. contained in this Agreement shall be true in all material respects except for such representations and warranties as are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects as of the Closing, as though such representations were made on and as of such time.

     (b) Covenants Performed. All of the obligations of HCC and Acquisition Corp. to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

     (c) Certificate. At the Closing, VCI shall have received a certificate signed by the Chief Executive Officer of each of HCC and Acquisition Corp. to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

     (d) Stockholder Approval. The stockholders of Acquisition Corp. and HCC shall have duly approved this Agreement and the Merger Agreement.

     (e) Opinion of Counsel to HCC. Counsel to HCC, shall have issued an opinion in favor of VCI in the form of Exhibit K.

     (f) Nasdaq Notification. HCC shall have notified Nasdaq of the proposed issuance of HCC common stock pursuant to the Merger and upon exercise of the stock options of VCI assumed by HCC pursuant to the Merger and such stock shall have been approved for quotation on the Nasdaq National Market.

     (g) Merger Agreement. The Merger Agreement shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

                                  ARTICLE VIII

                                  TERMINATION

   8.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of HCC or VCI, this Agreement be terminated:

     (a) by mutual consent of HCC and VCI;

     (b) by VCI, by giving written notice to HCC that HCC is in material breach of any representation, warranty, or covenant of HCC contained in this Agreement, which breach shall not have been cured, if subject to cure, within 15 calendar days following receipt by HCC of written notice of such breach;

     (c) by HCC, by giving written notice to the Stockholder Representative that VCI is in material breach of any representation or warranty (unless, the Stockholder Representative has exercised its option pursuant to Section 7.2(a) hereof to increase the Escrow Fund) or covenant contained in this Agreement, which breach shall not have been cured, if subject to cure, within 15 calendar days following receipt by the Stockholder Representative of written notice of such breach.

     (d) by HCC, by giving written notice to VCI, if the Closing shall not have occurred on or before September 30, 2000, or such later date as is agreed to by the Boards of Directors of both VCI and HCC, by reason of the failure of any condition precedent under Section 7.1 or 7.2 (unless the failure results primarily from a breach by HCC of any representation, warranty, or covenant of HCC contained in this Agreement or HCC's failure to fulfill a condition precedent to closing or other default); or

     (e) by VCI, by giving written notice to HCC, of the Closing shall not have occurred on or before September 30, 2000, or such later date as is agreed to by the Boards of Directors of both VCI and HCC, by reason of the failure of any condition precedent under Section 7.1 or 7.3 (unless the failure results primarily from a breach by VCI of any representation, warranty, or covenant of VCI contained in this Agreement or VCI's failure to fulfill a condition precedent to closing or other default).

   8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of HCC or VCI or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the material breach by a party hereto of any of its representations, warranties or covenants set fort in this Agreement; provided that, the provisions of Section 6.2 relating to confidentiality this Section 8.2, Section 8.3 and Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

   8.3 HCC Obligation to Purchase VCI Shares. In the event that Closing does not occur for any reason whatsoever, other than as the direct result of VCI's breach of any of its representations, warranties and covenants hereunder, HCC shall upon written demand promptly given by VCI purchase from VCI for $1.00 per share the number of shares of VCI's Series C Preferred Stock determined by subtracting from $6,000,000 the amount owed to HCC as a result of loans made pursuant to Section 6.16 hereof and dividing the result thereof by $1.00. Closing on such purchase shall occur at VCI's principal office within 15 calendar days after any such demand. At the closing of such purchase, HCC shall tender by wire transfer to VCI's designated account the purchase price so determined, and VCI shall tender to HCC a stock certificate representing the shares purchased. The dollar and share amounts provided for herein shall be appropriately adjusted in the event of any stock dividend, stock split or other similar change in the capitalization of VCI.

                                   ARTICLE IX

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

   9.1 Survival of Representations and Warranties. All statements contained in any exhibit, certificate, schedule or other instrument delivered or to be delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder. All such representations, warranties, and indemnification rights contained herein shall survive the Closing and any audit or investigation made by or on behalf of the parties, but shall expire on the earlier of the date that is twelve (12) months after the Effective Time or the date on which HCC issues its first independent audit report for the combined entities, and no claims for indemnification hereunder may be made after such date.

   9.2 Indemnification by Holders.

     (a) The Holders, by their approval of this Agreement and the Merger, shall be deemed to have agreed jointly, but only to the extent of the Escrow Fund, to indemnify and hold HCC and its directors, officers, employees, fiduciaries, agents and Affiliates, and each other person, if any, who controls such persons (collectively, the "HCC Parties") harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys' fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively "Loss" or "Losses") which arise out of or result from or are related to (i) any breach by or failure of VCI to perform any of its covenants or agreements set forth herein, (ii) the inaccuracy of any representation or warranty made by VCI herein, or
  (iii) any amounts paid, in settlement or otherwise, of the matters described in Sections 3.2(b) and 3.15 of the VCI Disclosure Schedule.

     (b) If the HCC Parties are entitled to indemnification under this Agreement, they shall be entitled to recover shares of HCC common stock pursuant to the Escrow Agreement (subject to each Holder's right under the Escrow Agreement to satisfy all or any part of any indemnification obligation by paying cash in lieu of HCC common stock) having an aggregate value, based on the average closing price used to calculate the Exchange Ratio, equal to the amount of its Loss or Losses. The aggregate liability of the Holders for indemnification under this Article IX shall not exceed the Escrow Fund and the HCC Parties sole and exclusive remedy for indemnification claims under this Article IX shall be to seek recovery against the Escrow Fund.

   9.3 Indemnification by HCC. HCC agrees to indemnify and hold VCI, the Holders and VCI's directors, officers, employees, fiduciaries, agents and Affiliates and each other person, if any, who controls such persons (the "VCI Parties") harmless against any Loss or Losses which arise out of or result from or are related to (a) any breach by or failure of HCC to perform any of its covenants or agreements set forth herein, or (b) the inaccuracy of any representation or warranty made by HCC herein.

   9.4 Limitation.

     (a) Notwithstanding the foregoing, the Holders shall be liable for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by VCI herein only if the aggregate of such Losses exceeds $300,000, and HCC shall be liable for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by it herein only if the aggregate of such Losses exceeds $300,000; provided, however, that the $300,000 limitation shall not apply with respect to any breach, failure or inaccuracy of any representation and warranty contained in Section 3.2 hereof or the covenant contained in
  Section 5.5 hereof or as to the matters described in Section 3.2(b) of the VCI Disclosure Schedule. The aggregate liability of the Holders for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by VCI herein shall not exceed the Escrow Fund and the aggregate liability of HCC for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement made by it herein shall not exceed 10% of the Numerator. The liability of the Holders for Losses incurred as a result of any breach, failure or inaccuracy of any representation, warranty, covenant or agreement of VCI shall be limited to the return of the HCC Common Stock in the Escrow Fund, as provided in the Escrow Agreement.

     (b) Notwithstanding anything to the contrary in this Agreement, any amounts payable by the Holders pursuant to Section 9.1(a) or by HCC pursuant to Section 9.2(b) hereof, shall be appropriately adjusted to take into account (i) the amount of any insurance proceeds received by VCI and Holders or HCC, as the case may be, in connection with the indemnification claim, (ii) the income tax consequences associated with the tax treatment of the Loss item in question and any related indemnity payment and (iii) any recovery under third party indemnification of VCI.

   9.5 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify in writing within 30 days (or such earlier time as might be required to avoid prejudicing the Indemnifying Party's position) of receiving notice of or obtaining actual knowledge of facts constituting the basis of such claim (whichever occurs first), the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim. The failure to notify the Indemnifying Party will not vitiate the right of the Indemnified Party to indemnity to the extent the Indemnifying Party is not prejudiced as a result of such failure. In the event of any claim for indemnification, the Indemnified Party shall be entitled to full indemnification in the amount claimed unless, within 30 days after receipt of written notice of a claim for indemnification, the Indemnifying Party delivers a written notice to the Indemnified Party objecting to the claim for indemnification, which notice specifies in reasonable detail the basis for the objection. If the parties are unable to resolve the dispute within 30 days, the claim for indemnification shall be settled pursuant to
Section 9.7 hereof. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably delayed, conditioned or withheld, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.6 below.

   9.6 Defense by Indemnifying Party. In connection with any claims giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceedings; provided that, if by reason of the claim of such third party a lien, attachment, garnishment or execution has been placed on any material portion of the property or assets of the Indemnified Party at the time of such election, the Indemnifying Party, if it desires to exercise the right to assume the defense, shall furnish a satisfactory indemnity bond to obtain the release of such lien, attachment, garnishment or execution. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party assumes the defense, it shall take all actions and steps reasonably necessary to defend or settle any claim against the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense. In the event that the Indemnifying Party proposes a settlement to any such claim or legal proceeding, which settlement is satisfactory to the party instituting such claim or legal proceeding and includes (i) an unconditional release of the Indemnified Party, from all liability with respect to such claim or litigation, to the extent that it is reasonably necessary to provide assurance to the Indemnified Party that the claim will be finally settled without further liability to the Indemnified Party or the dismissal of such claim or litigation against the Indemnified

Party with prejudice and (ii) provision that all damages and settlement payments are to be made by the Indemnifying Party (subject to the limitations in Section 9.4 hereof), and the Indemnified Party withholds its consent to such settlement, then in any such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Agreement against and in respect of the amount by which the damages resulting from a final judgment relating to such claim or legal proceeding exceeds the amount of the proposed settlement. In the event that the Indemnifying Party shall assume the defense of any such claim or legal proceeding and it is later determined that such claim was not a claim for which the Indemnifying Party is required to indemnify the Indemnified Party under this Article IX, the Indemnified Party shall reimburse the Indemnifying Party for all its reasonable costs and expenses with respect to such defense, including reasonable attorneys' fees and disbursements. If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom within 30 days after the date of receipt of the notice referred to in Section 9.5 above (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), (a) the Indemnified Party may defend against such claim or legal proceeding, in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. Notwithstanding the foregoing, (i) the Holders may not control any matter involving the consolidated, or combined or unitary Tax Returns of HCC or any Affiliate of HCC for any taxable period ending after the Closing Date and (ii) in any such case, HCC agrees to keep the Stockholder Representative fully informed with respect to such matter which may be the subject to indemnification hereunder and not to settle or resolve any such matter without the consent of the Stockholder Representative (which consent may not be unreasonably withheld or delayed).

   9.7 Arbitration.

     (a) Either HCC or the Stockholders Representative may submit a dispute that has not been resolved pursuant to the provisions of Section 9.5 above to arbitration by filing a written demand for arbitration with the American Arbitration Association ("AAA") in Wilmington, Delaware with written notice to the other party. The arbitration shall be conducted in accordance with the Commercial Dispute Resolution procedures of the AAA, and shall be conducted by a single arbitrator who shall be qualified by experience in complex commercial disputes and chosen in accordance with the procedures of the AAA. The arbitrator so designated shall not be a current or former employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

     (b) The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto. The arbitrator shall have full discretion to award to either party or allocate between them the costs of the arbitration proceedings, including reasonable attorneys fees.

     (c) Any arbitration pursuant to this Section 9.7 shall be conducted in Wilmington, Delaware. Any arbitration award may be entered in and enforced by any court having jurisdiction and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for purposes of the enforcement of any arbitration award.

   9.8 Subrogation. In the event VCI or the Holders shall be required to provide indemnification under this Article IX, then, to the extent of any such indemnification, VCI and/or the Holders shall subrogate to, assume and enjoy the benefit of all of the rights and claims (including cross-claims and counter-claims) of the HCC Parties in connection with the Loss for which indemnification is provided, including, without limitation, any rights of the HCC Parties to any surety, indemnification, reimbursement or contribution against or from other parties.

   9.9 Section 6.14(f) Indemnification. Nothing in this Article 9, shall affect the provisions in Section 6.14(f) of this Agreement.

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

                                   ARTICLE X

                                 MISCELLANEOUS

   10.1 Amendment. This Agreement shall not be amended except by a writing duly executed by both parties and shall not be amended after it has been approved by the stockholders of HCC or VCI, without further stockholder approval, if the amendment would alter or change the Exchange Ratio or have a material adverse effect on the stockholders of HCC or VCI.

   10.2 Entire Agreement. This Agreement, including the Exhibits, Schedules, and other documents delivered pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

   10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

   10.4 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to determine the rights of the parties.

   10.5 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the persons identified below or two days after mailing by air courier addressed as follows:

   If to HCC or Acquisition Corp.:

    HealthCentral.com
    6001 Shellmound Street, Suite 800
    Emeryville, CA 94608
    Attn: C. Fred Toney
    Tel. No. (510) 250-2500
    Facsimile No. (510) 250-2525

   With a copy to:

    Howard, Rice, Nemerovski, Canady,Falk & Rabkin
    A Professional Corporation
    Three Embarcadero Center, Seventh Floor
    San Francisco, California 94111
    Attention: Richard W. Canady
    Tel. No. (415) 434-1600
    Facsimile No. (415) 217-5910

   If to VCI (prior to Closing) or Stockholder Representative (after the
Closing):

    Vitamins.com, Inc.
    2924 Telestar Court
    Falls Church, VA 22042
    Attn: Robert M. Haft
    Tel. No. (703) 849-0800
    Facsimile No. (703) 849-8227

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

   With a copy to:

    Venable, Baetjer, Howard and Civiletti, LLP
    1615 L Street, N.W., Suite 400
    Washington, DC 20036
    Attention: Michael A. Schlesinger
    Tel. No. (202) 429-3288
    Facsimile No. (202) 429-3231

   Such addresses may be changed, from time to time by means of a notice given in the manner provided in this section.

   10.6 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

   10.7 Waiver. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

   10.8 Assignment. Neither party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other party, which consent may be withheld in the absolute discretion of the party asked to give consent; provided, however, that Holders may assign their rights under Section 6.14 hereof to any transferee of their shares of HCC common stock without the requirement of such consent.

   10.9 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

   10.10 Third Party Beneficiaries. The Holders shall be third party beneficiaries of this Agreement.

   10.11 Attorneys' Fees. In the event any dispute arises hereunder, the arbitrator or the court, as the case may be, shall have the authority to award costs and attorneys' fees to the prevailing party.

   IN WITNESS WHEREOF, HCC, Acquisition Corp. and VCI have executed this Agreement as of the date first above written.

                                          HEALTHCENTRAL.COM

                                          By:       /s/ Albert Greene
                                            ___________________________________
                                          Title: President and Chief Executive
                                           Officer

                                          HCC ACQUISITION CORP.

                                          By:       /s/ C. Fred Toney
                                            ___________________________________
                                          Title: President

                                          VITAMINS.COM, INC.

                                          By:      /s/ Robert M. Haft
                                            ___________________________________
                                          Title: President

                                                                      APPENDIX B

March 15, 2000

Board of Directors
HealthCentral.com
6001 Shellmound Street
Suite 800
Emeryville, CA 94608

Members of the Board of Directors:

   You asked for our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share
("HealthCentral Common Stock") of HealthCentral.com, a Delaware corporation ("HealthCentral" or the "Company") of certain transactions in which HealthCentral is considering participating.

Background of Transactions

   HealthCentral entered into an Agreement and Plan of Reorganization and Merger dated March 15, 2000 (the "Merger Agreement") with Vitamins.com, Inc., a Delaware corporation, pursuant to which a wholly owned subsidiary of HealthCentral will merge with and into Vitamins.com and Vitamins.com will become a wholly owned subsidiary of HealthCentral (the "Merger"). Pursuant to the Merger Agreement, the outstanding shares of Vitamins.com capital stock will be converted into a number of shares (the "Conversion Shares") of HealthCentral Common Stock, at a conversion ratio specified in the Merger Agreement (the "Exchange Ratio"). The number of shares of HealthCentral Common Stock to be received by Vitamins.com stockholders will be based on the average closing price of HealthCentral Common Stock, as reported on the Nasdaq National Market, over the ten (10) trading days ending one (1) day prior to the Merger. More specifically, the consideration or base purchase price will be $103.5 million paid in the form of HealthCentral common stock and the number of shares issued to Vitamins.com will be determined by dividing the total purchase price of $103.5 million by the average closing price as determined above. The number of shares issued to Vitamins.com will be capped in order to avoid a change in ownership. The Merger is to be accounted for as a pooling-of-interests and is to be a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Investigation and Analysis

   In conducting our investigation and analysis and in arriving at the opinion set forth below, we reviewed such information and took into account such financial and economic factors as we deemed relevant under the circumstances. In that connection, we, among other things: (i) reviewed publicly available information about Vitamins.com (ii) reviewed publicly available information about HealthCentral, including but not limited to Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy and other information filed with the Securities and Exchange Commission, (iii) analyzed information regarding the market prices of HealthCentral and similar publicly traded companies over various periods; (iv) analyzed information on publicly-traded comparable companies; and (v) analyzed information about prices paid in acquisitions of electronic commerce and drug stores transactions during the period January 1998 through March 10, 2000.

   We reviewed with senior management of HealthCentral the state of HealthCentral's business and operations prepared and furnished to us by the Company. We held discussions with certain members of HealthCentral's and Vitamins.com's senior management concerning HealthCentral's and Vitamins.com's respective historical and current business condition and operating results. We considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant for the preparation of this opinion. We did not consider any benefits that may inure to any stockholder of the Company as a result of the Merger or any related transactions other than in such party's capacity as a stockholder of the Company.

   In arriving at our opinion, we assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by or on behalf of HealthCentral, and all of the publicly available financial and other information referred to above, and did not attempt independently to verify any such information. We also assumed, with your consent, that the Merger would be consummated in accordance with the terms of the Merger Agreement, without any amendment thereto and without waiver by HealthCentral or Vitamins.com of any of the conditions to their respective obligations thereunder. We relied upon assurances of senior management of HealthCentral and Vitamins.com that such management was unaware of any fact that would make their respective information provided to us incomplete or misleading.

   Our opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date hereof, and did not predict or take into account any changes that could have occurred, or information that could have become available, after the date of our opinion, including without limitation changes in the terms of the Merger Agreement. It should be understood that subsequent developments may have affected this opinion and we do not have any obligation to update, revise or reaffirm this opinion. Except as noted above, this opinion did not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Board of Directors of HealthCentral. We did not participate in the negotiation of the terms of the Merger, provide any legal advice or provide any advice with respect to the Merger or any possible alternatives to the Merger.

   PGE received a fee for rendering this written opinion pursuant to the terms of an engagement letter. PGE and/or its employees may from time to time trade the securities of HealthCentral for its or their own account/s or the accounts of PGE's customers and, accordingly, may at any time hold long or short positions in such securities.

Opinion

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger is fair, from a financial point of view, to the holders of HealthCentral's common stock.

   Our opinion was prepared solely for the information of the board of directors, and may not be used for any other purpose or disclosed to or relied upon by any other party without the prior written consent of PGE; provided, however, that if HealthCentral proposes to state in any proxy statement filed under the Securities Exchange Act of 1934 that PGE rendered this written opinion and/or describe the conclusions reached herein, PGE's consent shall not be unreasonably withheld.

                                          Very truly yours,

                                          /s/ Pacific Growth Equities, Inc.

                                          Pacific Growth Equities, Inc.


                                                             [Side 1]

                                                         HEALTHCENTRAL.COM
                                     Proxy for Annual Meeting of Stockholders on June 16, 2000
                                    This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints Albert Greene, with the full power of substitution, as proxy for the undersigned to attend the annual meeting of the Stockholders of HealthCentral.com at the Berkeley Marina Radisson Hotel located at 200 Marina Blvd., Berkeley,
California 94710, on June 16, 2000 at 9:00 a.m. local time, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth herein.

MARK HERE  [_]  IF YOU PLAN TO ATTEND THE MEETING

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3

1.   Approval of the merger of HCC Acquisition Corp., a wholly owned subsidiary of HealthCentral.com, with and into Vitamins.com,
Inc. and the issuance of shares pursuant to the merger
[_]   FOR                                       [_]   AGAINST                                   [_]   ABSTAIN



2.   Election of Directors                 [_]  FOR All Nominees Listed Below                   [_]  WITHHOLD AUTHORITY

                                              Annette Campbell-White    Robin Wolaner

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

                             ------------------------------------------------------------------------


3.   Ratification of Appointment of Independent Auditors
[_]   FOR                                       [_]   AGAINST                                   [_]   ABSTAIN


                                    PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IMMEDIATELY

                                                             [Side 2]

                                                                                             DATE:
                                                                                                  ----------------------------------



                                                                                                  ----------------------------------
                                                                                                               Signature


                                                                                                  ----------------------------------
                                                                                                      Signature, if held jointly